UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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NextEra Energy, Inc.

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Notice of 2021

Annual Meeting and

Proxy Statement

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY PROMPTLY

NextEra Energy, Inc.

700 Universe Boulevard

Juno Beach, Florida 33408-0420

Notice of Annual Meeting of Shareholders

May 20, 2021

The 2021 Annual Meeting of Shareholders of NextEra Energy, Inc. (“NextEra Energy” or the “Company”) will be held on Thursday, May 20, 2021, at 8:00 a.m., Central time, at 20455 State Highway 249, Suite 200, Houston, Texas to consider and act upon the following matters:

1.	Election as directors of the nominees specified in the accompanying proxy statement;

2.	Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2021;

3.	Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in the accompanying proxy statement;

4.	Approval of the NextEra Energy, Inc. 2021 Long Term Incentive Plan.

5.	One shareholder proposal, as set forth on pages 33 to 35 of the accompanying proxy statement, if properly presented at the meeting; and

6.	Such other business as may properly be brought before the annual meeting or any adjournment(s) or postponement(s) of the annual meeting.

The proxy statement more fully describes these matters. NextEra Energy has not received notice of other matters that may properly be presented at the annual meeting.

The record date for shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment(s) or postponement(s) of the annual meeting is March 23, 2021.

Admittance to the annual meeting will be limited to shareholders as of the record date or their duly- appointed proxies. For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Cameras, cell phones, recording devices and other electronic devices are not permitted at the meeting.

NextEra Energy is pleased to deliver proxy materials electronically via the internet. Electronic delivery allows NextEra Energy to provide you with the information you need for the annual meeting, while reducing environmental impacts and costs.

Regardless of whether you expect to attend the annual meeting, please submit your proxy or voting instructions promptly so that your shares can be voted.

By order of the Board of Directors,

W. Scott Seeley

Vice President, Compliance & Corporate Secretary

Juno Beach, Florida

March 31, 2021

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the 2021 annual meeting may be held virtually over the internet. If we decide to hold a virtual annual meeting, we will announce the decision to do so in advance and details on how to participate will be issued by press release, posted on our website and filed with the SEC as additional proxy material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING TO BE HELD MAY 20, 2021

This proxy statement and the NextEra Energy 2020 annual report to shareholders are available at www.proxyvote.com.

Proxy Statement Summary	1
Business and Governance Highlights	2

Business of the Annual Meeting	6
• Proposal 1: Election as directors of the nominees specified in this proxy statement	6
• Proposal 2: Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2021	15
• Proposal 3: Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement	16
• Proposal 4: Approval of the NextEra Energy, Inc. 2021 Long Term Incentive Plan	17
• Proposal 5: Shareholder proposal	33

Information about NextEra Energy and Management	36
The Company’s Security Trading Policy	36
Common Stock Ownership of Certain Beneficial Owners and Management	36

Corporate Governance and Board Matters	38
Corporate Governance Principles & Guidelines/Code of Ethics	38
Director Independence	38
Board Leadership Structure	38
Board Role in Risk Oversight	40
Board Evaluations	40
Director Meetings and Attendance	41
Board Committees	41
Consideration of Director Nominees	43
Communications with the Board	44
Website Disclosures	44
Transactions with Related Persons	45

Audit-Related Matters	46
Audit Committee Report	46
Fees Paid to Deloitte & Touche	47
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm	47

Executive Compensation	49
Compensation Discussion & Analysis	49
Compensation Committee Report	74
Compensation Tables	75
Table 1a: 2020 Summary Compensation Table	75
Table 1b: 2020 Supplemental All Other Compensation	76
Table 2: 2020 Grants of Plan-Based Awards	78
Table 3: 2020 Outstanding Equity Awards at Fiscal Year End	82
Table 4: 2020 Option Exercises and Stock Vested	86
Table 5: Pension Benefits	87
Table 6: Nonqualified Deferred Compensation	88
Potential Payments Upon Termination or Change in Control	89
Director Compensation	97
Questions and Answers about the Annual Meeting	99
No Incorporation by Reference	105
Shareholder Account Maintenance	105
Appendix A: NextEra Energy, Inc. 2021 Long Term Incentive Plan	A-1
Appendix B: Reconciliations of Non-GAAP to GAAP Financial Measures	B-1

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider. You should read the entire proxy statement carefully before voting. This proxy statement contains information related to the solicitation of proxies by the Board of Directors (the “Board”) of NextEra Energy, Inc., a Florida corporation (“NextEra Energy,” the “Company,” “we,” “us” or “our”), in connection with the 2021 annual meeting of NextEra Energy’s shareholders and at any adjournment(s) or postponement(s) of the meeting. On or about March 31, 2021, NextEra Energy began mailing this proxy statement and a Notice of Internet Availability of Proxy Materials to shareholders.

Meeting Information

Time and Date:	8:00 a.m., Central time, May 20, 2021

Place:

20455 State Highway 249

Suite 200

Houston, Texas

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the 2021 annual meeting may be held virtually over the internet. If we decide to hold a virtual annual meeting, we will announce the decision to do so in advance and details on how to participate will be issued by press release, posted on our website and filed with the SEC as additional proxy material.

Record Date:	March 23, 2021

Webcast:	The Company will provide a live audio webcast of the annual meeting from its website at http://www.nexteraenergy.com.

Voting:

Shareholders as of the record date are entitled to vote. Each share of common stock, par value $.01 per share (“common stock”), is entitled to one vote for each director nominee and one vote for each of the other properly presented proposals to be voted.

Admission:	An admission ticket is required to enter the annual meeting. See page 100 in the Questions and Answers about the Annual Meeting section regarding how to obtain a ticket.

Voting Matters and Board Recommendations

Voting Matters	Board Vote Recommendation	Page Reference

Proposal 1 – Election of directors	FOR each nominee	6

Proposal 2 – Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2020	FOR	15

Proposal 3 – Advisory vote to approve NextEra Energy’s compensation of its named executive officers	FOR	16

Proposal 4 – Approval of the NextEra Energy 2021 Long Term Incentive Plan	FOR	17

Proposal 5 – Shareholder Proposal	AGAINST	33

How to Vote

By Internet – Go to the website www.proxyvote.com, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card or on your Notice of Internet Availability of Proxy Materials (the “Notice”).

By Telephone – Call 1-800-690-6903, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card or notice.

By Mail – If you received a full paper set of materials, date and sign your proxy card exactly as your name appears on your proxy card and mail it in the enclosed, postage-paid envelope. If you received the Notice, you may request a proxy card by following the instructions in your Notice. You do not need to mail the proxy card if you are voting by internet or telephone.

In person – At the annual meeting.

Business and Governance Highlights

Business Highlights

NextEra Energy achieved robust, Company-record adjusted earnings* of $4.552 billion, split adjusted earnings per share* (“EPS”) of $2.31 and a 1-year total shareholder return (“TSR”) of 30%. NextEra Energy’s 2020 TSR outperformed the TSR of the S&P 500 Utilities Index of 0.5% and the TSR of the S&P 500 Index of 18% for 2020.

These significant accomplishments came as the Company continued to be a leader among the 10 largest U.S. utilities (based on market capitalization) in substantially all financial metrics. Among these largest 10 U.S. utilities, NextEra Energy ranked #1 for 2-, 3-, 5-, 7- and 10-year TSR and #1 for 5-, 7- and 10-year adjusted EPS growth. In 2020, NextEra Energy ranked #1 among U.S. and global utility companies, based on market capitalization.**

In 2020, NextEra Energy was named by Fortune Magazine as the World’s Most Admired Electric & Gas Utility for the 13th time in the last 14 years. Also in 2020, NextEra Energy was named by the Ethisphere Institute as one of the World’s Most Ethical Companies for the 14th time in the last 15 years.

The returns that NextEra Energy generated for its shareholders were attributable to outstanding 2020 performance by the Company’s two principal operating businesses, Florida Power & Light Company (“FPL”) and NextEra Energy Resources, LLC and its subsidiaries (“NextEra Energy Resources”). Highlights of this performance are described in more detail in the Compensation Discussion & Analysis beginning on page 49.

Ultimately, the Company’s financial and operational performance is reflected in the increased value of its common stock. As the table on page 51 illustrates, TSR over the three-year period from December 31, 2017 to December 31, 2020 was 112%, meaning that an investment of $100 in NextEra Energy common stock on December 31, 2017 was worth $212.19 on December 31, 2020.

The chart below compares the Company’s TSR for the 1-, 3-, 5- and 10-year periods ended December 31, 2020 to the TSRs of the S&P 500 Electric Utilities Index, the S&P 500 Utilities Index, the Philadelphia Exchange Utility Sector Index (“UTY”) and the S&P 500. NextEra Energy outperformed all of these indices over all of the periods shown. NextEra Energy’s outperformance over all of these periods in comparison to others in its industry, and over the 1-, 3-, 5- and 10-year periods in comparison to the S&P 500, was substantial.

NextEra Energy Total Shareholder Return Through 12-31-20 vs. Various Indices (1)

	1-year TSR	3-year TSR	5-year TSR	10-year TSR

NextEra Energy	30%	112%	238%	700%

S&P 500 Electric Utilities Index, total return	3%	36%	74%	181%

S&P 500 Utilities Index, total return	1%	32%	72%	191%

UTY, total return	3%	35%	79%	184%

S&P 500, total return	18%	49%	103%	267%

(1)	Source: FactSet Research Systems Inc.; except UTY, source: Bloomberg

*

These measures are not financial measures calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See Appendix B to this proxy statement for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

**	Market capitalization is as of December 31, 2020; rankings are sourced from FactSet Research Systems Inc.

Governance Highlights

Director Independence

•  Eleven of twelve director nominees are independent

•  Chief Executive Officer (“CEO”) is the only management director

•  All members of Board committees (other than the Executive Committee) are independent directors

Board Leadership

•  Independent Lead Director selected by the independent directors

•  Lead Director has strong role and significant governance duties, including chairing regularly-scheduled executive sessions of independent directors

•  Approved the Company’s enhanced Political Engagement Policy

Board Accountability

•  All directors stand for election annually and the Board has adopted a resignation policy for directors who fail to receive the required vote in uncontested elections

•  Simple majority voting standard for all uncontested director elections

•  Shareholders of 20% or more of the outstanding shares may call a special meeting

•  No shareholder rights (“poison pill”) plan

•  No supermajority vote requirements in the Company’s Articles of Incorporation

Board Evaluation and Effectiveness	• Annual Board and committee self-assessments • Annual independent director evaluation of the Chairman and CEO

Board Refreshment & Diversity

•  Balance of new and experienced directors, with tenure of current directors averaging less than eight years (as of May 2021)

•  Since 2018, added three new independent directors, including two diverse directors

•  Added eight new directors in the last nine years and have a specified retirement age for directors

•  Five of twelve nominees for election are women or ethnically diverse and average age of directors is 65 years old (as of May 20, 2021)

Director Engagement

•  Each director then in office attended 100% of Board and their assigned committee meetings and attended the annual meeting in 2020

•  Board policy limits non-employee director membership on other public company boards to three

Clawback and Anti- Hedging Policies	• Recoupment or clawback policy to recover certain executive pay • Policy prohibiting short sales, hedging and margin accounts

Share Ownership

•  CEO required to hold shares equivalent to 7x base salary

•  All senior executives required to hold shares equivalent to 3x base salary

•  Directors required to hold shares equivalent to 7x the cash portion of their annual retainer

Proxy Access

•  Available to a shareholder, or group of up to 20 shareholders, owning 3% of the Company’s outstanding shares for at least three years

•  May nominate candidates for the greater of two directorships or up to 20% of the membership of the Board

2020 Environmental, Social and Governance (“ESG”) Highlights

Enhanced ESG Reporting. In 2020, the Company published its first annual Environmental, Social and Governance report (the “ESG Report”). Highlights of the ESG Report include a discussion of the ESG strategies of the Company’s principal subsidiaries Florida Power & Light (“FPL”) and NextEra Energy Resources, LLC (“NEER”). The ESG Report discusses FPL’s continued goal of being the most reliable, best operated utility in the United States and NEER’s continued focus on building a diversified clean energy company with an emphasis on growing its world-leading portfolio of wind, solar and storage renewable energy projects. The ESG Report details the Company’s environmental, social and governance accomplishments and goals. Included among them are discussions of:

•	The Company’s goal to reduce its CO2 emission rate by 67% by 2025 off a 2005 baseline

•	FPL’s groundbreaking 30 by 30 plan which will result in the installation of 30 million solar panels by 2030;

•	The diversity of our employees including 23% women and 36% minorities in our workforce, with 25% and 26%, respectively, in our management ranks;

•	In the most recent federal reporting period, awarding $641 million in purchase contracts to small, minority and veteran owned businesses;

•	The Board’s oversight process of environmental, social and governance issues, with a particular focus on the sustainability of our business; and

•	Our successful shareholder engagement efforts which ensure that the Company’s management and the Board better understand shareholder priorities and perspectives.

The ESG Report also includes disclosure within the following established environmental reporting frameworks: The Sustainability Accounting Standard Board (SASB); Edison Electric Institute’s ESG/Sustainability Quantitative Metrics; and GRI Sustainability Reporting Metrics. The ESG Report is available at http://www.investor.nexteraenergy.com/sustainability/esg-resources.

An additional environmental highlight for 2020 was the closure of FPL’s last coal-fired generating plant, ending its use of coal in the state of Florida. FPL’s generation fleet is now one of the cleanest and most efficient in the United States, having eliminated more than 145 million tons of carbon dioxide emissions since 2001.

Response to COVID-19. The Company’s response to the COVID-19 pandemic was robust and multi-faceted. The Company’s pandemic response plan was activated early in 2020 and resulted in the following notable achievements:

•	All our generating facilities and control centers continued operation throughout 2020 without any meaningful disruption;

•	Our transmission and distribution systems continue to perform in-line with our high reliability standards;

•	Four spring-time 2020 nuclear outages were completed successfully without disruption; and

•	Our 2020 construction program, the largest in our history, was successfully completed.

In addition, we prioritized the safety of our employees by implementing temperature screening, testing sites, social distancing protocols and maximized employee remote working capabilities. FPL voluntarily suspended electrical disconnections for the first several months of the pandemic and currently disconnects delinquent customers only as a last resort. Also in response to the pandemic, we accelerated the flowback of lower fuel costs, resulting in a onetime bill decrease of approximately 25% for FPL customers. The Company and its employees committed more than $4 million in emergency assistance funds to support the most vulnerable members of the communities we serve. We also conducted hurricane drills to test updated procedures for storm restorations incorporating COVID-19 safety protocols. At the end of 2020, we provided further support to our customers by announcing FPL’s Main Street Recovery Program providing monthly bill credits for businesses in FPL’s service territory adversely impacted by the COVID-19 pandemic. This program is the most recent of several FPL initiatives, valued at more than $75 million in the aggregate, that the Company implemented to support customers affected by the COVID-19 pandemic.

No Changes to Compensation Awards or Plans. In light of the Company’s superior performance despite the COVID-19 pandemic, discussed above and beginning on page 49, no changes to prior compensation awards or previously established compensation plans were necessary or appropriate in 2020 and no such changes are planned for 2021.

Enhanced Political Expenditure Disclosure. At the Company’s 2020 annual meeting of shareholders, a shareholder proposal requesting additional political expenditure disclosure was again presented and it was not approved, with approximately 61% of votes cast voting against the proposal. The Company believes that this result is reflective of its efforts, following shareholder outreach in 2019 and 2020, to enhance its Political Engagement Policy and its disclosure of political expenditures, including providing information on the Company’s website for convenient access. Through the Company’s continuing investor outreach efforts in 2020, the Company determined that investors would appreciate additional enhancements to its political engagement webpage and its political expenditure disclosures. The Company enhanced its disclosure of federal trade association memberships by disclosing all membership dues versus a prior $25,000 threshold for disclosure. The Company also committed to updating its political expenditure disclosure every six months, versus its prior practice of updating its disclosures annually.1 As a result of the enhancements made to the Company’s political engagement website and political expenditure disclosures, the Company moved from the fourth tier to the second tier in the 2020 CPA-Zicklin Index of Political Disclosure and Accountability.

Information Security. NextEra Energy’s Audit Committee receives regular reports on the key risks facing the Company from the Corporate Risk Committee and also receives frequent reports from the Company’s Internal Auditor about the results of reviews of cybersecurity and information security governance. The Board of Directors of the Company annually receives a cybersecurity report from the Company’s Chief Information Officer and its Vice President, IT Infrastructure & Cybersecurity.

Varying leading third parties periodically assess the Company’s alignment with the US Department of Energy’s Cyber Capability Maturity Model (a/k/a C2M2) standard, which is the predominate cyber security framework for the US electric utility industry. NextEra Energy has a comprehensive cybersecurity training program in which all employees receive education and training on prevention of cybersecurity problems and on privacy and data protection.

The Company will continue its outreach during 2021 on these and other ESG topics.

[1]	The webpage is available here: http://www.investor.nexteraenergy.com/corporate-governance/corporate-political-engagement

Business of the Annual Meeting

Proposal 1: Election as directors of the nominees specified in this proxy statement

The Board is currently composed of 14 members. Two members of the Board, Toni Jennings and William Swanson have reached retirement age and the Board will be reduced to 12 members. Upon the recommendation of the Governance & Nominating Committee, the Board has nominated the 12 incumbent members listed below for election as directors at the 2021 annual meeting. Unless you specify otherwise, your proxy will be voted FOR the election of the listed nominees. If any nominee becomes unavailable for election, which is not currently anticipated, proxies instructing a vote for that nominee may be voted for a substitute nominee selected by the Board or, in lieu thereof, the Board may reduce the number of directors by the number of nominees unavailable for election.

The Board believes its current size is appropriate because it facilitates substantive discussions among Board members, provides for sufficient staffing of Board committees and allows for contributions by directors having a broad range of skills, expertise, industry knowledge and diversity of opinion. Directors serve until the next annual meeting of shareholders or until their respective successors are elected and qualified.

Board Refreshment and Diversity

Board Refreshment. The Board and the Governance & Nominating Committee engage in a continuous process of considering the mix of skills and experience needed by the Board as a whole to discharge its responsibilities. During the period from October 2018 to February 2021, three new members joined the Board, adding significantly to the skills, expertise and experience of the Board. In October 2018, the Board increased its size and the size of the Audit Committee by one member and appointed a new individual to the Board and the Audit Committee. In February 2020, the Board similarly increased its size and the size of the Finance & Investment Committee by one member and appointed a new individual to fill these vacancies. In February 2021, the Board again increase its size and the size of the Audit and Finance & Investment Committees and appointed a new individual to fill these vacancies.

The Company has a director retirement policy. Generally, no person who has attained the age of 72 years by the date of election is eligible for election as a director. However, the Board may, by unanimous action (excluding the affected director), extend a director’s eligibility for one or two additional years, in which event the director will not be eligible for subsequent election as a director if he or she would have attained the age of 73 or 74 by or prior to the date of the election.

Diversity. Diversity is among the factors that the Governance & Nominating Committee considers when identifying and evaluating potential Board nominees. NextEra Energy, Inc.’s Corporate Governance Principles & Guidelines (the “Governance Guidelines”) provide that, in identifying nominees for director, the Company seeks to achieve a mix of directors representing a diversity of background and experience, including diversity with respect to age, gender, race, ethnicity and specialized experience. In the Board’s annual self-evaluation, it reviews the criteria for skills, experience and diversity reflected in the Board’s membership and also reviews the Board’s process for identification, consideration, recruitment and nomination of prospective Board members.

Lynn M. Utter, who was appointed to the Board in February 2021, is a nominee for election to the Board this year who previously has not been elected by the Company’s shareholders. Mrs. Utter was identified to the Governance & Nominating Committee as an individual that the Governance & Nominating Committee might wish to consider as a potential candidate for Board service. Mrs. Utter was interviewed by each of the members of the Governance & Nominating Committee and by Mr. Robo. The Governance & Nominating Committee then evaluated the qualifications, background and experience of Mrs. Utter using the criteria set forth in the Governance Guidelines discussed above, noting in particular that Mrs. Utter would provide expertise beneficial to the Company in the areas of operations and human resource leadership as a result of her experience as the chief operating officer of a global manufacturer and as the chief talent officer of a private equity firm. Following the evaluation by the Governance & Nominating Committee, Mrs. Utter was interviewed by the other members of the Board. The Governance & Nominating Committee then recommended Mrs. Utter for appointment to the Board and the Board approved Mrs. Utter’s appointment to the Board and to the Audit Committee and to the Finance & Investment Committee at its regularly scheduled February meeting.

Identifying and Evaluating Nominees for Directors

The Governance & Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance & Nominating Committee periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. Candidates may come to the attention of the Governance & Nominating Committee through current Board members, professional search firms, shareholders or other persons. Candidates are evaluated at regular or special meetings of the Governance & Nominating Committee and may be considered at any time during the year. When considering candidates for the Board, the Governance & Nominating Committee considers all nominee recommendations, including those from shareholders, in the same manner. If any materials are provided by a shareholder in connection with the nomination of a director candidate, the materials are provided to the Governance & Nominating Committee. The Governance & Nominating Committee also reviews materials provided by professional search firms or other parties. In evaluating nominations, the Governance & Nominating Committee seeks to achieve a diverse balance of knowledge, experience and capability.

Director Resignation Policy

Under the NextEra Energy, Inc. Amended and Restated Bylaws (the “Bylaws”), in an uncontested election, directors are elected by a majority of the votes cast. The Board has adopted a Policy on Failure of Nominee Director(s) to Receive a Majority Vote in an Uncontested Election (“Director Resignation Policy”), the effect of which is to require that, in any uncontested director election, any incumbent director who is not elected by the required vote must offer to resign and the Board will determine whether or not to accept the resignation within 90 days of the certification of the shareholder vote. The Company will report the action taken by the Board under the Director Resignation Policy in a publicly-available forum or document. The Bylaws provide that, in a contested election, director nominees are elected by a plurality of the votes cast.

Director Qualifications

The Governance Guidelines and the Governance & Nominating Committee Charter identify Board membership qualifications, including experience, skills and attributes, that are considered by the Governance & Nominating Committee in recommending non-employee nominees for Board membership. In addition to the membership qualifications identified in the Governance Guidelines, no person will be considered for Board membership who is an employee or director of a business in significant competition with the Company or of a major or potentially-major customer, supplier, contractor, counselor or consultant of the Company, or an executive officer of a business where a Company employee-director serves on the board of such other business.

The Board views itself as a cohesive whole consisting of members who together serve the interests of the Company and its shareholders. The following matrix highlights the experience, qualifications, attributes and skills of the director nominees. This high-level summary is not intended to be an exhaustive list and information regarding the experience and qualifications of each individual director nominee is set forth in the biographies which follow.

Summary of Director Qualifications and Experience

Public Company CEO Experience	Six Directors

Financial Industry Experience and Leadership	Six Directors

Strategy Expertise	Nine Directors

Operations Management and Leadership	Seven Directors

International Experience	Five Directors

Utility / Regulated Industry Leadership	Four Directors

Political / Legislative Experience	One Director

Energy Industry Leadership	Four Directors

Engineering & Construction Industry Experience	Five Directors

Nuclear Operations Leadership	Two Directors

Mergers & Acquisitions Experience	Seven Directors

Information Technology / Cyber Experience and Leadership	One Director

Investor Relations Management	Six Directors

Marketing / Sales / Customer Service Experience and Leadership	Seven Directors

Diversity	Five Directors

New Business Development	Nine Directors

Human Resources Development	Twelve Directors

Sherry S. Barrat

Age: 71

Director Since: 1998

Public Company Boards:

•  Arthur J. Gallagher & Company (since 2013)

•  Independent trustee or director of certain
Prudential Insurance
mutual funds (since 2013)

Biography

Mrs. Barrat retired in 2012 as vice chairman of Northern Trust Corporation (“Northern Trust”), a financial holding company headquartered in Chicago, Illinois, where she was also a member of Northern Trust’s Management Committee. Prior to being appointed as vice chairman in March 2011, Mrs. Barrat had served as president of Personal Financial Services for Northern Trust since January 2006. She served as chairman and chief executive officer of Northern Trust Bank of California, N.A. from 1999 through 2005 and as president of Northern Trust Bank of Florida’s Palm Beach Region from 1992 through 1998. Mrs. Barrat joined Northern Trust in 1990 in Miami.

Qualifications

Mrs. Barrat has 38 years of leadership experience in financial services, including her service through July 1, 2012 as vice chairman, and her previous service as president of Personal Financial Services (one of four principal business units) of Northern Trust Corporation, a Fortune 500 company. She is experienced in building and leading client service businesses that operate in a variety of regulatory jurisdictions and, as a Florida native with a significant part of her former employer’s business in Florida, has had extensive experience with Florida-based customers and business conditions. In addition, her 22 years of service on the Board have provided her with knowledge and experience regarding the Company’s history and businesses.

James L. Camaren Age: 66 Director Since: 2002

Biography

Mr. Camaren is a private investor. Until May 2006, he was chairman and chief executive officer of Utilities, Inc. which was one of the largest investor-owned water utilities in the United States until March 2002 when it was acquired by Nuon, a Dutch company, which subsequently sold Utilities, Inc. in April 2006. He joined Utilities, Inc. in 1987 and served successively as vice president of business development, executive vice president, and vice chairman, becoming chairman and chief executive officer in 1996.

Qualifications

Mr. Camaren has 19 years of leadership experience with a large, regulated investor-owned utility. During the years he served as chairman and chief executive officer, the utility had customer growth at a rate that exceeded the industry average and acquired and integrated over 40 utilities. In addition, Mr. Camaren has experience in managing capital expenditures, environmental compliance, regulatory affairs and investor relations.

Kenneth B. Dunn Age: 69 Director Since: 2010

Biography

Mr. Dunn is Emeritus Professor of Financial Economics at the David A. Tepper School of Business at Carnegie Mellon University (the “Tepper School”). He also served as Dean of the Tepper School from July 2002 to January 2011. Before his service in that position, Mr. Dunn had a 16-year career managing fixed income portfolios at Miller Anderson & Sherrerd and its successor by merger, Morgan Stanley Investment Management, where he served as a managing director and as co-director of the U.S. Core Fixed Income and Mortgage teams. Since 2014, he has been a managing member of Tier Capital LLC and, since 2015, chief executive officer of its subsidiary, Traditional Mortgage Acceptance Corporation, which originates, acquires and services mortgage loans and issues Government National Mortgage Association (GNMA) mortgage-backed securities.

Qualifications

Mr. Dunn has extensive experience in investment and asset and risk management gained through his 16-year career at Miller Anderson & Sherrerd and its successor by merger, Morgan Stanley Investment Management. In addition, he is an expert in financial economics, having taught that subject as a professor at, and Dean of, the Tepper School. Mr. Dunn has a Ph.D. in industrial administration.

Naren K. Gursahaney Age: 59 Director Since: 2014 Public Company Boards: • The ADT Corporation (2012 – 2016) • Terminix Global Holdings, Inc. (since 2017)

Biography

Mr. Gursahaney is retired. He served as the president and chief executive officer, and a member of the Board of Directors, of The ADT Corporation (“ADT”), a provider of security systems and services, from September 2012 until its acquisition by affiliated funds of Apollo Global Management LLC in May 2016. Prior to ADT’s separation from Tyco International Ltd. (“Tyco”) in September 2012, Mr. Gursahaney served as president of Tyco’s ADT North American Residential business segment and was the president of Tyco Security Solutions, then a provider of electronic security to residential, commercial, industrial and governmental customers and the largest operating segment of Tyco. Mr. Gursahaney joined Tyco in 2003 as senior vice president of operational excellence. He then served as president of Tyco Engineered Products and Services and president of Tyco Flow Control. Prior to joining Tyco, Mr. Gursahaney was president and chief executive officer of GE Medical Systems Asia, where he was responsible for the company’s sales and services business in the Asia-Pacific region. During his 10-year career with GE, Mr. Gursahaney held senior leadership roles in services, marketing and information management.

Qualifications

Mr. Gursahaney has extensive operations, strategic planning and leadership experience in global manufacturing and services businesses serving residential, commercial, industrial and governmental customers gained as the chief executive officer of a public company providing security systems and service. He also has extensive global operations, information technology and service experience gained as the president and chief executive officer of the Asia-Pacific division of a medical diagnostic and imaging manufacturer. He has a MBA from the University of Virginia and a Bachelor of Science in Mechanical Engineering from Pennsylvania State University.

Kirk S. Hachigian Age: 61 Director Since: 2013 Public Company Boards: • PACCAR, Inc. (since 2008) • Allegion plc (since 2013)

Biography

Mr. Hachigian served as chairman of the board of JELD-WEN Holding, Inc., a manufacturer of windows and doors, from April 2014 until May 2018. He also served as chief executive officer of JELD-WEN Holding, Inc. from April 2014 until November 2015. He served as chairman, president and chief executive officer of Cooper Industries plc (“Cooper”), a publicly held electrical equipment and tool manufacturer, until Cooper’s acquisition by Eaton Corporation plc in November 2012. He was named chairman of Cooper in 2006, chief executive officer in 2005 and president in 2004.

Qualifications

Mr. Hachigian has extensive leadership, operations and strategic planning experience gained through his prior service as the chairman, chief executive officer and president of a global, publicly held manufacturer of electrical equipment and tools. He also has international leadership and operations experience gained through his prior service as the president and chief executive officer of the Asia-Pacific operations of a lighting products manufacturer and in key management positions in Singapore and Mexico. In addition, Mr. Hachigian has financial and risk oversight experience developed through his prior service on the audit committee of another public company and as a prior member of the board of the Houston branch of the Federal Reserve Bank of Dallas. He has a MBA in finance from the Wharton School of Business and a bachelor’s degree in engineering from the University of California (Berkeley).

Amy B. Lane Age: 68 Director Since: 2015 Public Company Boards: • The TJX Companies, Inc. (since 2005) • GNC Holdings, Inc. (since 2011) • Trustee of Urban Edge Properties (since 2015)

Biography

Ms. Lane retired in 2002 as managing director and group leader of the global Retailing Investment Banking Group of Merrill Lynch & Co., Inc. (“Merrill Lynch”), an investment banking firm. Prior to joining Merrill Lynch in 1997, she was a managing director at Salomon Brothers, Inc., an investment banking firm, where she founded and led the retail industry investment banking unit, having joined Salomon Brothers in 1989.

Qualifications

Ms. Lane has 26 years of leadership experience with financial services, capital markets, finance and accounting, capital structure, and acquisitions and divestitures in the financial services industry, as well as extensive experience in management, leadership and strategy. Ms. Lane served as a managing director and group leader of the global Retailing Investment Banking Group at Merrill Lynch from 1997 until her retirement in 2002. In that role, she led and worked on mergers and acquisitions and equity and debt transactions for a wide range of major retailers. Prior to joining Merrill Lynch, she was a managing director at Salomon Brothers, Inc., which she joined in 1989 and where she founded and led the retail industry investment banking unit. Ms. Lane has a MBA from the Wharton School of Business.

David L. Porges Age: 63 Director Since: February 2020

Biography

Mr. Porges was a non-employee member of the board of directors of Equitrans Midstream Corporation (“Equitrans”) from November 2018 through December 2019 and was the chairman of the board of Equitrans from November 2018 to July 2019. He joined EQT Corporation (“EQT”) in 1998 as senior vice president and chief financial officer and served as EQT’s CEO from April 2010 to April 2011 and as CEO and chairman from April 2011 to February 2017. From February 2017 to March 2018, Mr. Porges served as EQT’s executive chairman and as chairman and interim CEO from March 2018 to November 2018.

Qualifications

Mr. Porges has more than 20 years of leadership, finance, operations and mergers and acquisitions experience gained through his prior service as CEO and chairman of a publicly held energy industry company, as well as his prior service as the chief financial officer of that energy company. Mr. Porges also has capital markets, finance and merger and acquisition experience gained through his prior service with an investment bank concentrating on the energy industry. Mr. Porges has a MBA from Stanford University.

James L. Robo Age: 58 Director Since: 2012 Public Company Boards: • NextEra Energy Partners, LP (since 2017) • J.B. Hunt Transport Services, Inc. (since 2002, lead independent director since 2012)

Biography

Mr. Robo has been chairman of the board since December 2013, and president and chief executive officer, and a director, of NextEra Energy since July 2012. He is also chairman of NextEra Energy’s subsidiary, FPL (which has no publicly traded stock). Prior to his succession to the role of chief executive officer, he served as president and chief operating officer of NextEra Energy since 2006. Mr. Robo joined NextEra Energy as vice president of corporate development and strategy in March 2002 and became president of NextEra Energy Resources later in 2002. Mr. Robo is chairman of the board and chief executive officer of NextEra Energy Partners, LP (“NEP”), a publicly traded limited partnership formed by the Company (and in which the Company owns an underlying approximate 57.8% economic interest as of March 23, 2021).

Qualifications

Mr. Robo, NextEra Energy’s chairman, president and chief executive officer, previously served as the Company’s vice president of corporate development and strategy, as president of NextEra Energy’s competitive energy subsidiary, NextEra Energy Resources, and as the Company’s chief operating officer. As a result of his service in his current and prior positions, Mr. Robo has extensive experience in operations, finance, strategic planning, risk management and mergers and acquisitions. He also has experience in financial and risk oversight, both through his position with the Company and his service as chairman of the audit committee of another public company, and in corporate governance, through his service as lead independent director and a member of the nominating and corporate governance committee of the board of that public company. Prior to joining NextEra Energy, Mr. Robo was president and chief executive officer of a major division of General Electric Capital Corporation, a subsidiary of General Electric Company (“GE”). He also served as chairman and CEO of GE Mexico and was a member of the GE corporate development team. Prior to joining GE, he was vice president of Strategic Planning Associates, a management consulting firm. Mr. Robo has a Bachelor of Arts degree from Harvard College and a MBA from Harvard Business School.

Rudy E. Schupp Age: 70 Director Since: 2005

Biography

Mr. Schupp is retired. He served as president of Valley National Bancorp and chief banking officer of Valley National Bank until his retirement in January 2018. He previously served as president—Florida Division of Valley National Bank from November 2014 until January 2017 and as president and chief executive officer, and a director, of 1st United Bank, a banking corporation headquartered in Boca Raton, Florida, and chief executive officer and a director of its publicly-held parent company, 1st United Bancorp, Inc., from mid-2003 until its sale to Valley National in November 2014. He was the chairman, president and chief executive officer of Republic Security Bank headquartered in West Palm Beach, Florida from 1984 until March 2001, and the chairman, president and chief executive officer of its parent company, Republic Security Financial Corporation (“RSFC”), from 1985 until March 2001, when RSFC was acquired by Wachovia Corporation. Following the acquisition, he served as Chairman of Florida Banking of Wachovia Bank, N.A. until December 2001. From March 2002 until March 2003, Mr. Schupp served as managing director of Ryan Beck & Co., an investment banking and brokerage company. He served as a director of the Federal Reserve Bank of Atlanta from January 2007 to December 2014.

Qualifications

Mr. Schupp has 34 years of leadership experience as a chief executive officer of both public and private banking organizations and has experience in reviewing the financial statements of complex businesses, mergers and acquisitions, developing and implementing capital raising strategies, strategic planning and expertise in Florida-based customers and business conditions. In addition, he has experience in such areas as macroeconomic policy, community and economic development and government regulation gained from his service as a director of the Federal Reserve Bank of Atlanta.

John L. Skolds Age: 70 Director Since: 2012

Biography

Mr. Skolds is retired. He served as executive vice president of Exelon Corporation, an energy service provider (“Exelon”), and president of Exelon Energy Delivery from December 2003 until his retirement in September 2007. He also served as president of Exelon Generation from March 2005 to September 2007. From March 2002 to December 2003, Mr. Skolds served as senior vice president of Exelon and president and chief nuclear officer of Exelon Nuclear. Mr. Skolds was a director of Constellation Energy Group from 2007 until its merger with Exelon in March 2012.

Qualifications

Mr. Skolds has extensive leadership experience in the operation and management of nuclear power generation facilities and utilities and in financial and strategic planning. He retired as executive vice president of Exelon, a utility services holding company, and president of Exelon Energy Delivery and Exelon Generation. Earlier in his career, Mr. Skolds worked at SCANA Corporation, an energy-based holding company, in a number of capacities, including president and chief operating officer of South Carolina Electric and Gas. Mr. Skolds also served on the boards of the Institute for Nuclear Power Operations and the Nuclear Energy Institute. Mr. Skolds is a graduate of the United States Naval Academy and spent over five years in the Navy where, among other duties, he operated nuclear submarines. Mr. Skolds also holds a MBA from the University of South Carolina.

Lynn M. Utter Age: 58 Director Since: February 2021 Public Company Boards: • Wesco International (since 2006) • Lincoln National Corp (since 2017) • Vista Outdoor (since 2020)

Biography

Mrs. Utter was the chief talent officer of Atlas Holdings LLC from July 2018 to May 2020. From April 2016 to June 2018 she was the chief executive officer of First Source LLC and from 2012 to 2015 she was president and chief operating officer of Knoll Office of Knoll, Inc. During the prior ten years, she held positions of increasing responsibility with Molson Coors Beverage Company culminating as the chief strategy officer of Coors Brewing Company.

Qualifications

Mrs. Utter has extensive leadership experience in operations management and planning as gained as a result of her experience as a chief operating officer of a global manufacturer as well as leadership experience in human resources management as the chief talent officer of a private equity fund holding interests in manufacturing and distribution companies. She also has operations and planning experience gained from her roles in a global snack food business. Mrs. Utter holds a MBA from the Stanford University Graduate School of Business.

Darryl L. Wilson Age: 57 Director Since: 2018

Biography

Mr. Wilson was vice president, commercial of GE Power, a business of GE, from June 2017 until his retirement in December 2017. From January 2016 to June 2017, he was vice president & chief commercial officer of GE Energy Connections and, from January 2013 to January 2016, he was vice president & chief commercial officer of GE Distributed Power. From July 2008 to January 2013, he was president & chief executive officer of GE Aeroderivative Products. Other prior responsibilities include serving as the president & chief executive officer of GE Consumer & Industrial Asia & India based in Shanghai, China.

Qualifications

Mr. Wilson has extensive leadership experience in operations and commercial management in global manufacturing and services businesses as a result of his senior leadership roles for a global manufacturer and service provider of electrical power generation and distribution equipment. He also has extensive experience leading and managing commercial and manufacturing operations outside the U.S. for a consumer and industrial electrical equipment manufacturer.

Unless you specify otherwise in your voting instructions, your proxy will be voted FOR election of each of the nominees.

The Board unanimously recommends a vote FOR the election of all nominees

Proposal 2: Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2021

The Audit Committee appoints the Company’s independent registered public accounting firm. It has appointed Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accounting firm for the fiscal year ending December 31, 2021 to audit the accounts of the Company and its subsidiaries, as well as to provide its opinion on the effectiveness of the Company’s internal control over financial reporting. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

Although ratification is not required, the Board is submitting the selection of Deloitte & Touche to shareholders as a matter of good corporate practice. If the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee, although the Audit Committee may nonetheless decide to continue the retention of Deloitte & Touche as NextEra Energy’s independent registered public accounting firm for 2021. Even if the appointment is ratified, the Audit Committee in its discretion may terminate the service of Deloitte & Touche at any time during the year if it determines that the appointment of a different independent registered public accounting firm would be in the best interests of NextEra Energy and its shareholders. Additional information on audit-related matters may be found on page 46 of this proxy statement.

Representatives of Deloitte & Touche are expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions from shareholders at the meeting.

Unless you specify otherwise in your voting instructions, your proxy will be voted FOR ratification of appointment of Deloitte & Touche as NextEra Energy’s independent registered public accounting firm for 2021.

The Board unanimously recommends a vote FOR ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2021

Proposal 3: Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement

The Company is asking shareholders to cast an advisory vote on the compensation of the Company’s named executive officers (“NEOs”), which is commonly called a “say-on-pay” vote, pursuant to section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although this vote is not binding, it will provide information to the Compensation Committee regarding investor sentiment about the Company’s executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when making future determinations regarding NEO compensation. The Company plans to give shareholders the opportunity to cast an advisory vote on this matter annually. Following the vote on this proposal, the next opportunity will occur in connection with the Company’s 2022 annual meeting.

The Company asks shareholders to approve this proposal by approving the following non-binding resolution: “RESOLVED, that the shareholders of NextEra Energy, Inc. approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed in this proxy statement for the 2021 annual meeting of shareholders, including the Compensation Discussion & Analysis section, the compensation tables and the accompanying narrative discussion, pursuant to the compensation disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K).”

The fundamental objective of NextEra Energy’s executive compensation program is to motivate and reward actions that will increase shareholder value, particularly over the longer term. The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the short-term and long-term interests of shareholders and other important Company stakeholders, including customers and employees. A significant portion of each NEO’s total compensation opportunity is performance-based and carries both upside and downside potential.

The Executive Compensation section of this proxy statement, beginning on page 49, provides a detailed discussion of the Company’s compensation program for its NEOs. The discussion reflects that NextEra Energy’s compensation program achieves its objectives. For example, the chart below compares the Company’s TSR for the 1-, 3-, 5- and 10-year periods ended December 31, 2020 to the TSRs of the S&P 500 Electric Utilities Index, the S&P 500 Utilities Index, the UTY and the S&P 500. NextEra Energy outperformed all of these indices over all of the periods shown. NextEra Energy’s outperformance over all of these periods in comparison to others in its industry, and over the 1-, 3-, 5- and 10-year periods in comparison to the S&P 500, was substantial.

NextEra Energy Total Shareholder Return Through 12-31-20 vs. Various Indices(1)

	1-year TSR	3-year TSR	5-year TSR	10-year TSR

NextEra Energy	30%	112%	238%	700%

S&P 500 Electric Utilities Index, total return	3%	36%	74%	181%

S&P 500 Utilities Index, total return	1%	32%	72%	191%

UTY, total return	3%	35%	79%	184%

S&P 500, total return	18%	49%	103%	267%

(1)	Source: FactSet Research Systems Inc.; except UTY, source: Bloomberg

Unless you specify otherwise in your voting instructions, your proxy will be voted FOR approval, by non-binding advisory vote, of NextEra Energy’s compensation of its NEOs as disclosed in this proxy statement.

The Board unanimously recommends a vote FOR approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement

Proposal 4: Approval of the NextEra Energy, Inc. 2021 Long Term  Incentive Plan

Shareholders are asked to consider and vote upon a proposal to approve the NextEra Energy, Inc. 2021 Long Term Incentive Plan (the “2021 LTIP” or the “plan”).

Upon the recommendation of the Compensation Committee, the Board on February 12, 2021 unanimously approved the 2021 LTIP, subject to shareholder approval at the annual meeting. If this proposal is approved at the annual meeting, the 2021 LTIP will become effective at the time of shareholder approval.

The purpose of this proposal is to maintain a shareholder-approved plan under which the Company may continue to make compensatory equity-based awards to officers and other employees of the Company and its subsidiaries and other affiliates. Such awards are integral to the part of the Company’s compensation program that links executive compensation to long-term shareholder value creation. The 2021 LTIP will replace the Company’s 2011 Amended and Restated Long Term Incentive Plan (the “Current Equity Plan”), which was first approved by shareholders in 2011 and which will terminate on May 20, 2021.

No awards under the 2021 LTIP have been granted or will be granted unless and until the 2021 LTIP is approved by the Company’s shareholders at the annual meeting. Grants of awards under the 2021 LTIP will be in the discretion of the Compensation Committee and any other committee authorized to grant awards under the plan. The Company’s executive officers have an interest in this proposal, as they will be eligible to receive awards under the 2021 LTIP.

The Board believes that approval of the 2021 LTIP is in the best interests of the Company and its shareholders. Shareholders are encouraged to read in their entirety this proposal and the text of the 2021 LTIP in the form in which it would be become effective upon approval by shareholders, which appears at the end of this proxy statement as Appendix A.

How the 2021 LTIP is Designed to Protect Shareholder Interests

The Board has designed the 2021 LTIP to include terms that it believes reinforce the alignment between equity-based compensation arrangements and the interests of the Company’s shareholders. Those terms generally provide for the following:

•	Limits on terms of stock options and SARS: The maximum term of stock options and stock appreciation rights that may be granted under the Plan is ten years.

•

No stock option or SAR repricing: The Plan prohibits repricing of stock options or stock appreciation rights without shareholder approval, whether by amending an existing award agreement, substituting a new award at a lower price, or executing a buyout of the award for cash or securities.

•

No “reload” stock options: The Plan does not contain any provision providing that the exercise of a stock option can automatically trigger the grant of a new stock option with respect to the number of shares used to pay for the exercise of the initial stock option.

•	No “evergreen” provision: The Plan does not permit an automatic increase in the shares available for issuance without shareholder approval.

•

No liberal share recycling: The number of shares available for issuance under the Plan will be reduced by the number of shares deducted or delivered from payment of an award in connection with tax withholdings, purchased by the Company with proceeds from stock option exercises, or subject to a stock appreciation right but not issued in connection with a share settlement of the stock appreciation right.

•	One-year minimum vesting period for awards: The Plan generally requires a one-year minimum vesting period for awards, except with respect to awards granted upon assumption of or substitution for outstanding awards previously granted by an acquired entity, shares delivered in lieu of fully vested cash obligations, and additional awards representing in the aggregate up to a maximum of 5% of the number of shares available for issuance under the Plan.

•	Performance-based vesting of dividends and dividend-equivalent rights: Dividends or dividend equivalent rights paid on performance-based awards may not vest unless the underlying awards vest.

•

Clawback requirements: The Plan provides for mandatory repayment of any award to the extent required by any applicable law or regulation or by any Company “clawback” or recoupment policy adopted to comply with legal requirements or otherwise.

•

Forfeiture provisions: The Plan authorizes the committee administering it to cause a forfeiture of the gain realized by a grantee of an award on account of the grantee’s breach of specified agreements or other obligations, or to annul an outstanding award if the grantee is terminated for “cause.”

Outstanding Equity Awards

The following table presents information as of March 15, 2021 regarding the Company’s outstanding equity awards held by officers and other employees of the Company and its subsidiaries and other affiliates and shares available for future awards under the Current Equity Plan and the 2017 Non-Employee Directors Stock Plan:

Total shares underlying all outstanding options	10,591,899

Weighted average exercise price of outstanding options	$43.67

Weighted average remaining contractual life of outstanding options	6.5 years

Total shares underlying all outstanding and unvested full value share awards	6,962,765

Shares available for future awards under Current Equity Plan	17,168,974

Shares available for future awards under the 2017 Non-Employee Directors Stock Plan	1,837,971

The Current Equity Plan automatically expires on May 20, 2021, and no further awards may be issued after that date under the Current Equity Plan. Prior to May 20, 2021, no further awards may be issued under the Current Equity Plan other than for up to 125,000 shares in respect of awards previously planned to be issued prior to May 20, 2021.

Non-employee directors are not eligible to receive awards under the Current Equity Plan and will not be eligible to receive awards under the 2021 LTIP.

The Company only has two equity plans: Current Equity Plan and 2017 Non-Employee Directors Stock Plan. There are no prior equity plans with share reserves available for future equity awards.

Summary of Material Provisions of 2021 LTIP

The following summary of the material provisions of the 2021 LTIP is qualified in its entirety by reference to the complete text of the 2021 LTIP in the form in which it would become effective upon approval by shareholders, which appears at the end of this proxy statement as Appendix A and is incorporated by reference into this proposal. You are encouraged to read the text of the 2021 LTIP in its entirety.

Unless the context requires otherwise, references to the “Company” in the following summary refer solely to NextEra Energy, Inc. and not to subsidiaries of NextEra Energy, Inc.

Purpose and Eligibility. The 2021 LTIP is intended to provide participants in the 2021 LTIP with an incentive to contribute to the Company’s success and to manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability to benefit its shareholders and other important stakeholders, including its employees and customers, and to provide a means of obtaining, rewarding and retaining key personnel.

Awards may be granted under the 2021 LTIP only to individuals who are officers or other employees, including employees who are also directors, of NextEra Energy, Inc., its subsidiaries and its other affiliates. Non-employee directors will not be eligible to participate in the 2021 LTIP.

As of March 15, 2021, approximately 14,900 individuals would have been eligible to participate in the 2021 LTIP, including 10 executive officers of the Company and one director of the Company who is also an executive officer.

Plan Benefits. The number or amount of awards under the 2021 LTIP that may be subject to future grants is not determinable as of the date of this proxy statement.    Such awards will be limited by the total number of shares of the Company’s common stock available for issuance, as described below.

Effective Date. The 2021 LTIP will be effective on the date on which it is approved by the Company’s shareholders.

Term. The 2021 LTIP will terminate automatically ten years after its effective date, unless it is earlier terminated by the Board.

Administration. The 2021 LTIP generally will be administered by a committee (the “Committee”) consisting of two or more directors of the Company. Each such director will be required to qualify as an “independent director” under NYSE rules and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee initially will be the Compensation Committee and may be a subcommittee of the Compensation Committee that satisfies the foregoing requirements.

The Board also will be authorized to appoint one or more committees of the Board consisting of two or more directors of the Company who need not qualify as Outside Directors, as defined in the 2021 LTIP. Any such committees would be authorized to administer the 2021 LTIP with respect to participants who are not “officers” as defined in Rule 16a-1(f) under the Exchange Act or directors of the Company and, in this capacity, to grant, and determine all terms of, awards under the 2021 LTIP to such participants.

In addition, the 2021 LTIP will authorize the Board to appoint a committee composed of two or more directors of the Company or a qualified senior executive officer of the Company under Florida law to administer the 2021 LTIP with respect to employees who are not subject to the reporting or short-swing trading provisions of Section 16(a) or 16(b) of the Exchange Act. Any such committee, including any such senior executive officer, would be authorized to grant awards under the 2021 LTIP to such participants and to determine all terms of such awards. Subject to the effectiveness of the 2021 LTIP, the Board has appointed the Company’s chairman and chief executive officer to act as a committee for purposes of this plan provision.

The Board will retain the authority under the 2021 LTIP to exercise any or all of the powers and authorities related to the administration and implementation of the 2021 LTIP.

Except where authority to act on such matters is specifically reserved to the Board under the 2021 LTIP or applicable law, the Committee and each other committee referred to above acting in accordance with the foregoing plan provisions (which will be the “Committee” as defined in the 2021 LTIP) will have full power and authority to interpret and construe all provisions of the 2021 LTIP, any award or any award agreement, and to make all related determinations, including the power and authority to:

•	designate grantees of awards;

•	determine the type or types of awards to be made to a grantee;

•	determine the number of shares of stock subject to an award;

•	establish the terms and conditions of each award;

•	prescribe the form of each award agreement evidencing an award; and

•

subject to limitations in the 2021 LTIP (including the prohibition on repricing of options and stock appreciation rights without shareholder approval), amend, modify or supplement the terms of any outstanding award.

The Committee will have the right to make awards in substitution of, or exchange for, any award granted under another compensatory plan of the Company, an affiliate or any business entity acquired or to be acquired by the Company or an affiliate or with which the Company or an affiliate has combined or will combine (“substitute awards”).

Amendment and Termination. The Board will be authorized to amend, suspend or terminate the 2021 LTIP as to any shares of the Company’s common stock as to which awards have not been made. Any amendment to the 2021 LTIP, however, will be subject to receipt of the approval of the Company’s shareholders if shareholder approval of the amendment is required by any law or regulation or NYSE rule or to the extent determined by the Board. Shareholder approval will be required for any proposed amendment to the 2021 LTIP provisions that prohibit the repricing of outstanding stock options or stock appreciation rights or that generally require the option price of any stock option to be at least equal to the fair market value of the Company’s common stock on the option grant date. Without the consent of the grantee of an outstanding award, no amendment, suspension or termination of the 2021 LTIP may materially impair the grantee’s rights under that award.

Authorized Awards. The following types of awards may be made under the 2021 LTIP, subject to limitations set forth in the plan:

•	stock options, which may be either incentive stock options or non-qualified stock options;

•	restricted stock;

•	deferred stock units;

•	performance shares and other performance-based awards;

•	dividend equivalent rights;

•	stock appreciation rights, or “SARs”; and

•	other equity-based awards, including unrestricted stock.

With respect to such authorized awards:

•	An incentive stock option is an option that meets the requirements of section 422 of the Internal Revenue Code, and a non-qualified stock option is an option that does not meet those requirements.

•

Restricted stock is an award of the Company’s common stock on which are imposed vesting restrictions that subject the shares to a substantial risk of forfeiture, as defined in section 83 of the Internal Revenue Code.

•

A deferred stock unit is an award that represents a conditional right to receive shares of Company common stock in the future and that may be made subject to the same types of restrictions and risk of forfeiture as restricted stock.

•

Performance-based awards are awards of options, restricted stock, deferred stock units, SARs or other equity-based awards made subject to the achievement of one or more pre-established performance goals over a performance period established by the Committee. An award of performance shares is a performance-based award representing a right or interest denominated or payable in stock, valued by reference to stock, or otherwise based on or related to stock that is made subject to the achievement of one or more pre-established performance goals over a performance period of up to ten years.

•

Dividend equivalent rights are awards entitling the grantee to receive cash, stock, other awards under the 2021 LTIP or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of stock.

•

A SAR is a right to receive upon exercise, in the form of common stock, cash or a combination of common stock and cash, the excess of the fair market value of one share of common stock on the exercise date over the per share exercise price of the SAR.

•	Unrestricted stock is an award of shares of common stock that is free of restrictions other than those imposed under federal or state securities laws.

Each award will be evidenced by an award agreement, which may specify terms and conditions of the award consistent with the provisions of the 2021 LTIP that differ from the terms and conditions which would apply under the 2021 LTIP in the absence of the different terms and conditions in the award agreement.

Awards under the 2021 LTIP may be granted alone or in addition to, in tandem with, or in substitution or exchange for any other award under the 2021 LTIP, other awards under another compensatory plan of the Company or any of its affiliates (or any business entity that has been a party to a transaction with the Company or any of the Company’s affiliates), or other rights to payment from the Company or any of its affiliates. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times.

Awards under the 2021 LTIP may be settled in cash, the Company’s common stock, other awards under the 2021 LTIP or other property. The Committee may permit or require the deferral of any payment pursuant to any award into a deferred compensation arrangement, which may include provisions for the payment or crediting of interest or dividend equivalent rights, in accordance with rules and procedures established by the Committee. No dividend equivalent rights may be granted in connection with, or related to, an award of options or SARs.

Awards under the 2021 LTIP generally will be granted for no consideration other than past services by the grantee of the award or, if provided for in the award agreement or in a separate agreement, the grantee’s promise to perform future services to the Company or one of its subsidiaries or other affiliates, or for other valid consideration, or in lieu of, or in addition to, any cash consideration due to the grantee.

Minimum Vesting Requirement. Any award granted under the Plan may vest as of a date no earlier than the first anniversary of the grant date of such award, except that the following awards will not be subject to this minimum vesting requirement:

•	awards granted upon assumption of or substitution for outstanding awards previously granted by an acquired entity;

•	shares of common stock delivered in lieu of fully vested cash obligations; and

•	any additional awards for up to a maximum of 5% of the number of shares of common stock available for issuance under the Plan.

The foregoing restriction will not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of the grantee’s retirement, death, or disability, upon or in connection with a Change in Control of the Company, pursuant to the terms of the applicable award agreement, or otherwise.

Shares Available for Issuance; Share Usage. Subject to the adjustments described below, the maximum number of shares of the Company’s common stock that will be available for issuance under the 2021 LTIP will be equal to

•	65 million shares, plus

•

the number of shares subject to awards outstanding under the Current Equity Plan as of the effective date of the 2021 LTIP which thereafter terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares.

As of March 15, 2021, a total of 17,554,664 shares were subject to awards outstanding under the Current Equity Plan and a total of 17,168,974 shares were available for future grants under the Current Equity Plan.

The foregoing number of shares available for issuance under the 2021 LTIP will be increased by the number of shares subject to:

•

awards previously granted under a compensatory plan by another business entity and assumed by the Company in connection with a merger, reorganization, separation or other transaction which involves the other business entity and to which section 424(a) of the Internal Revenue Code applies; and

•	awards under the 2021 LTIP granted in substitution for such assumed awards.

Further, subject to applicable NYSE rules, shares available for issuance under a shareholder-approved plan of a business entity that is a party to one of the foregoing types of transactions (adjusted as necessary to reflect the transaction) may be used for awards under the 2021 LTIP and will not reduce the number of shares otherwise available for issuance under the 2021 LTIP.

Except as indicated below, the shares of common stock subject to an award will be counted as used as of the grant date and will be counted against the share issuance limit as one share for every one share subject to an award. The number of shares subject to an award of SARs will be counted against the share issuance limit regardless of the number of shares actually issued to settle the SARs upon exercise. The target number of shares issuable under a performance share award will be counted against the share issuance limit as of the grant date, but this number will be adjusted, as required, to equal the actual number of shares issued upon settlement of the award.

Shares subject to an award granted under the 2021 LTIP generally will become available for issuance under the 2021 LTIP if the award terminates by expiration, forfeiture, cancellation or otherwise, without the issuance of such shares. Notwithstanding the foregoing, the number of shares available for issuance under the 2021 LTIP will not be increased by the number of shares:

•	tendered or withheld or subject to an award surrendered in connection with the purchase of shares upon exercise of an option;

•	deducted or delivered from payment of an award in connection with the Company’s tax withholding obligations;

•	purchased by the Company with proceeds from option exercises; or

•	subject to a stock appreciation right but not issued in connection with the settlement of such stock appreciation right in shares of common stock.

Shares of common stock reserved under the Current Equity Plan before the effectiveness of the 2021 LTIP may be issued and delivered following the effectiveness of the 2021 LTIP to settle awards granted under the Current Equity Plan before the effectiveness of the 2021 LTIP.

The maximum number of shares available for issuance pursuant to incentive stock options granted under the 2021 LTIP will be the same as the number of shares available for issuance under the 2021 LTIP.

The number and kinds of shares of stock for which awards may be made under the 2021 LTIP, including the share limits described above, will be adjusted by the Committee under the circumstances and in the manner described below under “Effect of Corporate Transactions.”

Shares of stock to be issued under the 2021 LTIP will be authorized but unissued shares or, to the extent permitted by applicable law, shares of treasury stock or issued shares that have been reacquired by the Company.

On March 23, 2021, the closing price of the Company’s common stock as reported on the NYSE was $74.02 per share.

Fair Market Value Determination. For so long as the Company’s common stock remains listed on the NYSE, the fair market value of the common stock on an award grant date, or on any other date for which fair market value is required to be established under the 2021 LTIP, will be the closing price of the common stock as reported on the NYSE on such date. If there is no such reported closing price on such date, the fair market value of the common stock will be the closing price of the common stock as reported on the NYSE on the immediately preceding day on which any sale of common stock shall have been reported on the NYSE.

If the Company’s common stock ceases to be listed on the NYSE and is listed on another established national or regional stock exchange or traded on another established securities market, fair market value will similarly be determined by reference to the closing price of the common stock on the applicable date as reported on such other stock exchange or established securities market.

If the Company’s common stock ceases to be listed on an established national or regional stock exchange or traded on another established securities market, the Committee will determine the fair market value of the common stock by the reasonable application of a reasonable valuation method in a manner consistent with section 409A of the Internal Revenue Code.

Clawback; Forfeiture. Any award granted pursuant to the 2021 LTIP will be subject to mandatory repayment by the grantee to the Company to the extent the grantee is, or in the future becomes, subject to (1) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise, or (2) any law, rule or regulation which imposes mandatory recoupment, under the circumstances set forth in any such law, rule or regulation.

In addition, the Committee may reserve the right in an award agreement to cause a forfeiture of the gain realized by a grantee with respect to an award on account of actions taken by, or failed to be taken by, such grantee in violation or breach of, or in conflict with, any employment agreement, non-competition agreement, agreement prohibiting solicitation of employees or clients of the Company or any affiliate, confidentiality obligation with respect to the Company or any affiliate, Company policy or procedure (including the Company’s Code of Business Conduct & Ethics and its Code of Ethics for Senior Executive & Financial Officers), or any other agreement or obligation of such grantee to the Company or any affiliate.

The Committee may annul an outstanding award if the grantee is terminated for “Cause” as defined in the 2021 LTIP or the applicable award agreement, or for “cause” as defined in any other agreement between the Company or such affiliate and such grantee.

Description of Authorized Awards. The following summarizes provisions of the 2021 LTIP that will govern terms of awards authorized under the plan.

Stock Options. An option granted under the 2021 LTIP will be exercisable only to the extent that it is vested. Each option will become vested and exercisable at such times and under such conditions as the Committee may approve consistent with the terms of the 2021 LTIP. No option may be exercisable more than ten years after the option grant date. The Committee may include in the option agreement provisions specifying the period during which an option may be exercised following termination of the grantee’s service.

The exercise price per share under each option granted under the 2021 LTIP may not be less than 100%, or 110% in the case of an incentive stock option granted to a Ten Percent Shareholder (as defined in the 2021 LTIP), of the fair market value of the common stock on the option grant date, except in the case of substitute awards.

The aggregate fair market value of the common stock determined on the option grant date with respect to which incentive stock options are exercisable for the first time during any calendar year may not exceed $100,000.

Except in connection with a corporate transaction involving the Company (including any stock dividend, distribution (whether in the form of cash, shares of stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of stock or other securities or similar transaction), the Company may not, without obtaining shareholder approval, (1) amend the terms of outstanding options to reduce the exercise price of such outstanding options, (2) cancel outstanding options in exchange for options with an exercise price that is less than the exercise price of the original options or (3) cancel outstanding options with an exercise price above the current stock price in exchange for cash or other securities.

Payment of the exercise price for shares purchased pursuant to the exercise of an option may be made in such forms as are approved by the Committee. These forms may include, in the Committee’s discretion, cash, cash equivalents acceptable to the Company, and shares of the Company’s common stock. The Committee may provide for the exercise pursuant to the cashless option exercise feature of the 2021 LTIP of an option that remains outstanding and unexercised immediately prior to its expiration.

Awards of options generally will not be transferable by the grantee, other than by will or the laws of descent and distribution.

Restricted Stock and Deferred Stock Units. Subject to the provisions of the 2021 LTIP, the Committee will determine the terms and conditions of each award of restricted stock and deferred stock units, including the restricted period for all or a portion of the award, the restrictions applicable to the award and the purchase price, if any, for the common stock subject to the award. A grantee of restricted stock will have all the rights of a shareholder, including the right to vote the shares and receive dividends, except to the extent limited by the Committee. Grantees of deferred stock units will have no voting or dividend rights or other rights associated with stock ownership, although the Committee may award dividend equivalent rights on such units.

Grantees will not vest in dividends paid on performance-based awards of restricted stock or in dividend equivalent rights paid on performance-based awards of deferred stock units, and will be required to forfeit and repay to the Company such dividends and dividend equivalent rights, if the performance goals for the underlying awards of restricted stock or deferred stock units are not achieved or such awards otherwise do not vest. In addition, the Committee may subject dividends and dividend equivalent rights paid on time-vested awards of restricted stock and deferred stock units to such forfeiture and repayment obligations if the underlying awards are forfeited before they vest.

The restrictions and the restricted period may differ with respect to each grantee of an award. An award will be subject to forfeiture if events specified by the Committee occur before the lapse of the restrictions.

Awards of restricted stock and deferred stock units generally will not be transferable by the grantee during the restricted period or before satisfaction of any other restrictions applicable to the awards.

Dividend Equivalent Rights. The Committee will be authorized to grant rights to dividend equivalents to a participant in connection with an award under the 2021 LTIP, or without regard to any other award, except that no dividend equivalent right may be granted in connection with, or related to, an award of options or SARs. Dividend equivalent rights will entitle the participant to receive cash or common stock or a combination thereof equal in value to dividends paid, or other periodic payments made, with respect to a specified number of shares of common stock. The terms and conditions of awards of dividend equivalent rights will be specified in the applicable award agreement.

Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of stock, which may thereafter accrue additional dividend equivalent rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment will be at the fair market value of the stock on the reinvestment date. Dividend equivalent rights may be settled in a single installment or in multiple installments, as determined by the Committee.

A dividend equivalent right granted as a component of another award may provide that the dividend equivalent right will be settled upon exercise, settlement, or payment of, or lapse of restrictions on, the other award, and that the dividend equivalent right will expire or be forfeited or annulled under the same conditions as the other award. A dividend equivalent right granted as a component of another award also may contain terms and conditions which are different from the terms and conditions of the other award, except that dividend equivalent rights credited pursuant to a dividend equivalent right granted as a component of another award which vests or is earned based upon the achievement of performance goals may not vest unless the performance goals for the underlying award are achieved and the underlying award vests.

Dividend equivalents generally will not be transferable by the grantee, other than by will or the laws of descent and distribution.

Performance Shares and Other Performance-Based Awards. The Committee may award performance shares and other performance-based awards in such amounts and upon such terms as the Committee may determine. Each grant of a performance-based award will have an initial value or target number of shares of common stock that is established by the Committee at the time of grant. The Committee may set performance goals in its discretion which, depending on the extent to which they are achieved, will determine the value and number of performance shares or other performance-based awards that will be paid out to a grantee. The performance goals generally will be based on one or more performance measures, as described below. Performance awards may be payable in cash, shares of common stock, other awards under the 2021 LTIP or other property.

The 2021 LTIP identifies some conditions that may warrant revision or alteration of performance goals after they are established by the Committee. Such conditions may include the following:

•	Change in Control of the Company, as defined in the 2021 LTIP and described below;

•	declaration and distribution of stock dividends or stock splits;

•	mergers, consolidations or reorganizations;

•	acquisitions or dispositions of material business units;

•	extraordinary, non-core, non-operating or non-recurring items; and

•	infrequently occurring or extraordinary gains or losses.

The Committee will establish the performance periods for performance-based awards.

The 2021 LTIP authorizes the establishment of performance goals based on one or more performance measures, including the following, with or without adjustment:

•	adjusted earnings;

•	return on equity (which includes adjusted return on equity);

•	earnings per share growth (which includes adjusted earnings per share growth);

•	basic earnings per common share;

•	diluted earnings per common share;

•	adjusted earnings per common share;

•	net income;

•	adjusted earnings before interest and taxes;

•	earnings before interest, taxes, depreciation and amortization;

•	operating cash flow;

•	operations and maintenance expense;

•	total shareholder return;

•	operating income;

•

strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, new growth opportunities, market penetration, and goals relating to acquisitions or divestitures, or goals relating to capital-raising and capital management;

•	customer satisfaction, as measured by, among other things, one or more of service cost, service levels, responsiveness, business value, and residential value;

•

environmental measures, including, among other things, one or more of improvement in, or attainment of, emissions levels, project completion milestones, and prevention of significant environmental violations;

•	common share price;

•

production measures, consisting of, among other things, one or more of capacity utilization, generating equivalent availability, production cost, fossil generation activity, generating capacity factor, Institute of Nuclear Power Operations (INPO) Index performance, and World Association of Nuclear Power Operators (WANO) Index performance;

•	bad debt expense;

•	service reliability;

•	service quality;

•	improvement in, or attainment of, expense levels, including, among other things, one or more of operations and maintenance expense, capital expenditures and total expenditures;

•	budget achievement;

•	health and safety, as measured by, among other things, one or more of recordable case rate and severity rate;

•

reliability, as measured by, among other things, one or more of outage frequency, outage duration, frequency of momentary interruptions, average frequency of customer interruptions, and average number of momentary interruptions per customer;

•	ethics and compliance with applicable laws, regulations and professional standards;

•	risk management;

•	workforce quality, as measured by, among other things, one or more of diversity measures, talent and leadership development, workforce hiring, and employee satisfaction;

•	cost recovery; and

•	any combination of the foregoing.

Performance under any of the foregoing or other performance measures may be used to measure the performance of:

•	the Company and its subsidiaries and other affiliates as a whole;

•	the Company, any subsidiary, and/or any other affiliate or any combination thereof; or

•	any one or more business units of the Company, any subsidiary, and/or any other affiliate, as the Committee deems appropriate.

Performance under any of the performance measures may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for comparison. The Committee may select performance under the performance measure of common share price for comparison to performance under one or more stock market indices designated or approved by the Committee.

The Committee will have the authority to provide for accelerated vesting of any performance-based award based on the achievement of performance goals pursuant to the performance measures or otherwise to adjust performance-based awards.

Stock Appreciation Rights. SARs may be granted in tandem or in combination with all or a part of any option or other award granted under the 2021 LTIP, or without regard to any option or other award. The Committee will determine at the SAR grant date or thereafter the time or times at which and the circumstances under which a SAR may be exercised in whole or in part, the time or times at which and the circumstances under which a SAR will cease to be exercisable, the method of exercise, the method of settlement, the form of consideration payable in settlement, the method by which shares payable as consideration will be delivered or deemed delivered to grantees, and any other terms or conditions of any SAR. The term of any SAR may not exceed ten years.

Exercisability of SARs may be subject to future service requirements, to the achievement of one or more of the performance measures described above or to such other terms and conditions as the Committee may impose.

Upon exercise of a SAR, the holder will be entitled to receive, in the specified form of consideration, the excess of the fair market value of one share of common stock on the exercise date over the per share exercise price of the SAR, as determined by the Committee. The per share exercise price of a SAR may not be less than the fair market value of a share of common stock on the grant date, except in the case of substitute awards.

Except in connection with a corporate transaction involving the Company (including any stock dividend, distribution (whether in the form of cash, shares of stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of stock or other securities or similar transaction), the Company may not, without obtaining shareholder approval:

•	amend the terms of outstanding SARs to reduce the exercise price of such outstanding SARs;

•	cancel outstanding SARs in exchange for SARs with an exercise price that is less than the exercise price of the original SARs; or

•	cancel outstanding SARs with an exercise price above the current stock price in exchange for cash or other securities.

Awards of SARs generally will not be transferable by the grantee, other than by will or the laws of descent and distribution.

Other Equity-Based Awards. The Committee may grant other types of equity-based or equity-related awards, including shares of unrestricted stock, in such amounts and subject to such terms and conditions as the Committee may determine, subject to the restriction described above under “Minimum Vesting Requirement.” Any such awards may involve the transfer of shares of common stock to participants, or payment in cash or otherwise of amounts based on the value of the shares of common stock. Any other equity-based awards granted by the Committee may be subject to performance goals established by the Committee based on one or more performance measures, including the performance measures described above.

Effect of Corporate Transactions. The 2021 LTIP contains provisions, which are described below, that provide for adjustments to the terms of some types of outstanding awards upon the occurrence of specified kinds of corporate transactions, including transactions that would be deemed to constitute a change in control of NextEra Energy, Inc. within the meaning of the 2021 LTIP, as described below (a “Change in Control”). The provisions of the 2021 LTIP governing such transactions will apply unless a different treatment of the applicable award is specified in the applicable award agreement at the time of grant, in another agreement with the grantee of the award, or in another writing entered into after the time of grant with the consent of the grantee.

Change in Common Stock. The Committee will adjust accordingly and proportionately the number and kinds of shares of stock for which awards may be made under the Plan, including the number of shares available for issuance under the Plan, if the number of outstanding shares of the Company’s common stock is increased or decreased or the shares of the Company’s common stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of the Company’s common stock effected without receipt of consideration by the Company. In such an event, the Committee also will adjust the terms of outstanding awards under the 2021 LTIP to preserve the proportionate interests of the holders in such awards. The conversion of the Company’s convertible securities will not be treated as an increase in shares effected without receipt of consideration.

In the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared by the Company) without receipt of consideration by the Company, the Board or the Committee, in such manner as it deems appropriate, will adjust (1) the number and kind of shares of stock subject to outstanding awards, (2) the aggregate and per share option price of outstanding options and the aggregate and per share exercise price of outstanding SARs, and (3) any applicable performance goals.

Transaction not Constituting a Change in Control. If the Company is the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any outstanding option or SAR will pertain and apply to the securities to which a holder of the number of shares of stock subject to such option or SAR would have been entitled immediately after the transaction, with a corresponding proportionate adjustment to the per share option price of each such option and the per share exercise price of each such SAR. Further, in the event of any such transaction, performance-based awards (and the related performance measures if deemed appropriate by the Committee) will be adjusted to apply to the securities that a holder of the number of shares of stock subject to such performance-based awards would have been entitled to receive immediately after the transaction.

Change in Control in Which Awards are not Assumed or Continued. Except as otherwise provided in an award agreement, another agreement with the grantee, or another writing, upon the occurrence of a Change in Control in which outstanding awards of options, SARs, restricted stock, deferred stock units, dividend equivalent rights or other equity-based awards are not assumed or continued, the following provisions will apply to the awards (to the extent the awards are not assumed or continued):

•	Except with respect to performance-based awards, either of the following will occur:

•

all outstanding awards of restricted stock and all deferred stock units that are not performance-based awards will be deemed to have vested and the shares of stock subject thereto will be delivered, and all dividend equivalent rights will be deemed to have vested and will be delivered, immediately before the Change in Control, and 15 days before the scheduled consummation of the Change in Control, all outstanding options and SARs will become immediately exercisable and will remain exercisable for a period of 15 days (subject to consummation of the Change in Control); or

•

the Committee may elect to cancel any outstanding awards of options, restricted stock, deferred stock units, dividend equivalent rights and SARs and require payment or delivery to the holders of such awards an amount in cash or securities having a value (as determined by the Committee), (1) in the case of awards of restricted stock, deferred stock units and dividend equivalent rights (for shares of stock subject thereto), equal to the formula or fixed price per share payable to holders of stock pursuant to the Change in Control and (2) in the case of awards of options or SARs, equal to the product of the number of shares of stock subject to such options or SARs multiplied by the amount, if any, by which (a) the formula or fixed price per share payable to holders of stock pursuant to the Change in Control exceeds (b) the per share option price or per share exercise price applicable to such options and SARs.

•

For performance-based awards denominated in common stock, the awards will be converted into restricted stock or performance shares at the greater of target performance or actual performance to date (or into unrestricted stock if no further restrictions apply). If actual performance is not determinable, the awards will be converted into restricted stock or performance shares assuming target performance has been achieved, based on the discretion of the Committee (or into unrestricted stock if no further restrictions apply).

•	Other equity-based awards will be governed by the terms of the applicable award agreement.

Change in Control in Which Awards are Assumed or Continued. Except as otherwise provided in the applicable award agreement, another agreement with the grantee, or another writing, upon the occurrence of a Change in Control in which outstanding awards of options, SARs, restricted stock, deferred stock units, dividend equivalent rights or other equity-based awards are being assumed or continued, the 2021 LTIP and such awards (to the extent the awards are assumed or continued) will continue in the manner and under the terms specified in any writing providing for assumption or continuation of such awards, which may specify the substitution for such awards of new common stock options, stock appreciation rights, restricted stock, deferred stock units, dividend equivalent rights and other equity-based awards relating to the stock of a successor entity, or a parent or subsidiary thereof. In the event of such a substitution, appropriate adjustments will be made to the number of shares subject to the original awards (disregarding any transaction consideration that is not common stock) and to option and SAR exercise prices.

Definition of Change in Control. The 2021 LTIP generally defines a “Change in Control” to mean the first to occur of any of the following events:

•

the acquisition by any individual, entity or group of beneficial ownership of 20% or more of either the outstanding Company common stock or the combined voting power of the outstanding Company voting securities, other than in specified circumstances, including directly from the Company or pursuant to a merger or other business combination which does not itself constitute a Change in Control;

•

a change in the composition of the Board as of February 12, 2021 in which the incumbent directors as of such date cease, for any reason, to constitute a majority of the Board, unless each director who was not such an incumbent director was elected, or nominated for election, by a majority of such incumbent directors and directors subsequently so elected or nominated, excluding those directors who assumed office as a result of an actual or threatened election contest or other solicitation of proxies by or on behalf of an individual, entity or group other than the Board;

•

consummation of a reorganization, merger, consolidation or other business combination of the Company or any subsidiary with any other corporation, with respect to which (1) the Company voting securities outstanding immediately prior to the transaction do not, immediately after the transaction, continue to represent (either by remaining outstanding or by being converted into voting securities of the resulting or surviving entity or such entity’s ultimate parent) more than 55% of the outstanding common stock and of the outstanding voting securities of the resulting or surviving entity (or such entity’s ultimate parent), or (2) the incumbent directors of the Company immediately prior to the transaction, generally subject to the exceptions described above, constitute less than a majority of the members of the board of directors of the resulting or surviving entity (or such entity’s ultimate parent);

•

consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, after such sale or other disposition, more than 55% of the outstanding shares of common stock of such corporation and the combined voting power of the outstanding voting securities of such corporation is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Company common stock and outstanding Company voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Company common stock and outstanding Company voting securities, as applicable; or

•	approval by the Company’s shareholders of the complete liquidation or dissolution of the Company.

Resales of Shares by Participants. Shares of the Company’s common stock issued pursuant to the 2021 LTIP will be eligible for sale by participants in the public market without restriction under the Securities Act of 1933, as amended, except that any shares purchased by an “affiliate” of the Company, as that term is defined in Rule 144 thereunder, will be subject to the resale limitations of Rule 144, other than the holding period condition. In general, Rule 144 provides that any such person (or persons whose shares are aggregated) is entitled to sell within any three-month period the number of shares of the Company that does not exceed the greater of (1) 1% of the then-outstanding shares of common stock and (2) the average weekly reported trading volume of the then-outstanding shares of common stock on the NYSE during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC. Sales under Rule 144 by affiliates also are subject to provisions relating to the manner and notice of sale and the availability of current public information about the Company.

Material Federal Income Tax Consequences. The following summarizes material federal income tax consequences of awards that may be granted under the 2021 LTIP.

Incentive Stock Options. An option holder will not realize taxable income upon the grant of an incentive stock option under the 2021 LTIP. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. An option holder’s alternative minimum taxable income, however, will be increased by the amount by which the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option will cease to be treated as an incentive stock option and will be subject to taxation under the rules applicable to non-qualified stock options, as summarized below.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition will depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares will be a qualifying deposition if it is made at least two years after the date on which the incentive stock option was granted and at least one year after the date on which the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the option shares on the date of disposition over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, the Company will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary income taxable to the option holder.

If an option holder pays the exercise price of an incentive stock option by tendering shares with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment will not apply if the option holder acquired the shares being tendered pursuant to the exercise of an incentive stock option and has not satisfied the special holding period requirements summarized above. The tax basis of the shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares.

Non-Qualified Stock Options. An option holder will not realize taxable income upon the grant of a non-qualified stock option. When an option holder exercises the option, however, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will constitute ordinary income taxable to the option holder. The Company will be entitled to a deduction equal to the amount of ordinary income taxable to the option holder if the Company complies with applicable reporting requirements.

If an option holder tenders shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares tendered, even if the shares were acquired pursuant to the exercise of an incentive stock option. In such an event, the option holder will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the shares received will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if the option holder had paid the exercise price in cash.

Restricted Stock. A grantee of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award if the common stock is subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). The grantee, however, may elect under section 83(b) of the Internal Revenue Code to recognize ordinary income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the grantee does not make such a section 83(b) election, the fair market value of the shares on the date on which the restrictions lapse will be treated as ordinary income to the grantee and will be taxable in the year in which the restrictions lapse. The Company generally will be entitled to a deduction for compensation paid equal to the amount treated as ordinary income to the grantee in the year in which the grantee is taxed on the income, if the Company complies with applicable reporting requirements.

Dividend Equivalents Rights. Grantees under the 2021 LTIP who receive awards of dividend equivalent rights will be required to recognize ordinary income in the amount distributed to the grantee pursuant to the award. If the Company complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Deferred Stock Units and Performance-Based Awards. A distribution of common stock or a payment of cash in satisfaction of deferred stock units or a performance-based award will be taxable as ordinary income when the distribution or payment is actually or constructively received by the recipient. The amount taxable as ordinary income is the aggregate fair market value of the common stock determined as of the date it is received or, in the case of a cash award, the amount of the cash payment. The Company will be entitled to deduct the amount of such payments when such payments are taxable as compensation to the recipient if the Company complies with applicable reporting requirements.

Stock Appreciation Rights. The grant of SARs will not result in taxable income to the participant or a deduction to the Company. Upon exercise of a SAR, the holder will recognize ordinary income in an amount equal to the cash or the fair market value of the common stock received by the holder. The Company will be entitled to a deduction equal to the amount of any ordinary income taxable to the grantee, and, as to SARs that are settled in shares of common stock, if the Company complies with applicable reporting requirements.

Unrestricted Stock. A holder of shares of unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares on the date of the award, reduced by the amount, if any, paid for such shares. The Company will be entitled to deduct the amount of any ordinary income taxable to the grantee if it complies with applicable reporting requirements.

Upon the holder’s disposition of shares of unrestricted stock, any gain realized in excess of the amount reported as ordinary income will be reportable by the holder as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the holder has held the shares for more than one year. Otherwise, the capital gain or loss will be short-term.

Tax Withholding. Ordinary income taxable to an employee in connection with an award generally is subject to withholding. The Company may permit grantees to satisfy tax withholding obligations in connection with awards under the 2021 LTIP by withholding shares otherwise due and owing to the grantee at rates that may not exceed the maximum statutory withholding amounts.

Unless you specify otherwise in your proxy/voting instruction card or in the instructions you give by telephone or internet, your proxy will be voted FOR approval of the NextEra Energy, Inc. 2021 Long Term Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE NEXTERA ENERGY, INC. 2021 LONG TERM INCENTIVE PLAN

Securities Authorized For Issuance Under Equity Compensation Plans

NextEra Energy’s equity compensation plan information as of December 31, 2020 is as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)

Equity compensation plans approved by security holders	15,381,534	(1)	$38.32	(2)	22,266,583	(3)

Equity compensation plans not approved by security holders(3)	—		—		—

Total	15,381,534		$38.32	(2)	22,266,583

(1)

Includes an aggregate of 9,618,204 outstanding options, 4,461,784 unvested performance share awards (at maximum payout) and 994,272 deferred fully vested performance shares under the Current Equity Plan and 41,279 fully vested shares deferred by directors under the Company’s 2007 Non-Employee Directors Stock Plan and its predecessor, the FPL Group, Inc. Amended and Restated Non-Employee Directors Stock Plan, at December 31, 2020.

(2)	Relates to outstanding options only.

(3)	Includes 20,400,565 shares under the NextEra Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan and 1,866,018 shares under the NextEra Energy, Inc. 2017 Non-Employee Directors Stock Plan.

Proposal 5: Shareholder proposal

In accordance with Securities and Exchange Commission (“SEC”) regulations, the text of this shareholder proposal and supporting statement appear exactly as received by the Company. The shareholder proposal may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent. The Company disclaims responsibility for the content of the proposal and the supporting statement.

The Company will provide the name, address and share ownership information of the proponent of Proposal 5 promptly upon receipt by the Corporate Secretary of an oral or written request for that information.

Proposal 5—Right to Act by Written Consent

Shareholders of NextEra Energy Inc (NEE) request that our board of directors take such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon are present and voting. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won 95%-support at a Dover Corporation shareholder meeting and 88%-support at an AT&T shareholder meeting. And that was before the shareholder ability to call a special in-person shareholder meeting was essentially eliminated by the 2020 pandemic.

This proposal topic won 45.2% support at our 2020 annual meeting. The 2020 proposal did not point out that our management ignored the fact that written consent can be structured so that all shareholders get notice of a proposed action. Plus, in 2020 NEE management also ignored the fact that winning written consent would require 60%-approval of shares voted at a typical NEE annual meeting, since many shareholders do not vote.

With the near universal use of online annual shareholder meetings, which can last only 10-minutes, the shareholder right to call a special meeting has been severely reduced in value. Shareholders can be restricted in making their views known at online shareholder meetings because constructive questions and comments can be easily screened out by the incumbent management and board.

For example, the 2020 Goodyear shareholder meeting was spoiled for shareholders by a trigger-happy management mute button. (Goodyear’s virtual meeting creates issues with shareholder,https://www.crainscleveland.com/manufacturing/goodyears-virtual-meeting-creates-issues-shareholder)

AT&T would not allow shareholders to speak. (AT&T investors denied a dial-in as annual meeting goes online, https://whbl.com/2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes-online/1007928/)

The Bank of New York Mellon Corporation (BK) said it adopted written consent in 2019 after 45%-support for a written consent shareholder proposal. This compares to the 45.2% NEE shareholder votes in 2020. BK’s action was taken a year before the pandemic put an end to the vast majority of in-person shareholder meetings – perhaps forever.

Now more than ever shareholders need to have the option to take action outside of a shareholder meeting and send a wake-up call to management, if need be, since tightly controlled online shareholder meetings have the potential to dramatically reduce shareholder engagement and management transparency.

Please vote yes:

Shareholder Right to Act by Written Consent – Proposal 5

The Board unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

The Board believes that adopting the shareholder proposal would not be in the best interests of the Company or its shareholders.

NextEra Energy provides opportunities for shareholders to participate in proposed actions through annual meetings and special meetings.

Under the Bylaws, shareholders may present items for consideration at an annual or special meeting of shareholders. Shareholders may propose items for business at the annual meeting by following the procedures set forth in the Company’s governing documents. Shareholders owning at least 20% of the Company’s common stock may call a special meeting in between annual meetings. Shareholder meetings allow all shareholders to consider, discuss and vote on pending shareholder actions. Additionally, shareholder meetings provide that accurate and complete information about the proposed action is widely distributed in a proxy statement before the meeting, which promotes a well-informed discussion and consideration of the merits of the proposed action.

NextEra Energy also provides shareholders the opportunity to nominate directors through proxy access.

The Bylaws permit, on specified terms, a shareholder, or a group of up to 20 shareholders, owning continuously for at least three years shares representing an aggregate of at least 3% of the Company’s outstanding common shares to nominate and include in the Company’s proxy materials director nominees for up to 20% of the current membership of the Board or two directorships, whichever is greater. This provides yet another way for shareholders to participate in the governance of the Company.

Action by written consent is not an effective means for shareholders to express their views.

Action by written consent permits a small group of shareholders with no fiduciary duties to other shareholders to initiate action with no prior notice either to other shareholders or to the Company. This prevents all shareholders from having an opportunity to deliberate in an open and transparent manner and to consider arguments for and against any action, including the Company’s position. Additionally, proponents of an action by written consent do not need to satisfy any holding requirements with respect to the common stock. This would allow shareholders engaging in short-term speculation to potentially determine the outcome of any particular issue. Such shareholders may not act in the interests of long-term holders of the Company’s common stock. In addition, the proposal could result in multiple and competing written consent proposals by different shareholders. This would deprive shareholders from orderly consideration of business through the established processes of a duly called and held special shareholder meeting.

NextEra Energy actively engages with shareholders in order to provide an open and constructive forum for dialogue.

The Company’s shareholder engagement efforts allow the Company to better understand our shareholders’ priorities and perspectives and enable the Company to effectively address the issues that matter most to its shareholders. The Company values the input and insights of its shareholders and is committed to continued engagement. In 2020 alone, the Company held more than 325 meetings or calls with more than 700 different institutional investors.

NextEra Energy has an established process by which shareholders may communicate with the Board.

In addition to annual and special meetings, shareholders have other avenues for raising important matters with the Board. The Company has procedures in place that provide its shareholders with the opportunity to communicate directly with members of the Board, including the independent Lead Director, as described in this proxy statement.

NextEra Energy has strong corporate governance practices in place.

In addition to providing for shareholders’ right to call special meetings, the Company has an annually- elected Board, a majority voting standard for election of directors in uncontested elections, an independent Lead Director and proxy access bylaw provisions as described above. The Company’s governance practices are more fully described in Governance Highlights of this proxy statement.

Unless you specify otherwise in your voting instructions, your proxy will be voted AGAINST Proposal 5.

For the above reasons, the Board unanimously recommends a vote AGAINST this proposal

Information About NextEra Energy and Management

The Company’s Security Trading Policy

The Company’s Security Trading Policy (the “Trading Policy”) applies to all directors, officers and employees (collectively, referred to as “insiders” in the Trading Policy) of the Company and prohibits hedging transactions with respect to securities of the Company. The Trading Policy provides in relevant part as follows: “Additional Prohibited Transactions. The Company considers it improper and inappropriate for any Company insider to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that insiders may not engage in any of the following transactions: … Hedging Transactions. Certain forms of hedging or monetization transactions with respect to the Company’s securities, such as prepaid variable forwards, equity swaps and collars, allow an insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as the Company’s other shareholders. Therefore, these transactions are prohibited under this Policy….”

Common Stock Ownership of Certain Beneficial Owners and Management

The following table shows the beneficial ownership of NextEra Energy common stock as of December 31, 2020 by the only persons known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock based on 1,961,445,060 shares outstanding as of March 23, 2021.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(1)	176,104,080	8.97%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055(2)	158,629,034	8.08%

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111(3)	98,596,287	5.02%

(1)

This information has been derived from a statement on Schedule 13G/A of The Vanguard Group, filed with the SEC on February 8, 2021. As of December 31, 2020, The Vanguard Group, an investment adviser, reported that it had sole dispositive power with respect to 166,852,661 shares reported as beneficially owned; shared dispositive power with respect to 9,251,419 shares reported as beneficially owned; sole voting power as to 0 shares reported as beneficially owned; and shared voting power as to 4,245,713 shares reported as beneficially owned.

(2)

This information has been derived from a statement on Schedule 13G/A of BlackRock, Inc., filed with the SEC on February 4, 2021. As of December 31, 2020, BlackRock, Inc., a parent holding company, reported that it had sole dispositive power with respect to all of the shares reported as beneficially owned and sole voting power as to 138,776,419 of such shares and no shares with shared voting or dispositive power.

(3)

This information has been derived from a statement on Schedule 13G of State Street Corporation, filed with the SEC on February 9, 2021. As of December 31, 2020, State Street Corporation, a parent holding company, reported that it had shared dispositive power with respect to 98,557,310 shares reported as beneficially owned, shared voting power with respect to 89,102,288 shares reported as beneficially owned and no sole voting or dispositive power.

The table below shows the number of shares of NextEra Energy common stock beneficially owned as of March 23, 2021 by each of NextEra Energy’s directors (all of whom are nominees for director) and NEOs and by all directors and executive officers as a group. As of March 23, 2021, all directors and executive officers as a group beneficially owned less than 1% of NextEra Energy common stock. No shares are pledged as security.

	Common Stock Beneficially Owned[2]				Phantom/Deferred Shares(4)
Name	Shares Owned(1)		Shares Which May Be Acquired Within 60 Days(2)	Total Shares Beneficially Owned(3)

Sherry S. Barrat	98,530		11,084	109,614	61,310

James L. Camaren	147,470		—	147,470	30,076

Kenneth B. Dunn	74,110		—	74,110	—

Naren K. Gursahaney	23,390		10,280	33,670

Kirk S. Hachigian	34,510		—	34,510	—

Toni Jennings	35,334		—	35,334	—

John W. Ketchum	118,551		364,924	483,475	14,793

Rebecca J. Kujawa	45,592		54,544	100,136	2,767

Amy B. Lane	20,014		16,601	36,615	—

David L. Porges	28,135		4,706	32,841	—

James L. Robo	1,116,859	(5)	2,794,356	3,911,215	1,538,436

Rudy E. Schupp	55,870	(6)	—	55,870	—

Charles E. Sieving	175,431		129,332	304,763	25,735

Eric E. Silagy	196,988		660,580	857,568	28,002

John L. Skolds	44,910		—	44,910	—

William H. Swanson	113,150		—	113,150	—

Lynn M. Utter	—		2,161	2,161	—

Darryl L. Wilson	10,184		—	10,184	930

All directors and executive officers as a group (24 persons)	2,742,701		4,647,188	7,389,889	1,746,744

(1)

Includes shares of restricted stock (performance-based for executive officers) for Messrs. Ketchum (22,353), Robo (37,293), Sieving (11,418) and Silagy (24,261) and Mrs. Kujawa (13,085), as well as for Mrs. Barrat (31,200) and Mr. Camaren (12,800), and a total of 244,331 shares of restricted stock for all directors and executive officers as a group. The holders of such shares of restricted stock have voting power, but not dispositive power.

(2)

Includes, for executive officers, shares which may be acquired as of or within 60 days after March 23, 2021, upon the exercise of stock options and, for directors, shares payable under the Company’s Deferred Compensation Plan, amended and restated effective January 1, 2003 (the “Frozen Deferred Compensation Plan”) or the NextEra Energy, Inc. Deferred Compensation Plan effective January 1, 2005, as amended and restated through February 11, 2016, as amended (the “Successor Deferred Compensation Plan”), the receipt of which has been deferred until the first day of the month after termination of service as a Board member, except for Mr. Wilson, the receipt of which has been deferred until the first day of the year after termination of service as a Board member. The Frozen Deferred Compensation Plan and the Successor Deferred Compensation Plan are collectively referred to as the “Deferred Compensation Plan.”

(3)

Represents the total number of shares listed under the columns “Shares Owned” and “Shares Which May Be Acquired Within 60 Days.” Under SEC rules, beneficial ownership as of any date includes any shares as to which a person, directly or indirectly, has or shares voting power or dispositive power and also any shares as to which a person has the right to acquire such voting or dispositive power as of or within 60 days after such date through the exercise of any stock option or other right.

(4)

Includes phantom shares under the FPL Group, Inc. Supplemental Executive Retirement Plan, amended and restated effective April 1, 1997 (the “Frozen SERP”), and the NextEra Energy, Inc. (f/k/a FPL Group, Inc.) Supplemental Executive Retirement Plan, amended and restated effective January 1, 2005 (the “Restated SERP”). The Frozen SERP and the Restated SERP are collectively referred to as the “SERP.” Also includes, for Mr. Robo, 304,964 shares held by the trustee of a grantor trust pursuant to a deferred stock grant made under the LTIP, as to which he has neither voting nor dispositive power, 196,994 shares, the receipt of which is deferred pursuant to the terms of a deferred stock grant under the NextEra Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan (“2011 LTIP”), and 901,171 shares, the receipt of which is deferred pursuant to an election made under the NextEra Energy, Inc. Deferred Compensation Plan.

(5)

Includes 419,368 shares held by Mr. Robo’s spouse’s gifting trusts, the trustee of which is Mr. Robo, 430,528 shares held by the James L. Robo Gifting Trust, the trustee of which is Mr. Robo’s spouse, and 108,960 shares owned by Mr. Robo’s spouse.

(6)	Includes 800 shares owned by Mr. Schupp’s spouse, as to which Mr. Schupp disclaims beneficial ownership.

Corporate Governance and Board Matters

Corporate Governance Principles & Guidelines/Code of Ethics

The Board has adopted the Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the Company’s governance. NextEra Energy has adopted a Code of Business Conduct & Ethics applicable to all representatives of NextEra Energy and its subsidiaries, including directors, officers and employees, as well as a Code of Ethics for Senior Executive and Financial Officers (“Senior Code”), which applies to certain senior executive officers. These documents are available on the Company’s website at www.investor.nexteraenergy.com/corporate-governance. Any amendments or waivers of the Senior Code will be disclosed at this website address.

Director Independence

The Board conducts an annual review regarding the independence from the Company’s management of each of its members and, in addition, assesses the independence of any new member at the time that the new member is considered for appointment or nomination for election to the Board. In assessing independence, the Board considers all relevant facts and circumstances and the standards established by the New York Stock Exchange (“NYSE”) and also set forth or referred to in the Governance Guidelines. The NYSE standards and the Governance Guidelines require that NextEra Energy have a majority of independent directors and that the Board must affirmatively determine that each director has no material relationship with the Company in order to determine that the director is independent. Material relationships for this purpose may include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

Based on its review, the Board determined that Sherry S. Barrat, James L. Camaren, Kenneth B. Dunn, Naren K. Gursahaney, Kirk S. Hachigian, Amy B. Lane, David L. Porges, Rudy E. Schupp, John L. Skolds, Lynn M. Utter and Darryl L. Wilson, constituting all 11 non-employee directors, are independent under the NYSE standards and the Governance Guidelines.

In determining that Mr. Schupp is independent, the Board considered that a NextEra Energy subsidiary has employed Mr. Schupp’s son since June 2011 in non-executive business roles, for total compensation in 2020 of approximately $225,000.

Board Leadership Structure

The Board believes that the decision as to who should serve as chairman and as chief executive officer (“CEO”) and whether the offices should be combined or separate, is properly the responsibility of the Board to be exercised from time to time in appropriate consideration of the Company’s then-existing characteristics or circumstances. In view of the Company’s operating record, including its role as a national leader in renewable energy generation, and the operational and financial opportunities and challenges faced by the Company, the Board’s judgment is that the functioning of the Board is generally best served by maintaining a structure of having one individual serve as both chairman and CEO. The Board believes that having a single person acting in the capacities of chairman and CEO promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the chain of command to execute the Company’s strategic initiatives and business plans and to address its challenges. However, in certain circumstances, such as the transition from one CEO to another, the Board believes that it may be appropriate for the roles of the CEO and the chairman to be separated.

The Board has an independent Lead Director selected by and from the independent directors (with strong consideration given to present and past committee chairs). The Lead Director serves a two-year term commencing on the date of the Company’s annual meeting of shareholders. Unless the independent directors determine otherwise due to particular circumstances, no director will serve as the Lead Director for more than one two-year term on a consecutive basis. Sherry S. Barrat currently serves as the Lead

Director, having been appointed in May 2020. The independent directors will appoint a successor to Mrs. Barrat as the Lead Director at the meeting of the Board immediately following the 2022 annual meeting.

The Lead Director has the following duties and authorities:

•	act, on a non-exclusive basis, as liaison between the independent directors and the chairman;

•	approve the Board agenda and information sent to the Board;

•	preside at Board meetings in the absence of the chairman and chair executive sessions of the non-management directors;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	call executive sessions of the independent directors;

•	if requested by major shareholders, be available, when appropriate, for consultation and direct communication consistent with the Company’s policies regarding communications with shareholders;

•	communicate Board member feedback to the CEO; and

•	have such other duties as may from time to time be assigned by the Board.

The Board believes that having an independent Lead Director, regular Board and committee executive sessions, a substantial majority of independent directors and the corporate governance structures and processes described in this proxy statement allow the Board to maintain effective oversight of management.

Board Role in Risk Oversight

The Board discharges its risk oversight responsibilities primarily through its committees. The Board exercises its role in risk oversight in a variety of ways, including the following:

Audit Committee

•  Oversees the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and the Company’s accounting and financial reporting processes

•  Oversees compliance with legal and regulatory requirements

•  Discusses with management the Company’s policies with respect to risk assessment and risk management

•  Reviews and discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures

•  Ensures that risks identified from time to time as major risks are reviewed by the Board or a Board committee

Finance & Investment Committee

•  Reviews and monitors the Company’s financing plans

•  Reviews and makes recommendations regarding the Company’s dividend policy

•  Reviews risk management activities and exposures related to the Company’s energy trading and marketing operations

•  Reviews the Company’s major insurance lines

•  Oversees the risks associated with financing strategy, financial policies and the use of financial instruments, including derivatives

Nuclear Committee

•  Reviews the safety, reliability and quality of nuclear operations

•  Reviews reports issued by external oversight groups

•  Reviews the Company’s long-term strategies and plans related to its nuclear operations

Compensation Committee

•  Oversees compensation-related risks, including annually reviewing management’s assessment of risks related to employee compensation programs

•  Oversees the compensation risk mitigation practices and controls that the Company has in place

NextEra Energy’s CEO, as the Company’s chief risk officer, together with other members of the Company’s senior management team, oversees the execution and monitoring of the Company’s risk management policies and procedures. NextEra Energy’s management maintains a number of risk oversight committees that assess operational and financial risks throughout the Company. NextEra Energy also has a Corporate Risk Management Committee, composed of senior executives, that assesses the Company’s strategic risks and the strategies employed to mitigate those risks. The Board committees discussed above meet periodically with the Company’s senior management team to review the Company’s risk management practices and key findings.

Board Evaluations

Each year the Board engages in a self-evaluation process which is conducted by the Governance & Nominating Committee. Members of the Board are surveyed to assess the effectiveness of the Board’s membership and oversight processes and to solicit input from members of the Board for improvements to the Board’s functions. With the input of the Governance & Nominating Committee, recommendations from

Board members are incorporated into Board processes and Board agenda topics. This annual self- evaluation process ensures that the Board periodically considers improvements to Board processes and procedures.

Director Meetings and Attendance

The Board and its committees meet on a regular schedule and also hold special meetings from time to time. Executive sessions of the independent directors are scheduled in the agenda for each regularly-scheduled Board meeting. The Board met eight times in 2020. Each director attended 100% of the total number of Board meetings and meetings of the committees on which he or she served during 2020. Absent circumstances that cause a director to be unable to attend the Board meeting held in conjunction with the annual meeting of shareholders, Board members are required to attend the annual meeting of shareholders. The thirteen directors in office at the time attended the 2020 annual meeting of shareholders.

Board Committees

The standing committees of the Board are the Audit Committee, the Compensation Committee, the Governance & Nominating Committee, the Finance & Investment Committee, the Nuclear Committee and the Executive Committee. The committees regularly report their activities and actions to the full Board, generally at the Board meeting next following the committee meeting. Executive sessions are held after each regularly-scheduled committee meeting (other than quarterly earnings review meetings of the Audit Committee) and are chaired by the committee chairs. Each of the committees operates under a charter approved by the Board and each committee (other than the Executive Committee) conducts an annual self- evaluation of its performance. Current copies of the charters of the committees are available on the Company’s website at www.investor.nexteraenergy.com/corporate-governance. The current membership and primary functions of the committees are described below.

Audit Committee

Members:	Primary Responsibilities:	Meetings in 2020:

William H. Swanson (Chair)

Kenneth B. Dunn

Naren K. Gursahaney

Toni Jennings

John L. Skolds

Lynn M. Utter

Darryl L. Wilson

•  All members are independent and financially literate under applicable NYSE and SEC requirements

•  Mr. Swanson and Mr. Gursahaney are audit committee financial experts under the definition provided by the SEC

•  Appoints the Company’s independent registered public accounting firm and approves all permitted services to be performed by the firm

•  Reviews the independent registered public accounting firm’s qualifications, performance and independence

•  Approves the engagement of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services

•  Assists the Board in overseeing the integrity of the Company’s financial statements and compliance with legal and regulatory requirements

•  Assists the Board in overseeing the performance of the Company’s internal audit function, the accounting and financial reporting processes of the Company and audits of the Company’s financial statements

•  Establishes procedures for the receipt, retention and treatment of complaints and concerns received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters

Eight

Compensation Committee

Members: Kirk S. Hachigian (Chair) Sherry S. Barrat James L. Camaren Amy B. Lane Darryl L. Wilson • All members meet the NYSE standards for independence

Primary Responsibilities:

•  Reviews and approves corporate goals and objectives relevant to the compensation of the CEO and the other executive officers

•  Evaluates the performance of the CEO in light of those goals and objectives, approves the compensation of the CEO and the other executive officers, approves any compensation-related agreements for the CEO and the other executive officers and makes recommendations to the Board with respect to the non-employee directors’ compensation

•  Oversees the preparation of the Compensation Discussion & Analysis section of this proxy statement and approves the Compensation Committee Report

•  Reviews the results of the Company’s shareholder advisory vote on the compensation of the NEOs, makes recommendations to the Board with respect to incentive compensation plans and other equity-based plans and administers the Company’s annual and long-term incentive plans and non-employee directors stock plan

•  Retains, and assesses the independence of, any outside compensation consultants engaged to assist in the evaluation of executive compensation

Meetings in 2020: Four

Governance & Nominating Committee

Members: Rudy E. Schupp (Chair) Sherry S. Barrat James L. Camaren Naren K. Gursahaney Kirk S. Hachigian Toni Jennings • All members meet the NYSE standards for independence

Primary Responsibilities:

•  Reviews the size and composition of the Board, identifies and evaluates potential nominees for election to the Board and recommends candidates for all directorships to be elected by shareholders or appointed by the Board

•  Reviews the Governance Guidelines, the Related Person Transactions Policy and the content of the Code of Business Conduct & Ethics and the Senior Code and recommends any proposed changes to the Board

•  Oversees the evaluation of the Board

•  Makes recommendations to the Board regarding the business of the annual meeting of shareholders, as well as with respect to shareholder proposals that may be considered at the annual meeting

Meetings in 2020: Three

Finance & Investment Committee

Members: Amy B. Lane (Chair) Sherry S. Barrat Kenneth B. Dunn David L. Porges Rudy E. Schupp William H. Swanson Lynn M. Utter • All members meet the NYSE standards for independence

Primary Responsibilities:

•  Reviews and monitors the Company’s financing plans

•  Reviews and makes recommendations to the Board regarding the Company’s dividend policy

•  Reviews the Company’s risk management activities and exposures related to its energy trading and marketing operations

•  Reviews certain proposed capital expenditures

•  Reviews the performance of the Company’s pension, nuclear decommissioning and other investment funds

Meetings in 2020: Five

Nuclear Committee

Members: John L. Skolds (Chair) • Mr. Skolds meets the NYSE standards for independence

Primary Responsibilities:

•  Meets with senior members of the Company’s nuclear division

•  Reviews the operation of the Company’s nuclear division and makes reports and recommendations to the Board with respect to such matters

•  Reviews, among other matters, the safety, reliability and quality of the Company’s nuclear operations and the Company’s long-term strategies and plans for its nuclear operations

Meetings in 2020: Four

Executive Committee

Members: James L. Robo (Chair) Sherry S. Barrat Kirk S. Hachigian Amy B. Lane Rudy E. Schupp William H. Swanson

Primary Responsibilities:

•  Provides an efficient means of considering such matters and taking such actions as may require the attention of the Board or the exercise of the Board’s powers or authorities when the Board is not in session

Meetings in 2020: None

Consideration of Director Nominees

Proxy Access Shareholder Nominees

The Bylaws permit a shareholder, or a group of up to 20 shareholders, owning continuously for at least three years shares of NextEra Energy representing an aggregate of at least 3% of the Company’s outstanding shares to nominate and include in the Company’s proxy materials director nominees for up to 20% of the current membership of the Board or two directorships, whichever is greater, provided that the shareholder(s) and nominee satisfy the requirements in the Bylaws. Notice of proxy access director nominees for the 2022 annual meeting of shareholders should be addressed to the Corporate Secretary, NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420 and must be received no earlier than November 1, 2021 and no later than the close of business on December 1, 2021. A copy of the Bylaws containing the complete proxy access requirements is available on NextEra Energy’s website at www.investor.nexteraenergy.com/corporate-governance.

Other Shareholder Nominees

The policy of the Governance & Nominating Committee is to consider properly submitted shareholder nominations of candidates for membership on the Board. Shareholder nominations are reviewed in the same manner as candidates identified by or recommended to the Governance & Nominating Committee. Any shareholder nominations proposed for consideration by the Governance & Nominating Committee should include the nominee’s name and qualifications for Board membership, should include all information that the Bylaws require for director nominations and should be addressed to the Corporate Secretary, NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420. A copy of the Bylaws is available on NextEra Energy’s website at www.investor.nexteraenergy.com/corporate- governance. In order for nominations to be timely under the advance notice requirements of the Bylaws for the 2022 annual meeting, they must be received no earlier than January 20, 2022 and no later than February 19, 2022.

Communications with the Board

The Board has established procedures by which shareholders and other interested parties may communicate with the Board, any Board committee, the Lead Director and any one or more of the other directors. Such parties may write to one or more of the directors, care of the General Counsel, NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, or send an e-mail to: boardofdirectors@nexteraenergy.com. They may also contact any member of the Audit Committee with a concern under the Code of Business Conduct & Ethics by calling 561-694-4644.

The Board has instructed the General Counsel to assist the Board in reviewing all written communications to the Board, any Board committee or any director as follows:

•

Complaints or similar communications regarding accounting, internal accounting controls or auditing matters will be handled in accordance with the NextEra Energy, Inc. and Subsidiaries Procedures for Receipt, Retention and Treatment of Complaints and Concerns Regarding Accounting, Internal Accounting Controls or Auditing Matters.

•

All other legitimate communications related to the duties and responsibilities of the Board or any committee will be promptly forwarded by the General Counsel to the applicable directors, including, as appropriate under the circumstances, to the chairman of the board, the Lead Director and/or the appropriate committee chair.

•

All other shareholder, customer, vendor, employee and other complaints, concerns and communications will be handled by management with Board involvement as advisable with respect to those matters that management reasonably concludes to be significant.

Communications that are of a personal nature or not related to the duties and responsibilities of the Board, are unduly hostile, threatening, illegal or similarly inappropriate or unsuitable, are conclusory or vague in nature, or are surveys, junk mail, resumes, service or product inquiries or complaints, or business solicitations or advertisements, generally will not be forwarded to any director unless the director otherwise requests or the General Counsel determines otherwise.

Website Disclosures

NextEra Energy will disclose the following matters, if such matters should occur, on its website at www.investor.nexteraenergy.com/corporate-governance:

•

any contributions by NextEra Energy to tax exempt organizations of which a director of the Company serves as an executive officer exceeding the greater of $1,000,000 or 2% of the organization’s revenues in any single fiscal year during the past three fiscal years; and

•

any Board determination that service by a member of the Company’s Audit Committee on the audit committees of more than three public companies does not impair the ability of that individual to serve effectively on the Company’s Audit Committee.

Transactions with Related Persons

In 2007, the Board adopted a Related Person Transactions Policy (the “Policy”) for the review and approval of Related Person Transactions by the Governance & Nominating Committee. Transactions and series of transactions exceeding $120,000 in any fiscal year involving the Company and in which any Related Person has a direct or indirect material interest are governed by the Policy. Related Persons under the Policy are executive officers, directors and nominees for director of NextEra Energy, any beneficial owner of more than 5% of any class of NextEra Energy’s voting securities and any immediate family member of any of the foregoing persons.

In considering whether to approve a Related Person Transaction, the Governance & Nominating Committee (or its Chair, to whom authority has been delegated under certain circumstances) considers such factors as it (or the Chair) deems appropriate, which may include: (1) the Related Person’s relationship to NextEra Energy and interest in the transaction; (2) the material facts of the proposed Related Person Transaction, including the proposed value of such transaction or, in the case of indebtedness, the principal amount that would be involved; (3) the benefits to NextEra Energy and its shareholders of the Related Person Transaction; and (4) an assessment of whether the Related Person Transaction is on terms that are comparable to the terms that would be available to an unrelated third party.

The Policy provides for standing approval for certain categories of Related Person Transactions without the need for specific approval by the Governance & Nominating Committee. These categories include (1) certain transactions with other companies where the Related Person’s only relationship is as an employee (other than an executive officer), partner or principal, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the other company’s gross annual revenues in its most recently-completed fiscal year and (2) charitable contributions, grants or endowments by NextEra Energy to charitable organizations, foundations or universities with which a Related Person’s only relationship is as an employee (other than an executive officer) or a trustee, if the aggregate amount involved does not exceed the lesser of $500,000 or 2% of the charitable organization’s total annual receipts in its most recently completed fiscal year.

During 2020, three providers of investment management and administrative services to the Company were also beneficial owners of more than 5% of NextEra Energy’s outstanding common stock. The nature and value of services provided by these 5% shareholders and their affiliates are described below:

•

BlackRock provided investment management services to the NextEra Energy, Inc. Employee Pension Plan and the Employee Retirement Savings Plan, money market fund management services to NextEra Energy subsidiaries and investment services to the decommissioning trust funds for the Duane Arnold and Point Beach nuclear plants; it received fees of approximately $1,477,940 for such services in 2020;

•

State Street provided investment management and administrative services to the Company’s Employee Pension Plan and Employee Retirement Savings Plan and investment services to the decommissioning trust funds for Port St. Lucie, Turkey Point, Duane Arnold, Point Beach and Seabrook nuclear plants; it received fees of approximately $1,052,286 for such services in 2020; and

•	Vanguard provided investment management and administrative services to the Company’s Employee Retirement Savings Plan and received fees of approximately $1,209,050 for such services in 2020.

NextEra Energy believes that the terms of the services described above are comparable to the terms that would be available to an unrelated third party under the same or similar circumstances.

During 2020, the adult son of Mr. Rudy E. Schupp was employed by a subsidiary of NextEra Energy as a Project Director. His total compensation for 2020 was approximately $225,000 and he was eligible for company benefits available to all other employees in a similar position.

In 2020, the law firm in which the brother of Mr. Kirk S. Hachigian is a partner received from a subsidiary of the Company a payment of approximately $577,000 for legal services rendered in connection with an acquisition completed by the Company’s subsidiary.

Audit-Related Matters

Audit Committee Report

The Audit Committee submits the following report for 2020:

In accordance with the written Audit Committee Charter, the Audit Committee assists the Board of Directors (“Board”) in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2020, the Audit Committee met eight times, including four meetings where, among other things, the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer, the chief accounting officer and the independent registered public accounting firm prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the firm’s independence. The Audit Committee has reviewed any relationships that may affect the objectivity and independence of the independent registered public accounting firm and has satisfied itself as to the firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, resources and staffing. The Audit Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those required to be discussed by PCAOB Auditing Standard No. 1301, “Communications with Audit Committees,” and discussed and reviewed the results of the firm’s audit of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2020 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the audit of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

In addition, and in accordance with the Audit Committee Charter, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm management’s internal control report, management’s assessment of the internal control structure and procedures of the Company for financial reporting and the independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting, all as required to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s independent registered public accounting firm and management. In discharging its duties, the Audit Committee has relied on (1) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (2) the report of the independent registered public accounting firm with respect to such financial statements.

Respectfully submitted,

William H. Swanson, Chair

Kenneth B. Dunn

Naren K. Gursahaney

Toni Jennings

John L. Skolds

Darryl L. Wilson

Fees Paid to Deloitte & Touche

The following table presents fees billed for professional services rendered by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for the fiscal years ended December 31, 2020 and 2019.

	2020	2019

Audit Fees(1)	$6,710,000	$6,553,000

Audit-Related Fees(2)	3,778,000	4,337,000

Tax Fees(3)	708,000	2,943,000

All Other Fees(4)	17,000	97,000

Total Fees	$11,213,000	$13,930,000

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of NextEra Energy’s and FPL’s annual consolidated financial statements for the fiscal year, the reviews of the financial statements included in NextEra Energy’s and FPL’s Quarterly Reports on Form 10-Q filed during the fiscal year and the audit of the effectiveness of internal control over financial reporting, comfort letters and consents.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of NextEra Energy’s and FPL’s consolidated financial statements and are not reported under “Audit Fees.” These fees primarily related to audits of subsidiary financial statements, consultations on transactions, and attestation services.

(3)

Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice and planning. These fees primarily related to research and development tax credit advice and planning services.

(4)

All Other Fees consist of fees for products and services other than the services reported under the other named categories. In 2020, these fees related to training. In 2019, these fees related to litigation services related to fact testimony regarding the eligible cost basis used for federal income tax purposes and training.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

In accordance with the requirements of Sarbanes-Oxley, the Audit Committee Charter and the Audit Committee’s pre-approval policy for services provided by the independent registered public accounting firm, all services performed by Deloitte & Touche are approved in advance by the Audit Committee. Permitted services specifically identified in an appendix to the pre-approval policy for which the fee is expected to be $500,000 or less are pre-approved by the Audit Committee each year. This pre-approval allows management to obtain the specified permitted services on an as-needed basis during the year, provided any such services are reviewed with the Audit Committee at its next regularly scheduled meeting. Any permitted service for which the fee is expected to exceed $500,000, or that involves a service not listed on the pre-approval list, must be specifically approved by the Audit Committee prior to commencement of such service. The Audit Committee has delegated to the Chair of the Audit Committee the right to approve audit, audit-related, tax and other services, within certain limitations, between meetings of the Audit Committee, provided any such decision is presented to the Audit Committee at its next regularly scheduled meeting. At each Audit Committee meeting (other than meetings held solely to review earnings materials), the Audit Committee reviews a schedule of services and the estimated fees for those services for which Deloitte & Touche has been engaged since the prior Audit Committee meeting under existing pre-approvals. In 2020 and 2019, no services provided to NextEra Energy or FPL by Deloitte & Touche were approved by the Audit Committee after services were rendered pursuant to Rule 2-01(c)(7)(i)(C) of the SEC’s Regulation S-X (which provides a waiver of the otherwise applicable pre-approval requirement under certain conditions).

The Audit Committee has determined that the non-audit services provided by Deloitte & Touche during 2020 and 2019 were compatible with maintaining that firm’s independence.

Executive Compensation

Compensation Discussion & Analysis

This Compensation Discussion and Analysis explains our 2020 executive compensation program for the NEOs. The executive compensation program for the Company’s NEOs generally applies to the Company’s other executive officers. Please read this discussion and analysis together with the tables and related narrative about executive compensation which follow.

Highlights

Execution on Strategic Imperatives Aligned with Compensation

NextEra Energy has a strong pay for performance philosophy that contributed to robust 2020 results. NextEra Energy achieved Company-record adjusted earnings* of $4.552 billion, split adjusted EPS* of $2.31 and a 1-year TSR of 30%. NextEra Energy’s 2020 TSR outperformed the TSR of the S&P 500 Utilities Index of 1% and the TSR of the S&P 500 Index of 18% for 2020.

These significant accomplishments came as the Company continued to be a leader among the ten largest U.S. utilities (based on market capitalization) in substantially all financial metrics. Among these largest ten U.S. utilities, NextEra Energy ranked #1 for 2-, 3-, 5-, 7- and 10-year TSR and #1 for 5-, 7- and 10-year adjusted EPS growth. In 2020, NextEra Energy ranked #1 among U.S. and global utility companies, based on market capitalization.**

Ten Largest U.S. Utilities Based on Market Cap – NextEra ranks:

In 2021, NextEra Energy was named by Fortune Magazine as the World’s Most Admired Electric & Gas Utility for the fourteenth time in the last fifteen years. Also in 2021, NextEra Energy was named by the Ethisphere Institute as one of the World’s Most Ethical Companies for the fourteenth time in fifteen years.

*

This measure is not a financial measure calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See Appendix B to this proxy statement for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

**	Market capitalization is as of December 31, 2020; rankings are sourced from FactSet Research Systems Inc.

The returns that NextEra Energy generated for its shareholders were attributable to outstanding 2020 performance by the Company’s two principal operating businesses, FPL and NextEra Energy Resources. Some of the Company’s many operational and financial achievements in 2020 include:

Florida Power & Light	NextEra Energy Resources

Achieved best-ever performance in minutes of service unavailability per customer and best-ever performance in frequency of interruptions and momentaries	Originated 6,621 megawatts of renewable contracts

Among the lowest typical residential bills in Florida and customer bills that are about 30% below the latest national average	Delivered strong performance in wind development, with approximately 1,989 megawatts of new wind projects added and 515 megawatts of wind repowering projects added to its contracted backlog

Delivered best-in-class performance in per-customer operations & maintenance (“O&M”) expense and top-decile overall fossil fleet generation availability of 93.3%	Delivered strong performance in solar development, adding 2,281 contracted megawatts of solar development and won 12% of market share of 2020 U.S. signed solar power purchase agreements

Ranked 1st by JD Power in the 2020 Electric Utility Residential Customer Satisfaction Study, South Region: Large Segment	Largest player in the U.S. in grid-scale battery storage

Achieved top-decile business and residential customer satisfaction scores	Achieved top-decile overall equivalent forced outage rate (“EFOR”) of 2.09%

Ultimately, the Company’s financial and operational performance is reflected in the increased value of its common stock. As the following table illustrates, TSR over the three-year period from December 31, 2017 to December 31, 2020 was 112%, meaning that an investment of $100 in NextEra Energy common stock on December 31, 2017 was worth $212.19 on December 31, 2020. The CEO’s total direct compensation over the same period was well-aligned with TSR.

Our executive compensation program is designed to tie compensation to performance, with some performance metrics on which our CEO’s compensation is based designed to result in value creation over an extended period of time and others on an annual basis. As a result, CEO compensation may not precisely parallel TSR in any given period. CEO compensation may lag corporate performance in certain years and it may outpace corporate performance in other years. Although absolute alignment between pay and performance in each year may not be achieved and, in any event, may not be appropriate, the Compensation Committee believes that, over time, the Company’s executive compensation program rewards superior performance, provides a disincentive for performance that falls short of expectations and closely aligns executive compensation with shareholder returns.

No Changes to Compensation Awards or Plans. In light of the Company’s superior performance despite the COVID-19 pandemic, discussed above and beginning on page 49, no changes to prior compensation awards or previously established compensation plans were necessary or appropriate in 2020 and no such changes are planned for 2021.

Compensation Elements Designed to Align with Our Strategy

Our executive compensation program is designed to attract, retain, motivate, reward and develop high- quality, high-performing executive leadership whose talent and expertise enable the Company to create long-term and superior shareholder value relative to our peers.

As discussed in more detail below, NEO direct compensation has three principal elements: base salary, annual incentive awards and equity compensation.

The Compensation Committee believes these core elements fulfill the fundamental objective of our compensation program to create superior shareholder value. As described below, our compensation program includes several key practices that are designed to align executive and shareholder interests.

Key Practices of Our Compensation Program Align Executive and Shareholder Interests

We set target total direct compensation opportunity and pay mix to support the goals of shareholder value creation and executive retention

•  Each NEO’s 2020 target total direct compensation opportunity was set with reference to two groups of benchmarked companies, drawn from energy services and general industry, representing the broad, competitive labor market from which we recruit executive talent and with which we must compete for that talent. This target opportunity was then allocated over several forms of compensation, the mix of which was designed to support the goals of shareholder value creation and executive retention.

We link NEO financial success to shareholder value creation

•  All NEOs’ 2020 compensation included a significant element of equity compensation, supported by robust stock ownership guidelines, performance hurdles, vesting schedules and the potential for clawback.

We value, and review, performance relative to the performance of our competitors and peers whenever possible, rather than relative to arbitrary goals

•  Our basic principle underlying the linkage between performance (both financial and operational) and executive compensation is that performance superior to our competition and peers will result in above-target compensation, while performance that is inferior to our competition and peers will result in below-target compensation. Wherever comparable industry information was available, our 2020 financial and operational performance goals were set, and our 2020 performance against those goals was measured, relative to industry performance.

Our principal financial metrics in 2020 were adjusted ROE and adjusted EPS growth

•  Adjusted ROE and adjusted EPS growth were used to benchmark our 2020 results against industry performance, measured in comparison to the actual results of companies in the S&P 500 Utilities Index over a ten-year period. The Compensation Committee believes these financial metrics are “enduring standards,” because they are objective, require superior performance, are aligned with creating shareholder value and encourage stretch goals. The Compensation Committee believes a ten-year period is appropriate due to the historically longer-term economic cycles inherent in the power industry and the sporadic volatility that the power industry experiences from time-to-time. The Compensation Committee accordingly believes that a ten-year period reduces the likelihood that, in any given year, inappropriate metrics will be established as a result of short-term industry anomalies.

Responding to Our Shareholders – 2020 Say-On-Pay Vote and Shareholder Outreach

In 2020, we held our tenth annual advisory vote to approve NEO compensation, commonly known as “say-on-pay.” In 2020, we sought to engage with shareholders who, in the aggregate, represented a significant percentage of our outstanding shares, and held discussions with those who agreed to our request for engagement. Our engagement efforts are discussed in more detail on pages 4 and 34.

Shareholders were generally supportive of our executive compensation program and of our overall corporate governance practices. Prior to making determinations about 2021 NEO total compensation opportunities, the Compensation Committee reviewed the results of the 2020 say-on-pay vote, noting that 91.6% of those voting had voted “FOR” the Company’s compensation of its NEOs. The Committee considered this vote to be supportive of the Company’s executive compensation program.

Our Commitment to Best Practices

What We Do	What We Do Not Do

Tie pay to performance and a substantial majority of NEO pay is not guaranteed; 93% of the CEO’s actual direct 2020 compensation was performance-based	No CEO employment agreement

Use industry benchmarks when setting operational goals and when reviewing actual performance and generally target top-decile or top-quartile performance as compared to our industry on operational measures where benchmark data is available rather than performance against arbitrary goals

No tax gross-ups of NEO perquisites

We take steps to mitigate undue risk related to compensation, including using a clawback policy, stock ownership and retention requirements and multiple performance metrics. The Compensation Committee believes that none of the Company’s compensation programs creates risks that are reasonably likely to have a material adverse impact on the Company, which the committee validates through a comprehensive risk assessment of incentive compensation plans each year

No excise tax gross-up provisions in change in control agreements entered into since 2009

Have robust stock ownership guidelines which all NEOs exceed	No repricing of underwater stock options

Require executive officers to hold performance-based restricted stock for two years after vesting	No share recycling under equity compensation plan

Have a minimum full vesting period for stock options and performance-based restricted stock, generally three years	No hedging of company securities by NEOs or directors permitted under securities trading policy

Utilize an independent compensation consultant	No pledging of company securities

Engage in shareholder outreach and regularly assess the executive compensation program against shareholder input, emerging trends and other factors	No guaranteed annual or multi-year bonuses

NEOs are required to enter into Rule 10b5-1 plans with minimum waiting periods to transact trades in company securities

2020 Named Executive Officer Compensation

Named Executive Officers

The table below provides our NEOs during 2020 whose compensation is described in this Compensation

Discussion & Analysis.

Executive	Title

James L. Robo	Chairman, President & CEO of NextEra Energy and Chairman of FPL

Rebecca J. Kujawa	Executive Vice President, Finance and CFO of NextEra Energy and FPL

John W. Ketchum	President and CEO of NextEra Energy Resources

Eric E. Silagy	President and CEO of FPL

Charles E. Sieving	Executive Vice President and General Counsel of NextEra Energy and Executive Vice President of FPL

Our Target Pay Mix is Majority Performance Based

The Compensation Committee believes that a significant portion of each NEO’s total direct compensation opportunity should be performance-based, reflecting both upside and downside potential. When determining the proportion of total compensation of each compensation element in 2020, the Compensation Committee reviewed current market practices and industry trends, taking into consideration the Company’s preference for emphasizing performance-based compensation and de-emphasizing fixed compensation.

In determining performance-based compensation, the Compensation Committee sought to focus the efforts of the NEOs on a balance of short-term, intermediate-term and long-term goals. In addition, the Compensation Committee considered the NEOs’ perception of the relative values of the various elements of compensation and sought input from the CEO and the Compensation Consultant.

2020 Base Salary

CEO: For 2020, Mr. Robo’s base salary was increased by 3.4% to $1,500,000, primarily reflecting the Company’s superior operating results in 2019, the nature and responsibilities of Mr. Robo’s position, his expertise and performance, the competitiveness of his current pay in relation to his corresponding peer groups and the business judgment of the Compensation Committee.

Other NEOs: Mrs. Kujawa’s salary in 2020 of $687,700 represented a 30% increase, Mr. Ketchum’s base salary of $1,180,600 represented a 20% increase, Mr. Silagy’s base salary in 2020 of $1,304,100 represented a 13% increase, and Mr. Sieving’s base salary of $1,082,600 represented an 8% increase. Salary increases were based on market considerations, the nature and responsibilities of each NEO’s respective position, expertise and performance, the competitiveness of each NEO’s current pay in relation to their corresponding peer group and the recommendations of the CEO.

2020 Annual Performance-Based Incentive Compensation

2020 Annual Incentive Plan Description

Annual Incentive Plan goals are established to incentivize superior performance relative to industry peers. A majority of these goals are based on industry benchmarks and payouts under the Annual Incentive Plan are generally based on Company performance in the relevant period.

Prior to 2020, the Compensation Committee established financial and operational performance goals under the Annual Incentive Plan in the following categories:

Type of 2020 Performance Goals	How We Established and Used the 2020 Performance Goals

Financial

•  The financial metrics are based on enduring standards indicative of sustained performance— adjusted EPS growth and adjusted ROE—as compared to the financial performance over the ten-year period ended on December 31, 2020 of the companies included in the S&P 500 Utilities Index.

•  Higher ratings indicate corporate financial performance superior to industry median and lower ratings indicate corporate financial performance which lags industry median.

Operational

•  Operational goals and payout scales are established in advance of the year using available industry benchmarks insofar as possible.

•  If an industry benchmark is not available, the applicable goal generally is set at a level representing an improvement or a stretch as compared to prior performance.

•  As a general principle, the Compensation Committee seeks to set operational performance goals at levels that represent excellent performance, superior to the results of typical companies in our industry, and that require significant effort on the part of the executive team to achieve.

•  Performance on certain compliance-related goals is scored as either “met” or “not met,” while performance against other goals is judged on a sliding scale in comparison to top-decile, top-quartile, median and sub-median performance as compared to the industry.

2020 Financial Performance Matrix

The financial performance matrix approved by the Compensation Committee for 2020, which is illustrated below, compares the Company’s 2020 adjusted EPS growth and adjusted ROE to the average of the actual annual EPS growth and ROE of the companies included in the S&P 500 Utilities Index during the ten-year period from January 1, 2011 to December 31, 2020 (estimated for 2020 using actual results for the first three quarters and analysts’ estimates for the fourth quarter).*

The Compensation Committee believes that these financial metrics are “enduring standards,” because they are objective, require the Company to demonstrate improvement, are aligned with how shareholder value is created and encourage management to include stretch goals as part of the annual budget-setting process. The financial performance matrix is designed to provide relatively greater rewards if the Company outperforms others in its industry on the indexed measures and relatively lower rewards if it does not. The

Compensation Committee based the matrix on adjusted earnings because it believes that adjusted earnings provide a more meaningful representation of the Company’s fundamental earning power than net income calculated in accordance with GAAP. Therefore, the Compensation Committee believes that using adjusted earnings better aligns the NEOs’ motivations with the Company’s strategy and with shareholders’ long-term interests. In addition, the Compensation Committee believes that the use of adjusted earnings for this purpose is consistent with the way in which the Company communicates its earnings to analysts and investors.

The numbers in the following matrix set forth the range of possible ratings for corporate financial performance. A rating of “1” indicates overall corporate financial performance at the industry median, while higher ratings indicate corporate financial performance superior to the industry median, and lower ratings indicate corporate financial performance which lags the industry median.

It is important to recognize that the adjusted ROE and adjusted EPS growth amounts set forth in the illustration below are not generated arbitrarily by the Company, but reflect actual industry performance on these measures for the ten-year period ended December 31, 2020, and that the Company’s executive compensation is based, with respect to adjusted ROE and adjusted EPS growth, on the performance delivered by the Company relative to industry performance.

*

Adjusted EPS and adjusted ROE are not financial measurements calculated in accordance with GAAP. Adjusted earnings, as defined by NextEra Energy for purposes of the Annual Incentive Plan, are the Company’s consolidated net income, as reported in the audited annual financial statements as determined in accordance with GAAP, excluding the effects of: (1) changes in the mark-to-market value of non-qualifying hedges; (2) other than temporary impairments on investments; (3) extraordinary items; (4) non-recurring charges or gains (e.g., restructuring charges and material litigation losses); (5) discontinued operations; (6) regulatory and/or legislative changes and/or changes in accounting principles; (7) labor union disruptions; and (8) acts of God such as hurricanes, which is used, among other reasons, to provide industry comparability. Adjusted ROE, as defined by NextEra Energy, is equal to the Company’s adjusted earnings divided by average common shareholders’ equity, adjusted to provide industry comparability, expressed as a percentage. Adjusted EPS, as defined by NextEra Energy, is equal to the Company’s adjusted earnings divided by weighted average diluted shares outstanding.

2020 Operational Goals

The Compensation Committee’s philosophy with respect to operational goals is that the goals be set and the actual award payouts be earned based on quantifiable performance relative to industry benchmarks, rather than performance against arbitrary goals. Operational goals and payout scales are primarily established based on industry benchmarks and Company performance. As noted previously, delivered performance superior to our industry will generally result in above-target compensation, while performance that is inferior to our industry will generally result in below-target compensation.

In that context, FPL’s typical performance goals based on industry benchmarks are generally equal to or better than the top-quartile performers in its industry and NextEra Energy Resources targets based on earnings growth and profitability goals are well above utility industry norms (in both cases based on internal reviews of publicly-available information and information provided by consultants and industry associations). The following tables set forth the 2020 operational performance goals and the actual performance achieved against those goals.

Florida Power & Light Company:

Indicator	Goal	Actual	Weight

Operations & maintenance costs (plan- adjusted)(1)	$1,240 million(1)	$1,214 million(1)	45%
Capital expenditures (plan-adjusted)(1)	$6,000 million(1)	$6,276 million(1)

Fossil generation availability(2)	top decile performance	exceeded top decile performance	30%
Nuclear industry composite performance index(3)	aggressive goal	missed goal
Service reliability—service unavailability (minutes)	better than top decile (56.0 minutes)	best ever (51.7 minutes)
Service reliability—average frequency of customer interruptions	0.66 interruptions per customer per year (average)	0.64—best ever
Service reliability—average number of momentary interruptions per customer	5.3 momentary interruptions per customer per year	4.4—best-ever performance and top decile performance

Employee safety—OSHA recordables(4) per 200,000 hours	top decile performance (0.46)	0.37	25%
Significant environmental violations	0	0
Customer satisfaction—residential value surveys	aggressive goal	beat goal
Customer satisfaction—business value surveys	aggressive goal	beat goal
Performance under FERC and NERC reliability standards(5)	no significant violations	no significant violations

NextEra Energy Resources:

Indicator	Goal	Actual	Weight

Earnings (plan-adjusted)(1)	$1,935 million(1)	$1,953 million(1)	52%
Return on equity	14.6%	14.9%
Meet budgeted cost goals	$2,116 million	$2,060 million
NEP Cash Available for Distribution	$516 million	beat goal

Employee safety—OSHA recordables(4) per 200,000 hours	0.43—top decile	0.35—beat goal and exceeded top decile performance	18%
Significant environmental violations	0	0
Nuclear industry composite performance index(3)	aggressive goal	beat goal and exceeded top decile performance
Equivalent forced outage rate(6)	aggressive goal	beat goal and exceeded top decile

Execute on schedule and on budget approved North American wind projects	4,073 MW	beat goal	30%
Execute on schedule and on budget approved North American solar projects	987 MW	beat goal
New development or acquisition opportunities in wind, solar, gas infrastructure or transmission	aggressive goal	beat goal
Maintain construction of Mountain Valley Pipeline (MVP) on schedule and on budget	on schedule and on budget	missed goal
Pre-tax income contribution from all asset optimization, marketing and trading activities, full requirements and retail	aggressive goal	beat goal

(1)

Certain of the financial performance indicators used in the Annual Incentive Plan are calculated in a manner consistent with NextEra Energy’s planning and budgeting process and how management reviews its performance relative to that plan, and are not, or do not relate directly to, financial measures calculated in accordance with GAAP. For information about the Company’s results of operations for 2020, as presented in accordance with GAAP, investors should review the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and should not rely on any adjusted amounts or non-GAAP financial measures set forth above. The following explains how the plan-adjusted amounts are calculated from NextEra Energy’s audited consolidated financial statements: (a) FPL operations & maintenance costs (plan-adjusted) is a measure that includes most but not all operations & maintenance expenses and includes certain expenses not classified as operations & maintenance expenses under GAAP, but reported for state regulatory purposes as operations & maintenance expenses; (b) FPL capital expenditures (plan- adjusted) are presented on an accrual basis, and exclude nuclear fuel payments and certain costs not classified as capital expenditures under GAAP in the consolidated statement of cash flows but reported for state regulatory purposes as capital expenditures; and (c) NextEra Energy Resources’ earnings (plan-adjusted) exclude: (i) the mark-to-market effect of non-qualifying hedges; (ii) other than temporary impairments on investments; (iii) extraordinary items; (iv) non-recurring charges or gains (e.g., restructuring charges and material litigation losses); (v) discontinued operations; (vi) regulatory and/or legislative changes and/or changes in accounting principles; (vii) labor union disruptions; and (viii) acts of God such as hurricanes.

(2)	“Fossil generation availability” measures the amount of time during a given period that a power generating unit is available to produce power.

(3)

The “nuclear industry composite performance index” referenced is the Institute of Nuclear Power Operations, or INPO, index. INPO indicates that it promotes the highest levels of safety and reliability in the operation of commercial nuclear power plants by establishing performance objectives, criteria and guidelines for the nuclear power industry and conducting regular detailed evaluations of all nuclear power plants in North America. The INPO index is an 18-month rolling average of a nuclear plant’s, and a company’s nuclear fleet’s, performance against operating performance measures.

(4)

“OSHA” is the United States Occupational Safety and Health Administration. An OSHA recordable injury is an occupational injury or illness that requires medical treatment more than simple first aid and must be reported under OSHA regulations.

(5)	“FERC” is the Federal Energy Regulatory Commission and “NERC” is the North American Electric Reliability Corporation.

(6)

The “equivalent forced outage rate” is computed as the hours of unit failure (unplanned outage hours and equivalent unplanned de-rated hours) given as a percentage of the total hours of the availability of an electricity generating unit.

After the end of 2020, the Executive Compensation Review Board (“review board”), whose members were Messrs. Ketchum, Robo and Silagy and Mrs. Kujawa and the most senior human resources officer, assessed: (1) whether the operational performance goals had been achieved, exceeded or missed and, to the extent exceeded or missed, by what margin such goals had been exceeded or missed (as set forth in the tables above); (2) the degree of difficulty of achieving each goal; and (3) the Company’s performance with respect to each goal as compared to the pre-established payout scale based on top-decile, top- quartile, median and sub-median performance on the same measure (industry-based where benchmark data was available) and arrived at an aggregate determination for the Company’s 2020 performance as compared to the goals. This assessment determined that the Company had achieved superior performance in 2020. The determination of the review board was then presented to the Compensation Committee, which had ultimate authority to accept or modify all or any part of the determination. For 2020, the Compensation Committee reviewed and discussed the review board’s recommendations and the conclusions on which they were based and determined to accept those recommendations.

2020 Annual Incentive Awards for the NEOs

Each NEO’s 2020 annual incentive compensation was determined based on a rating (“NextEra Energy performance rating”) derived by combining the Company’s financial performance as measured by the financial performance matrix (weighted 50%) and the Company’s operational performance as compared to the operational performance goals (weighted 50%). The NextEra Energy performance rating for 2020, determined in this manner, was 1.86.

The NextEra Energy performance rating may be adjusted for each NEO by the Compensation Committee based on individual performance under circumstances in which the Compensation Committee determines that the formulaic calculation of the performance rating without adjustment would otherwise result in the payment of an inappropriate incentive. The Compensation Committee generally uses this aspect of the executive compensation program on a conservative basis, as it believes that the formula for calculating the NextEra Energy performance rating ordinarily should result in appropriate incentive payments. The individual performance adjustment, when used, historically has most often ranged between ±10%.

The Compensation Committee determined the individual performance factors in 2020 based on recommendations from the CEO (for all of the NEOs other than himself). For each NEO other than the CEO, the 2020 individual performance factor was based primarily upon the Company’s exceptional performance as described in the Executive Summary, above, as well as (for each NEO other than the CEO) the NEO’s performance relative to a set of objectives agreed upon with the CEO at the beginning of the year. For the CEO, the Compensation Committee determined the individual performance factor. The Compensation Committee determined Mr. Robo’s 2020 individual performance factor based on the Compensation Committee’s assessment of his performance and the Company’s overall 2020 performance as described in the Executive Summary.

The following illustrates the determination of the 2020 annual incentive for each NEO:

annual incentive = (NextEra Energy performance rating x individual performance factor) x target annual incentive

In years where the Company’s performance is above or substantially above the performance of its peers as evidenced by industry benchmarks, as it was in 2020, the Company expects that annual incentive awards will be paid to the NEOs at a rate exceeding the target rate. For 2020, the NEOs’ annual incentive awards were as follows:

Named Executive Officer	2020 Target Annual Incentive	2020 Annual Incentive Award

James L. Robo	$2,400,000	$4,800,000

Rebecca J. Kujawa	$ 481,390	$ 962,800

John W. Ketchum	$ 826,420	$1,652,800

Eric E. Silagy	$ 912,870	$1,825,700

Charles E. Sieving	$ 649,560	$1,266,600

The amounts set forth above for the NEOs’ 2020 annual incentive awards also are set forth in the “Non-Equity Incentive Plan Compensation” column (column (g)) in Table 1a: 2020 Summary Compensation Table.

2020 Long-Term Performance-Based Equity Compensation

Equity Compensation Mix

What We Granted	Why We Granted It

Performance shares

Directly focus NEOs on the multi-year sustained achievement of challenging TSR, financial and operational goals, because the number of shares ultimately earned depends upon the Company’s and the NEO’s performance over a three-year performance period.

Performance-based restricted stock	Includes a performance goal; affected by all stock price changes, so value to NEOs affected by both increases and decreases in the Company’s stock price.

Performance-based restricted NEP common units	Includes a performance goal; affected by all common unit price changes, so value to NEOs affected by both increases and decreases in NEP’s common unit price.

Stock options	Reward the NEOs only if the Company’s stock price increases and remains above the stock price on the date of grant.

In determining the appropriate mix of equity compensation components, the Compensation Committee primarily considers the following factors:

•	the mix of these components at competitor and peer companies and emerging market trends;

•	the retention value of each element and other values important to the Company, including, for example, the tax and accounting consequences of each type of award;

•	the advice of the Compensation Consultant; and

•	the perceived value to the NEO of each element.

As shown below, the Compensation Committee continued its practice of granting NEOs equity-based compensation which is composed of a substantially greater percentage of performance share awards, since our shareholders indicated during our shareholder outreach that they most highly value the longer-term performance features of performance shares. After the Compensation Committee determined the appropriate mix of equity compensation components, the target award level for each equity-based element was expressed as a percentage of each NEO’s target total direct compensation opportunity. The target dollar value for each component was converted to a number of shares of equivalent value (estimated present value for stock options and performance shares).

2020 Mix of Equity Compensation Awards for the NEOs

In 2020, the Compensation Committee granted the following mix of equity-based compensation to the

NEOs:

Named Executive Officer	Mix of Equity Compensation Awards(1)
	Performance Shares	Options	Performance- Based Restricted Stock	Performance- Based Restricted NEP Common Units

James L. Robo	65%	25%	3%	7%

Rebecca J. Kujawa	60%	20%	13%	7%

John W. Ketchum	60%	20%	13%	7%

Eric E. Silagy	60%	20%	20%	—

Charles E. Sieving	60%	20%	13%	7%

(1)	Calculation of mix percentages based on the grant date present value of each grant as a percentage of each NEO’s total equity-based compensation.

Performance Share Awards Granted in 2020 for the Performance Period Ending December 31, 2022

For the performance share awards granted in 2020 for the performance period beginning January 1, 2020 and ending December 31, 2022, the Compensation Committee continued to use the performance measures adopted in 2018 to ensure alignment in award design with TSR plan design trends and enable strong pay for performance alignment. The 2020 performance share awards have 3-year adjusted ROE and EPS growth and operational measures as performance measures. Consistent with prior years, the awards also have an individual performance factor ranging from ±20%, to enable the Compensation Committee to adjust payouts based on their assessment of the NEO’s individual performance. The goals used to measure long-term performance for purposes of the NEOs’ performance share awards are different both in terms of the objectives and time-frames than the goals used to measure short-term performance under the Company’s Annual Incentive Plan. The measures, and their relative weights, are set forth below:

Performance Measure	Weight

3-year TSR relative to top ten power companies by market capitalization, which is a subset of the S&P 500 Utilities Index	±20% modifier to award payout

3-year adjusted ROE and adjusted EPS growth (determined using a financial matrix similar to the one set forth on page 58)	80%

Operational measures:

•  3-year average employee safety—OSHA recordables/200,000 hours

•  Nuclear industry composite performance index (combined for FPL and NextEra Energy Resources nuclear facilities)

•  3-year average equivalent forced outage rate (fossil and renewable generation)

•  FPL 3-year average service reliability—service unavailability (minutes)

5% each

During the performance period, performance shares are not issued, the NEO may not sell or transfer the

NEO’s contingent right to receive performance shares and dividends are not paid.

Payout of Performance Share Awards Granted in 2018 for the Performance Period Ended December 31, 2020

Each NEO was granted a target number of performance shares in 2018 for a three-year performance period beginning January 1, 2018 and ending on December 31, 2020. The Compensation Committee views the payout of this grant after the end of the performance period as part of each NEO’s 2018 compensation, while the performance shares granted in 2020 for the performance period ending on December 31, 2022 are considered to be part of each NEO’s 2020 compensation, even though the shares will not be issued, if at all, until February 2023.

At the end of the performance period for the performance share awards granted in 2018, each NEO’s performance share award payout, other than Mrs. Kujawa’s payout, was determined in accordance with measures and weights as described above under Performance Share Awards Granted in 2020 for the Performance Period Ending December 31, 2022.

The 2018 performance share award overall rating, determined in this manner, was 2.00, as shown below.

Performance Measure(1)	Weight		Result	Payout as a % of Target

Adjusted EPS Growth and Adjusted ROE		80%	2.00	200%

Operational Measures		20%	1.89	1.89%

Overall Rating			1.98	198%

Relative TSR Modifier	±	20%	1.20	120%

Overall Rating (after applying Relative TSR modifier and individual performance factors)(1)			2.00	200%

(1)	Each NEO’s individual performance factor ranges from +/- 20%. After applying each NEO’s individual performance factor, the NEOs, except for Mrs. Kujawa, received an overall rating of 2.00.

Applying the overall rating results to the target performance shares resulted in the following performance share award payouts for each of the NEOs:

Named Executive Officer	Target Performance Shares for Performance Period 1/1/18-12/31/20	Performance Shares Earned

James L. Robo	195,136	390,272

Rebecca J. Kujawa(1)	3,288	6,345

John W. Ketchum	35,136	70,272

Eric E. Silagy	46,600	93,200

Charles E. Sieving	26,152	52,304

(1)

Rebecca J. Kujawa’s 2018 performance share award payout was determined by multiplying her target number of shares by her three-year average performance rating determined under the Annual Incentive Plan for each of 2018, 2019 and 2020.

See Table 2: 2020 Grants of Plan-Based Awards for information about the performance shares awarded to the NEOs in 2020 and Table 4: 2020 Option Exercises and Stock Vested for additional information about the performance shares issued for the three-year performance period which began on January 1, 2018 and ended on December 31, 2020.

Performance-Based Restricted Stock Granted in 2020

The performance objective for performance-based restricted stock is adjusted earnings of $1.2 billion. The shares of performance-based restricted stock granted in 2020 will not vest unless and until the Compensation Committee certifies that NextEra Energy’s adjusted earnings for each of 2020, 2021 and

2022, respectively, equal or exceed $1.2 billion.

Because the Compensation Committee intends for the grant date present value of performance-based restricted stock awards to equal the fair market value of an equivalent number of shares of the Company’s common stock absent the performance and vesting conditions, dividends are paid on performance-based restricted stock awards as and when dividends are paid on the common stock. However, any dividends paid on performance-based restricted stock awards that do not vest must be repaid within 30 days following forfeiture of the award.

See Table 2: 2020 Grants of Plan-Based Awards for information about the performance-based restricted stock awarded to the NEOs in 2020 and the description following that table for information about the material terms and conditions applicable to those performance-based restricted stock awards.

Performance-Based Restricted NEP Common Units Granted in 2020

In February 2020, as part of the Compensation Committee’s setting of 2020 long-term performance-based incentive compensation for the NEOs, the Compensation Committee expressed its preference that a portion of the long-term performance-based incentive compensation to be awarded to the NEOs who also are officers of NEP be granted in the form of NEP performance-based restricted common units (“NEP Awards”). The Compensation Committee concluded that the proposed NEP Awards would further align the incentive compensation of these NEOs to activities that promote the growth of long-term value for shareholders of the Company. After considering this and other factors, the Board of Directors of NEP (the “NEP Board”) in February 2020 approved grants of NEP Awards to those Company NEOs who also are officers of NEP, as well as to other officers and employees of the Company or its affiliates who are responsible for significant NEP activities.

The NEP Awards received by the NEOs did not increase the NEOs’ overall incentive compensation opportunity, but instead replaced on a dollar-for-dollar basis approximately 7% of the aggregate grant date value of the portion of their long-term performance-based awards in 2020 that otherwise would have been issued in the form of performance-based restricted stock of the Company. The performance objective for NEP Awards is adjusted EBITDA of $400 million. Therefore, the NEP Awards granted in 2020 will not vest unless and until the NEP Board certifies that NEP’s adjusted EBITDA for 2020, 2021 and 2022, respectively, equals or exceeds $400 million.

The NEP Awards were made pursuant to the NextEra Energy Partners, LP 2014 Long Term Incentive Plan (“NEP 2014 LTIP”). NEP will be reimbursed by the Company for the grant date fair value of all NEP Awards granted to employees and officers of the Company or its affiliates.

See Table 2: 2020 Grants of Plan-Based Awards for information about the performance-based restricted NEP common units awarded to the NEOs in 2020 and the description following that table for information about the material terms and conditions applicable to those performance-based restricted common units.

Non-Qualified Stock Option Awards in 2020

The Compensation Committee grants non-qualified stock options, rather than incentive stock options, primarily because the tax treatment of non-qualified stock options is more favorable to the Company than the treatment of incentive stock options. The 2011 LTIP prohibits repricing of awarded options without shareholder approval. See Table 2: 2020 Grants of Plan-Based Awards for information about the stock options granted to the NEOs in 2020 and the description following that table for further information about the material terms and conditions applicable to stock options.

Equity Grant Practices

Equity awards are granted by the Compensation Committee to the NEOs each year in mid-February, which is a date that is normally set two years in advance. The Compensation Committee believes that granting equity in this way is appropriate because the Company typically releases year-end earnings in late January, so all relevant information should be available to the market on the grant date. Equity awards may also be made to new executive officers upon hire or promotion, generally coincident with the date of hire or promotion or the Compensation Committee meeting next following the date of hire or promotion. The Compensation Committee does not seek to time equity grants to take advantage of information, either positive or negative, about the Company which has not been publicly disseminated. The exercise price of options granted is equal to the closing market price of NextEra Energy’s common stock on the effective date of grant.

How We Make Compensation Decisions

Compensation Committee Role and Processes; Role of External Consultant

The Compensation Committee plans its agendas to ensure a thorough and thoughtful decision process. Typically, information regarding strategic decisions with respect to the NEOs is presented at one meeting to the Compensation Committee, which makes its decision at a subsequent meeting. This allows time for follow-up questions from Compensation Committee members in advance of the final decision.

The Compensation Committee had an executive session at the end of each of its 2020 meetings, during which no executive officers were present. During the appropriate executive sessions, the Compensation Committee evaluated the performance of the chairman and CEO, discussed and approved the compensation of the chairman and CEO, met with the Compensation Consultant and discussed and considered such other matters as it deemed appropriate.

During 2020, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”), an independent executive compensation consulting firm which performed no other services for NextEra Energy or its affiliates, to provide advice and counsel to the Compensation Committee from time-to-time. FW Cook is sometimes referred to as the “Compensation Consultant.”

In 2020, the Compensation Consultant participated in all Compensation Committee meetings. In accordance with its engagement letter, during the 2020 executive compensation cycle, FW Cook provided the Compensation Committee and the Company with analyses and advice on topics such as pay competitiveness and executive compensation program plan design. FW Cook also benchmarked and discussed with the Compensation Committee its recommendation with respect to non-employee director compensation. The Compensation Consultant also monitored current and emerging market trends and reported to the Compensation Committee on such trends and their impact on the Company’s compensation practices. In 2020, the Compensation Committee also assessed the independence of FW Cook in accordance with SEC rules and concluded that FW Cook’s work for the Compensation Committee did not raise any conflicts of interest.

Compensation Resources

The Compensation Committee used its business judgment to set each NEO’s target total direct compensation opportunity for 2020 and each compensation element. The Compensation Committee based its determination on its integrated assessment of a series of factors, including competitive alternatives, individual and team contribution and performance, corporate performance, complexity and importance of role and responsibilities, experience, leadership and growth potential and the relationship of the NEO’s pay to the pay of NextEra Energy’s other executive officers. There are no material differences among NEOs with respect to the application of NextEra Energy’s compensation policies or the way in which total compensation opportunity is determined.

The Compensation Committee primarily used the following resources to aid in its determination of the 2020 target total direct compensation opportunity for each NEO.

Market Comparisons/Peer Group

When establishing each NEO’s target total direct compensation opportunity for 2020, the Compensation Committee considered the competitive market for comparable executives and compensation opportunities provided by comparable companies. Competition for executive talent primarily affects the aggregate level of the target total direct compensation opportunity available to the NEOs.

The Compensation Committee believes that it is critical to the Company’s long-term performance to offer its executive officers compensation opportunities broadly commensurate with their competitive alternatives. The Company obtained market comparison information for all NEOs from publicly-available peer group information. The Company’s peer group is composed of a set of companies from the energy services industry and a set of companies from general industry. These companies were selected by the Compensation Committee with input from executive officers (including the CEO) and the Compensation Consultant. The Compensation Committee believes that the use of companies both from the energy services industry and from general industry was appropriate because the Company’s executive officers come both from within and from outside the Company’s industry. NEOs were recruited from within and outside the Company’s industry and the Compensation Committee believes that their opportunities for alternative employment are not limited to other energy or utility companies.

For 2020, the Compensation Committee conducted a review of the then-existing 2019 peer group based on the following criteria:

Selection Criteria

Energy Services Industry	General Industry

•  Publicly traded companies with a strong United States domestic presence

•  Classified with a Standard Industrial Classification (“SIC”) code similar to the Company’s SIC code

•  Annual revenue greater than $5 billion

•  A potential source of executive talent

•  Included in an executive compensation survey database provided by a third party

•  Publicly traded companies with a strong United States domestic presence

•  In the S&P 500

•  Considered highly reputable and highly regarded for operational excellence, product/ service leadership or customer experience

•  Sustained revenues typically between 50% and 250% of the Company’s revenues

•  Consistently high performing

•  Heavily industrialized, highly regulated or a producer of consumer staples

•  Operate in industries which may be potential sources of executive talent

•  No unusual executive pay arrangements

•  Included in an executive compensation survey database provided by a third party

•  Contribute to diversity of industry representation in this segment of the peer group

All energy services industry companies included in the Company’s 2019 peer group met these criteria and were retained by the Compensation Committee for the 2020 peer group and no additional companies were added to this group. The Compensation Committee determined that three general industry companies, Colgate-Palmolive Company, Kellogg and Waste Management, were outliers due to business transactions or the size of the companies. The Compensation Committee replaced these three companies with Caterpillar, Deere & Company, and Illinois Tool Works, which are in industries in which the Company competes for talent and the Compensation Committee believes are more appropriately aligned with the Company’s business in terms of market capitalization and scope. Thus, the executive compensation programs of the following companies were reviewed as market comparators for 2020:

Energy Services Industry (n=14)	General Industry (n=21)

American Electric Power Company, Inc.	3M Company

Consolidated Edison, Inc.	Air Products and Chemicals, Inc.

Dominion Energy, Inc.	Anadarko Petroleum Corporation

Duke Energy Corporation	Caterpillar

Edison International	CIGNA Corporation

Entergy Corporation	Danaher Corporation

Exelon Corporation	Deere & Company

FirstEnergy Corp.	Devon Energy Corporation

PG&E Corporation	DuPont De Nemours, Inc

PPL Corporation	Eaton Corporation

Public Service Enterprise Group Incorporated	Emerson Electric Co.

Sempra Energy	General Dynamics Corporation

The Southern Company	Halliburton Company

Xcel Energy Inc.	Honeywell International, Inc.

Illinois Tool Works

Marsh & McLennan

Northrop Grumman

Schlumberger Limited

Texas Instruments Incorporated

Thermo Fisher Scientific, Inc.

Union Pacific Corporation

Although the Compensation Committee did not target specific total compensation levels relative to industry peers (a so-called “percentile” approach), it generally reviewed peer company data at the 50th percentile for the general industry companies and the 75th percentile for the energy services industry companies. The Compensation Committee believes these levels were appropriate because:

•	the Company’s practice is to make a relatively high portion of each NEO’s compensation performance- based as compared to its peers;

•	the Company’s operations are more complex, more diverse and of a greater size than those of substantially all of its energy services industry peer companies;

•	the Company’s 2019 market capitalization and assets were above the 75th percentile of its general industry peer companies and its energy services industry peer companies; and

•	the Company’s 2019 market capitalization was over 70% greater than the 2nd largest energy services industry peer company’s market capitalization.

Other Resources

What We Use	How We Use It

“Tally sheets” and “walk-away charts”

Provides a check to ensure that the Compensation Committee sees the full value of all elements of the NEOs’ annual compensation, both as opportunity and as actually realized, and sees the actual results of its compensation decisions in the various situations under which employment may terminate

Reviews by the CEO

Prior to the beginning of the year, the Compensation Committee solicits performance reviews of the other NEOs and executive officers from the CEO for use as an additional input to the Compensation Committee’s determination of target total direct compensation opportunity and, after the end of the year, whether or not to use their discretion to adjust annual incentive compensation amounts determined using the formula discussed above

Other Practices and Policies Related to Compensation

Stock Ownership and Retention Policies

The Company believes it is important for executive officers to accumulate a significant amount of NextEra Energy common stock to align officers’ interests with those of the Company’s shareholders. NextEra Energy’s NEOs (and all other officers) are subject to a stock ownership policy and a stock retention policy. The Company believes these policies strongly reinforce NextEra Energy’s executive compensation philosophy and objectives. At the same time, the Company recognizes that the accumulation of a large, undiversified position in NextEra Energy common stock can at some point create undesired incentives, and it permits its officers some degree of diversification once the target level of holdings is reached.

Under the stock ownership policy, officers are expected, within three years after appointment to office, to own NextEra Energy common stock with a value equal to a multiple of their base salaries. Shares of NextEra Energy common stock and share units held in NextEra Energy’s employee benefit plans and deferred compensation plan are credited toward meeting this requirement. Unvested shares of performance-based restricted stock count, while shares subject to unpaid performance share awards and unexercised options do not count, toward the calculation of required holdings. The current multiples are as follows:

Chief Executive Officer	7x base salary rate

Senior Executive Officers	3x base salary rate

Other Officers	1x base salary rate

As of December 31, 2020, all NEOs owned common stock in excess of their requirements.

Under the stock retention policy, until such time as the requirements of the stock ownership policy are met, NextEra Energy expects executive officers to retain (and not sell) a number of shares equal to at least two-thirds of shares acquired through equity compensation awards (cumulatively, from the date of appointment as an executive officer). In addition, all of the NEOs (among other executive officers) must retain all shares of performance-based restricted stock for a minimum of 24 months after vesting (net of shares withheld for, or used to pay, taxes).

Officers who fail to comply with the retention policy may not be eligible for future equity-based compensation awards for a two-year period. The CEO may approve the modification or reduction of the minimum retention requirements (other than for himself) to address the special needs of a particular officer, although to date there have been no such modifications or reductions.

Clawback Provisions

The Company has an incentive compensation recoupment, or “clawback,” policy which provides for recoupment of incentive compensation from current and former executive officers in the event of the occurrence of either of the following triggering events:

(1)

a decision by the Audit Committee that recoupment is appropriate in connection with an accounting restatement of the Company’s previously-published financial statements caused by what the Audit Committee deems to be material non-compliance by the Company with any financial reporting requirement under the federal securities laws (“Financial Statement Triggering Event”); or

(2)

a decision by the Compensation Committee that one or more performance metrics used for determining previously paid incentive compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers (“Performance Triggering Event”).

If a triggering event occurs, the Company will (to the extent permitted by applicable law) recoup from any current or former executive officer any incentive compensation paid or granted during the three-year period preceding the triggering event that was in excess of the amount that would have been paid or granted after giving effect, as applicable, to the accounting restatement that resulted from the Financial Statement Triggering Event or to what would have been the correct calculation of the performance metric(s) used in determining that a Performance Triggering Event had occurred. The incentive compensation to be recouped will be in an amount and form determined in the judgment of the Board. In addition, the 2011 LTIP provides that any award granted under the 2011 LTIP will be subject to mandatory repayment by the grantee to the extent that events occur that require such mandatory repayment under (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise (such as the policy described above) or (b) any law, rule or regulation which imposes mandatory recoupment upon the occurrence of such events.

Anti-Hedging Policy

The Company’s Trading Policy, which applies to all directors, officers and employees (collectively, referred to as “insiders” in the Trading Policy) of the Company, prohibits hedging transactions with respect to securities of the Company. The Company considers it improper and inappropriate for any Company insider to engage in short-term or speculative transactions in the Company’s securities. Transactions in options, puts, calls or other derivative securities are prohibited. Additionally, certain forms of hedging transactions with respect to the Company’s securities, such as prepaid variable forwards, equity swaps and collars, are prohibited. These transactions allow an insider to continue to own covered securities without the full risks and rewards of ownership and the insider may no longer have the same objectives as the Company’s other shareholders. Therefore, these transactions are prohibited under the Trading Policy.

Risk Oversight

The Compensation Committee oversees compensation-related risks, including annually reviewing management’s assessment of risks related to employee compensation programs. In February 2021, the Compensation Committee reviewed management’s analysis of the Company’s compensation program risks and mitigation of those risks, as well as the Company’s ongoing compensation risk management process. The Committee reviewed, among other matters, the Board’s overall role in the oversight of the Company’s risk, the Compensation Committee’s role in the oversight of compensation-related risks, the relationship of certain risks to the Company’s compensation programs and policies and the compensation risk-related risk mitigation practices and controls which the Company has in place.

Additional 2020 Compensation Elements

Benefits

NextEra Energy provides its executive officers with a comprehensive benefits program which includes health and welfare, life insurance and other personal benefits. For programs to which employees contribute premiums, executive officers pay the same premiums as other similarly situated exempt employees. Retirement and other post-employment benefits are discussed under Post-Employment Compensation. These benefits are an integral part of the total compensation package for NEOs, and the aggregate value is included in the information reviewed by the Compensation Committee annually to ensure the reasonableness and appropriateness of total rewards. In addition, NextEra Energy believes that the intrinsic value placed on personal benefits by the NEOs is generally greater than the incremental cost of those benefits to the Company.

Personal Benefits

NextEra Energy provides its executive officers with personal benefits which, in many cases, improve efficiency by allowing the executive officers to focus on their critical job responsibilities and/or increasing the hours they can devote to work. Some of these benefits also serve to better secure the safety of the executive officers and their families. The Compensation Committee and its Compensation Consultant periodically review the personal benefits offered by the Company to ensure that the program is competitive and producing the desired results. The Compensation Committee believes that the benefits the Company derives from these personal benefits more than offset their incremental cost to the Company.

See footnote 2 to Table 1b: 2020 Supplemental All Other Compensation for a description of the personal benefits provided to the NEOs for 2020.

Use of Company-Owned Aircraft

Company aircraft are available to the NEOs, as well as other employees and directors, for business travel, which includes, in the judgment of the Governance & Nominating Committee, travel by NEOs to Company- approved outside board meetings and travel in connection with physical examinations. Among other advantages, business use of the aircraft by executives maximizes time efficiencies, provides a confidential environment for business discussions and enhances security.

NextEra Energy permits limited non-business use of Company aircraft by NEOs when that use does not interfere with the use of Company aircraft for business purposes. Non-business use is generally discouraged, however, and must be approved in advance by the CEO. NEOs must pay the Company for their non-business use based on the rate prescribed by the IRS for valuing non-commercial flights. A NEO traveling on Company aircraft for business purposes may, with the approval of the CEO, be accompanied by the NEO’s guests, spouse and/or other family members. In this circumstance, there is essentially no incremental cost to the Company associated with transporting the additional passengers. Unless the travel is important to carrying out the business responsibilities of the NEO, however, the Company generally requires payment by the NEO for these passengers based on the rates described above. All non-business use of Company aircraft is reported to and reviewed by the Governance & Nominating Committee annually. In 2020, the NEOs’ use of Company aircraft for non-business purposes represented approximately 102 passenger flight hours. Company aircraft were used for a total of approximately 1,503 passenger flight hours in the aggregate in 2020.

Policy on Tax Reimbursements on Executive Perquisites

In accordance with the NextEra Energy, Inc. Policy on Tax Reimbursements on Executive Perquisites, the Company does not provide tax reimbursements on perquisites to the NEOs. In circumstances where the Compensation Committee deems such an action appropriate, the Company may provide tax reimbursements to executives as part of a plan, policy or arrangement applicable to a broad base of management employees of the Company, such as a relocation or expatriate tax equalization policy.

Post-Employment Compensation

NextEra Energy expects continued and consistent high levels of individual performance from all executive officers as a condition of continued employment. The Company has in the past terminated the employment of executive officers who were unable to sustain the expected levels of performance, and it is prepared to do so in the future should that become necessary. All of the NEOs, including the CEO, are “employees at will.”

Set forth below is a description of the agreements and programs that may provide for compensation should a NEO’s employment with the Company terminate under specified circumstances.

Severance Plan

The NextEra Energy, Inc. Executive Severance Benefit Plan (the “Severance Plan”) provides for the payment of severance benefits to the NEOs and to certain other senior executives if their employment with the Company is involuntarily terminated in specified circumstances. The purpose of the Severance Plan is to retain the covered senior executives and encourage dedication to their duties by ensuring the equitable treatment of those who may experience an involuntary termination, as defined in the Severance Plan. The Severance Plan provides severance benefits following involuntary termination in exchange for entry by the executive into a release of claims against the Company and an agreement to adhere to certain non-competition and related covenants protective of the Company and its affiliates. Following a covered involuntary termination and the execution of the release and other agreement, the executive would receive a cash payment equal to two times the executive’s annual base salary plus two times the executive’s target annual incentive compensation for the year of termination, payable in two equal annual installments. In addition, the executive’s outstanding equity and equity-based awards would vest pro rata, and become payable at the end of any applicable performance periods, subject to the attainment by the Company of the specified performance objectives. The executive also would receive certain ancillary benefits, including outplacement assistance or payment in an amount equal to the value of the outplacement assistance. Amounts payable under the Severance Plan are subject to a cap specified in the Severance Plan.

The Company may amend or terminate the Severance Plan, in full or in part, at any time, but if an amendment or termination would affect the rights of an executive, the executive must agree in writing to the amendment or termination. The Severance Plan does not provide for the payment of severance benefits upon terminations governed by the terms of the Retention Agreements described below.

Change in Control

Each of the NEOs is a party to an executive retention employment agreement (“Retention Agreement”) with the Company. The Compensation Committee has concluded that the Retention Agreements are desirable in order to align NEO and shareholder interests under some unusual conditions, as well as useful and, in some cases, necessary to attract and retain senior executive talent.

In connection with a change in control of the Company, it can be important to secure the dedicated attention of executive officers whose personal positions are at risk and who have other opportunities readily available to them. By establishing compensation and benefits payable under various merger and acquisition scenarios, change in control agreements enable the NEOs to set aside personal financial and career objectives and focus on maximizing shareholder value. These agreements also help the officer to maintain an objective and neutral perspective in analyzing opportunities that may arise. Furthermore, they ensure continuity of the leadership team at a time when business continuity is of paramount concern. Without the Retention Agreements, the Company would have a greater risk of losing key executives in times of uncertainty.

Retention Agreements entered into since 2009 do not include excise tax gross-ups. The material terms of the Retention Agreements are described under Potential Payments Upon Termination or Change in Control beginning on page 92.

Retirement Programs

Employee Pension Plan and 401(k) Plan

NextEra Energy maintains two retirement plans which qualify for favorable tax treatment under the Internal Revenue Code (“Code”): a non-contributory defined benefit pension plan and a defined contribution 401(k) plan. These plans are available to substantially all NextEra Energy employees. Each of the NEOs participates in both plans. The pension plan is more fully described following Table 5: Pension Benefits.

Supplemental Executive Retirement Plan (“SERP”)

Current tax laws place various limits on the benefits payable under tax-qualified retirement plans, such as NextEra Energy’s defined benefit pension plan and 401(k) plan, including a limit on the amount of annual compensation that can be taken into account when applying the plans’ benefit formulas. Therefore, the retirement incomes provided to the NEOs by the qualified plans generally constitute a smaller percentage of final pay than is typically the case for other Company employees. In order to make up for this and maintain the market-competitiveness of NextEra Energy’s executive retirement benefits, NextEra Energy maintains an unfunded, non-qualified SERP for its executive officers, including the NEOs. For the NEOs, compensation included under the SERP is annual base salary plus the actual annual cash incentive award, as opposed to the compensation included under the qualified plans, which is annual base salary only. NextEra Energy believes it is appropriate to include annual cash incentive awards for purposes of determining retirement plan benefits (both defined benefit pension and 401(k)) for the NEOs in order to ensure that the NEOs can replace in retirement a proportion of total compensation similar to that replaced by other employees participating in the Company’s defined benefit pension and 401(k) plans, bearing in mind that base salary alone constitutes a relatively smaller percentage of a NEO’s total compensation.

For additional information about the defined benefit plan benefit formulas under the SERP, see Table 5: Pension Benefits and accompanying descriptions.

Deferred Compensation Plan

NextEra Energy sponsors a non-qualified, unfunded Deferred Compensation Plan, which allows eligible highly compensated employees, including the NEOs, voluntarily and at their own risk to elect to defer certain forms of compensation prior to the compensation being earned and vested. NextEra Energy makes this opportunity available to its highly compensated employees as a financial planning tool and an additional method to save for retirement. Deferrals by executive officers generally result in the Company deferring its obligation to make cash payments or issue shares of its common stock to those executive officers.

The Compensation Committee does not view the Deferred Compensation Plan as providing executives with additional compensation. Participants in the Deferred Compensation Plan are general creditors of the Company and the deferral of the payment obligation provides a financial advantage to the Company. For additional information about the Deferred Compensation Plan, see Table 6: Nonqualified Deferred Compensation and accompanying descriptions.

Tax Considerations

The Compensation Committee carefully considers the tax impact of the Company’s compensation programs on NextEra Energy as well as on the NEOs. However, the Compensation Committee believes that decisions regarding executive compensation should be primarily based on whether they result in positive long-term value for the Company’s shareholders and other important stakeholders. While the Compensation Committee believes that shareholder interests are best served if it retains discretion and flexibility in awarding compensation, even though some compensation awards may result in non-deductible compensation expenses, the Compensation Committee intends to maintain strong pay-for-performance alignment of executive compensation arrangements notwithstanding loss of deductibility due to repeal of the exemption for performance-based compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis required by applicable SEC rules which precedes this Report and, based on its review and that discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis set forth above be included in the Company’s proxy statement for the 2021 annual meeting of shareholders.

Respectfully submitted,

Kirk S. Hachigian, Chair

Sherry S. Barrat

James L. Camaren

Amy B. Lane

Darryl L. Wilson

Compensation Tables

When reviewing the narrative, tables and footnotes which follow, note that, in order to meet the goals and objectives of NextEra Energy’s executive compensation program as described in Compensation Discussion & Analysis, the Compensation Committee primarily focuses on, and values, each NEO’s total compensation opportunity at the beginning of the relevant performance periods. Since many elements of total compensation are variable, based on performance and are not paid to the NEO for one, two or three years (and in some instances longer) after the compensation opportunity is first determined, the amounts reported in some of the tables in this proxy statement may reflect compensation decisions made prior to

2020 and in some cases reflect amounts different from the amounts that may ultimately be paid.

Table 1a: 2020 Summary Compensation Table

The following table provides certain information about the compensation paid to, or accrued on behalf of, the NEOs in 2020. It is important to keep in mind the following when reviewing the table:

•

The amounts shown in the “Stock Awards” and the “Option Awards” columns are based on the aggregate grant date fair value of awards computed under applicable accounting rules for all equity compensation awards.

•

The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflects the change in the present value of the pension benefit payable to each NEO in the applicable year. These changes in present value are not related to any compensation decision on the part of the Compensation Committee.

Table 1a: 2020 Summary Compensation Table

Name and Principal Position(a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards(3)(4)(5) ($)(e)	Option Awards(3) ($)(f)	Non-Equity Incentive Plan Compen- sation(6) ($)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)(8) ($)(h)	All Other Compen- sation(7)(9) ($)(i)	Total ($)(j)
James L. Robo	2020	$1,500,000	$0	$13,076,826	$3,024,983	$4,800,000	$951,970	$366,928	$23,720,707
Chairman, President and CEO of NextEra Energy and Chairman of FPL(1)	2019	1,450,000	0	11,744,534	2,825,000	4,570,400	906,719	380,944	21,877,597
	2018	1,400,000	0	11,611,417	2,624,993	4,480,000	854,722	387,610	21,358,742

Rebecca J. Kujawa	2020	687,700	0	2,015,368	364,783	962,800	180,723	93,332	4,304,706
Executive Vice President, Finance and CFO of NextEra Energy and FPL(2)	2019	529,000	0	1,496,724	280,600	729,500	110,820	66,153	3,212,797

John W. Ketchum	2020	1,180,600	0	3,528,702	638,576	1,652,800	342,563	175,541	7,518,782
President and CEO of NextEra Energy Resources	2019	983,800	0	2,839,220	532,200	1,356,700	278,554	160,341	6,150,815
	2018	819,000	0	2,311,181	409,591	1,089,300	226,055	122,942	4,978,069

Eric E. Silagy	2020	1,304,100	0	4,293,948	777,091	1,825,700	413,289	187,776	8,801,904
President and CEO of FPL	2019	1,154,100	0	3,668,772	687,700	1,591,500	368,555	175,873	7,646,500
	2018	1,049,200	0	3,065,463	543,287	1,461,500	315,204	166,656	6,601,310
Charles E. Sieving	2020	1,082,600	0	2,001,924	362,285	1,266,600	330,644	150,315	5,194,368
Executive Vice President and General Counsel of NextEra Energy and Executive Vice President of FPL(2)	2019	1,002,400	0	1,789,598	335,500	1,172,800	295,814	138,999	4,735,111

(1)

In accordance with SEC rules, for 2020, NextEra Energy’s last completed fiscal year, the ratio of the total compensation of Mr. Robo, the PEO, to NextEra Energy’s median employee’s annual compensation was 176 to 1. The median employee’s annual total compensation was $134,919. The total annual compensation of the PEO for purposes of calculating the pay ratio was $23,720,707. As permitted by SEC rules, we are using the same median employee in our pay ratio calculation for 2020 as we used for 2018. We believe that there have not been any changes in our employee population or employee compensation arrangements since 2018 that would significantly impact our pay ratio for 2020. We previously identified our median employee for 2018 from our employee population as of December 31, 2018. On that date, NextEra Energy had 14,148 U.S.-based active employees. NextEra Energy had 105 employees in Canada and 69 employees in Spain (total of 174 employees) that were excluded in accordance with SEC rules from the median employee determination as they represented less than 5% of the Company’s workforce. The compensation measure used to identify the median employee was total cash compensation, and no employee’s compensation was annualized. Total cash compensation is the predominant form of employee remuneration. For the previously identified median employee, all of the elements of the employee’s 2020 compensation was combined in accordance with the applicable SEC rules.

(2)	Mrs. Kujawa and Mr. Sieving became NEOs in 2019. Therefore, in accordance with SEC rules, only 2019 and 2020 compensation is presented.

(3)

The amounts shown represent the aggregate grant date fair value of equity-based compensation awards granted during the relevant year, valued in accordance with applicable accounting rules, without reduction for estimated forfeitures. See Note 11 Equity—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2020 and December 31, 2019, and Note 10 Equity—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for the assumptions used in this valuation.

(4)

Includes performance-based restricted stock and performance share awards valued based on the probable outcome of the performance conditions as of the grant date; and for Mrs. Kujawa and Messrs. Robo, Ketchum, and Sieving, performance-based restricted NEP common units. The grant date fair value of performance-based restricted NEP common units is measured based upon the closing market price of NEP common units as of the date of grant, February 18, 2020. With respect to the performance shares granted in 2020, 2019 and 2018 to all NEOs, a performance rating assumption of 1.40 (i.e. target shares multiplied by 1.40) was used (in accordance with applicable accounting guidance) to value such performance share awards and grant date fair value for all NEOs was determined on the grant date using the Monte-Carlo simulation process with the following variables:

Description	Market	Volatility	Yield	Interest Rate	Expected Life	Fair Value

For the 2/13/2020 grant:	$68.8675	14.48%	2.50%	1.42%	2.88 yr.	$69.345

For the 2/14/2019 grant:	$45.65	15.76%	2.93%	2.47%	2.88 yr.	$42.95

For the 2/15/2018 grant:	$38.61	16.26%	3.05%	2.37%	2.87 yr.	$38.66

(5)

The maximum payout of performance shares granted in 2020 is 2.00 times target. Therefore, the maximum aggregate grant date fair value of the awards granted in 2020 is: for Mr. Robo, 244,472 shares, or $16,952,911; for Mrs. Kujawa, 34,008 shares, or $2,358,285; Mr. Ketchum, 59,544 shares, or $4,129,079; for Mr. Silagy, 72,456 shares, or $5,024,461; and for Mr. Sieving, 33,784 shares, or $2,342,751.

(6)	Includes the amount earned by each NEO, as applicable, with respect to 2020, 2019 and 2018 under the Annual Incentive Plan.

(7)

NextEra Energy maintains both defined benefit and defined contribution retirement plans (as described in Compensation Discussion & Analysis—Post-Employment Compensation—Retirement Programs). Company contributions to defined benefit and defined contribution retirement plans (both qualified and nonqualified) are allocated between columns (h) and (i), respectively.

(8)

All amounts in this column reflect the one-year change in the present value of each NEO’s accumulated benefit under the tax- qualified defined benefit employee pension plan and the SERP. The Deferred Compensation Plan does not permit above-market interest to be credited and, therefore, no above-market interest was credited in 2020, 2019 and 2018.

(9)	Additional information about the amounts for 2020 set forth in the “All Other Compensation” column may be found in Table 1b: 2020 Supplemental All Other Compensation, which immediately follows.

The following table (Table 1b) provides additional information for 2020 regarding column (i) of Table 1a: 2020 Summary Compensation Table.

Table 1b: 2020 Supplemental All Other Compensation

Name	Total From Summary Compensation Table ($)	Contributions to Defined Contribution Plans(1) ($)	Perquisites and Other Personal Benefits(2) ($)

James L. Robo	$366,928	$288,280	$78,648

Rebecca J. Kujawa	93,332	67,114	26,218

John W. Ketchum	175,541	120,270	55,271

Eric E. Silagy	187,776	137,349	50,427

Charles E. Sieving	150,315	107,029	43,286

(1)

NextEra Energy maintains both defined benefit and defined contribution retirement plans. Amounts attributable to the defined benefit plans are reported in Table 1a: 2020 Summary Compensation Table under column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Amounts attributable to the defined contribution plans are reported under column (i), “All Other Compensation,” and are further described below under Additional Disclosure Related to Pension Benefits Table. This column includes employer matching contributions to the Company’s qualified 401(k) plan of $13,538 for each NEO, plus the Company’s contributions to the nonqualified defined contribution portion of the SERP.

(2)

This column includes the aggregate incremental cost to NextEra Energy of providing personal benefits to the NEOs. For each NEO, the personal benefits reported for 2020 in this column include: annual premiums for $5 million in umbrella coverage under a group personal excess liability insurance policy; reimbursement for professional financial planning and legal services; for all NEOs other than Mr. Robo and Mrs. Kujawa, the cost of the officer’s participation in an executive vehicle program, which includes use of a Company-leased passenger vehicle, fuel and other ancillary costs (the incremental cost incurred for which was $27,482 for Mr. Ketchum, $29,728 for Mr. Silagy, and $23,915 for Mr. Sieving); for Mr. Robo, a vehicle allowance; for Mrs. Kujawa, a perquisite allowance of $25,000; for Mr. Robo, fees paid for travel programs such as airline memberships and hospitality room memberships; and, for Messrs. Robo, Silagy, and Sieving, costs for maintenance of a residential home security system and central station monitoring. For all NEOs, the personal benefits reported in this column also include premiums for a life insurance benefit in an amount equal to 2.5 times salary. For all NEOs, the personal benefits reported in this column also include the incremental cost to the Company for personal use of Company-owned aircraft, which is the variable operating costs of such use, net of payments to the Company by or on behalf of the NEOs, as is generally required by Company policy for such personal use. Variable operating costs include fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, excise taxes and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of statute miles the Company aircraft flew to derive an average variable cost per mile. The incremental cost incurred was $28,771 for Mr. Robo.

Table 2: 2020 Grants of Plan-Based Awards

The following table provides information about the cash and equity incentive compensation awarded to the NEOs in 2020. It is important to keep in mind the following when reviewing the table:

•

Columns (c), (d) and (e) below set forth the range of possible payouts established under the Annual Incentive Plan for 2020 and are not amounts actually paid to the NEOs. The actual amounts paid with respect to 2020 under the Annual Incentive Plan, which is a Non-Equity Incentive Plan, as that term is used in the heading for columns (c), (d) and (e) of this table, are set forth in Table 1a: 2020 Summary Compensation Table in column (g), entitled “Non-Equity Incentive Plan Compensation.”

•

The number of shares listed under “Estimated Future Payouts Under Equity Incentive Plan Awards” (columns (g) and (h)) represent 2020 grants of performance shares, performance-based restricted stock and performance-based restricted NEP common units, the material terms of which are described below this table.

•

The number of shares listed under “All Other Option Awards: Number of Securities Underlying Options” (column (j)) and the exercise price set forth under “Exercise or Base Price of Option Awards” (column (k)) represent the number and exercise price of 2020 grants of non-qualified stock options, the material terms of which are described below this table.

•

In the column headed “Grant Date Fair Value of Stock and Option Awards” (column (l)), the top number is the grant date fair value of the performance share award, the next number is the grant date fair value of the performance-based restricted stock award, the third number is the grant date fair value of the stock options granted and the fourth number is the grant date fair value of NEP performance-based restricted common units, as applicable.

Table 2: 2020 Grants of Plan-Based Awards

Name(a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options(3) (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards($)(4) (l)
		Thre- shold ($) (c)	Target ($) (d)	Maximum ($) (e)	Thre- shold (#) (f)	Target (#) (g)	Maximum (#) (h)

James L. Robo	—	$0	$2,400,000	$4,800,000	—	—	—	—	—	—	—

	2/13/2020				0	122,236	244,472				$11,867,037

	2/13/2020				0	5,268	5,268				362,794

	2/13/2020								426,204	$68.87	3,024,983

	2/18/2020				0	13,833	13,833				846,995

Rebecca J. Kujawa	—	0	481,390	962,780	—	—	—	—	—	—	—

	2/13/2020				0	17,004	34,008				1,650,799

	2/13/2020				0	3,440	3,440				236,904

	2/13/2020								51,396	68.87	364,783

	2/18/2020				0	2,085	2,085				127,665

John W. Ketchum	—	0	826,420	1,652,840	—	—	—	—	—	—	—

	2/13/2020				0	29,772	59,544				2,890,355

	2/13/2020				0	6,024	6,024				414,858

	2/13/2020								89,972	68.87	638,576

	2/18/2020				0	3,650	3,650				223,490

Eric E. Silagy	—	0	912,870	1,825,740	—	—	—	—	—	—	—

	2/13/2020				0	36,228	72,456				3,517,123

	2/13/2020				0	11,280	11,280				776,825

	2/13/2020								109,488	68.87	777,091

Charles E. Sieving	—	0	649,560	1,299,120	—	—	—	—	—	—	—

	2/13/2020				0	16,892	33,784				1,639,926

	2/13/2020				0	3,416	3,416				235,251

	2/13/2020								51,044	68.87	362,285

	2/18/2020				0	2,070	2,070				126,746

(1)

Non-Equity Incentive Plan awards are paid under the Annual Incentive Plan, the material terms of which are described in Compensation Discussion & Analysis. For 2020, amounts payable were paid in cash in February 2021. See column (g) of Table 1a: 2020 Summary Compensation Table for actual amounts paid with respect to 2020 under the Annual Incentive Plan.

(2)

In 2020, each NEO was granted awards of performance shares and performance-based restricted stock under the 2011 LTIP and for Mrs. Kujawa and Messrs. Robo, Ketchum, and Sieving, performance-based restricted NEP common units under the NEP 2014 LTIP. Performance shares were granted in 2020 for a three-year performance period ending December 31, 2022. The number of shares which will ultimately be paid to each NEO at the end of the performance period will be determined by multiplying the NEO’s target number of performance shares by a percentage determined by the Compensation Committee based on the Company’s performance over the three-year performance period (as more fully described in Compensation Discussion & Analysis), which may not exceed 200% of the target award. See footnotes (5) through (9) to Table 3: 2020 Outstanding Equity Awards at Fiscal Year End for further information about the vesting of performance-based restricted stock and performance- based restricted NEP common units.

(3)

Non-qualified stock options were granted under the 2011 LTIP in 2020. The stock options generally vest and become exercisable at the rate of one-third per year beginning approximately one year from date of grant and are fully exercisable after three years. See footnote (1) to Table 3: 2020 Outstanding Equity Awards at Fiscal Year End for further information about the vesting of stock options. All stock options were granted at an exercise price of 100% of the closing price of NextEra Energy common stock on the date of grant.

(4)	The amounts shown are the value of the equity-based compensation grants as of the 2020 grant date under applicable accounting rules.

Additional Disclosure Related to 2020 Summary Compensation Table and 2020 Grants of Plan-Based Awards Table

Material Terms of Performance Shares Granted to NEOs in 2020

•	three-year performance period;

•

paid in shares of NextEra Energy common stock, based primarily on Company performance for the three-year performance period as compared to specified financial and operational objectives with a ±20 relative TSR modifier based on performance of the top ten power companies by market capitalization at the end of a 3-year period, capped at 200% of target;

•	dividends are not paid or accrued during the performance period;

•	may vest in full or in part upon the occurrence of certain events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminates prior to the end of the performance period in all other instances (subject to the terms of Retention Agreements and the Severance Plan); and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Performance-Based Restricted Stock Granted to NEOs in 2020

•

if corporate performance objective of adjusted earnings of $1.2 billion is met as of the end of the preceding year, performance-based restricted stock vests one-third per year for three years for each year the corporate performance objective is met, beginning approximately one year from date of grant;

•	if corporate performance objective of adjusted earnings of $1.2 billion is not met in any year, performance-based restricted stock scheduled to vest in that year is forfeited;

•	dividends are paid on performance-based restricted stock as and when declared by the Company, but are subject to repayment by NEO if awards are forfeited prior to vesting;

•	NEOs have the right to vote their shares of performance-based restricted stock;

•

may vest in full or in part prior to or on normal vesting date and, in some circumstances, without regard to satisfaction of performance objective, upon the occurrence of certain events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminates prior to vesting in all other instances (subject to terms of Retention Agreements and the Severance Plan); and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Performance-Based Restricted NEP Common Units Granted to NEOs in 2020

•

if the NEP performance objective of adjusted EBITDA of $400 million is met as of the end of the preceding year, performance-based restricted NEP common units vest one-third per year for three years for each year the NEP performance objective is met, beginning approximately one year from date of grant;

•	if the NEP performance objective of adjusted EBTIDA of $400 million is not met in any year, performance-based restricted NEP common units scheduled to vest in that year are forfeited;

•	distributions are paid on performance-based restricted NEP common units as and when declared by NEP, but are subject to repayment by NEO if awards are forfeited prior to vesting;

•	NEOs have the right to vote their performance-based restricted NEP common units;

•

may vest in full or in part prior to or on normal vesting date and, in some circumstances, without regard to satisfaction of performance objective, upon the occurrence of certain events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminates prior to vesting in all other instances (subject to terms of Retention Agreements and the Severance Plan); and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Stock Options Granted to NEOs in 2020

•	vest and become exercisable one-third per year for three years, beginning approximately one year from date of grant;

•	exercise price equal to closing price of NextEra Energy common stock on date of grant (February 13, 2020);

•	generally expire ten years from date of grant;

•	may vest in full or in part prior to normal vesting date upon the occurrence of some events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminated prior to vesting in all other instances (subject to terms of Retention Agreements and the Severance Plan); and

•	award agreement includes non-solicitation and non-competition provisions.

Determination of Amount Payable Under Annual Incentive Plan to NEOs

See Compensation Discussion & Analysis for a description of the criteria used to determine the amount payable to each NEO under the Annual Incentive Plan (Non-Equity Incentive Plan Compensation).

Salary and Bonus as a Proportion of 2020 Total Compensation

No discretionary bonuses were paid to NEOs in 2020. The salaries, as set forth in column (c) of Table 1a:

2020 Summary Compensation Table, of each of the NEOs, as a proportion of 2020 total compensation were as follows:

Mr. Robo—8%

Mrs. Kujawa—20%

Mr. Ketchum—20%

Mr. Silagy—19%

Mr. Sieving—26%

These proportions are consistent with the Company’s philosophy of paying NEOs a higher percentage of performance-based compensation and a lower percentage of fixed compensation.

Table 3: 2020 Outstanding Equity Awards at Fiscal Year End

The following table provides information about equity incentive awards granted to the NEOs in 2020 and in prior years. It is important to keep in mind the following when reviewing the table:

•

The number of shares listed in column (i), “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested,” includes both performance shares, at maximum payout level (in accordance with applicable SEC rules), prior to the expiration of the performance period, and performance-based restricted stock and NEP common units prior to the satisfaction of the performance and time criteria required for vesting. The number of shares listed in column (g), “Number of Shares or Units of Stock That Have Not Vested,” includes a deferred retirement award issued to Mr. Robo in 2012 in connection with his initial appointment as CEO.

•

As required by SEC rules, the amounts listed in column (j), “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represent the value of performance-based restricted stock and NEP common units and performance share awards at maximum payout levels. These amounts were not realized by the NEOs during 2020, and the value of awards which vest at a later date is likely to be different from the amount listed, based on, among other factors, the performance of the Company and the price of the Company’s common stock.

Table 3: 2020 Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options(#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options(#) Unexer- cisable(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#) (d)	Option Exercise Price($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested($)(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(4) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(3) (j)

James L. Robo	235,688	0	0	23.32	2/14/2024
	314,976	0	0	25.91	2/13/2025
	407,392	0	0	27.92	2/12/2026
	735,848	0	0	31.72	2/17/2027
	387,812	193,904	0	38.61	2/15/2028
	188,336	376,664	0	45.65	2/14/2029
	0	426,204	0	68.87	2/13/2030
			0

						98,016	$7,561,934	642,793	(5)	$49,264,997	(5)

Rebecca J. Kujawa	18,704	37,416	0	45.65	2/14/2029

	0	51,396		68.87	2/13/2030

						—	—	91,647	(6)	$7,032,641	(6)

John W. Ketchum	75,068	0	0	27.92	2/12/2026

	98,140	0	0	31.72	2/17/2027

	60,512	30,256	0	38.61	2/15/2028

	35,480	70,960	0	45.65	2/14/2029

	0	89,972	0	68.87	2/13/2030

						—	—	157,406	(7)	$12,065,517	(7)

Eric E. Silagy	62,480	0	0	18.13	2/15/2023

	46,536	0	0	23.32	2/14/2024

	61,760	0	0	25.91	2/13/2025

	106,792	0	0	27.92	2/12/2026

	134,428	0	0	31.72	2/17/2027

	80,264	40,132	0	38.61	2/15/2028

	45,844	91,696	0	45.65	2/14/2029

	0	109,488	0	68.87	2/13/2030

						—	—	197,628	(8)	$15,247,000	(8)

Charles E. Sieving	45,060	22,528	0	38.61	2/15/2028

	22,364	44,736	0	45.65	2/14/2029

	0	51,044	0	68.87	2/13/2030

						—	—	95,258	(9)	$7,300,735	(9)

(1)	All stock options are non-qualified. All options listed as exercisable at December 31, 2020 were fully vested at that date. Options listed as unexercisable at December 31, 2020 vest as follows:

Name	Grant Date	Vest Date	No. Options

James L. Robo	2/13/2020	2/15/2021	142,068
		2/15/2022	142,068
		2/15/2023	142,068
	2/14/2019	2/15/2021	188,332
		2/15/2022	188,332
	2/15/2018	2/15/2021	193,904

Rebecca J. Kujawa	2/13/2020	2/15/2021	17,132

		2/15/2022	17,132

		2/15/2023	17,132

	2/14/2019	2/15/2021	18,708

		2/15/2022	18,708

John W. Ketchum	2/13/2020	2/15/2021	29,988
		2/15/2022	29,992
		2/15/2023	29,992
	2/14/2019	2/15/2021	35,480
		2/15/2022	35,480
	2/15/2018	2/15/2021	30,256

Eric E. Silagy	2/13/2020	2/15/2021	34,496
		2/15/2022	34,496
		2/15/2023	34,496

	2/14/2019	2/15/2021	45,848

		2/15/2022	45,848

	2/15/2018	2/15/2021	40,132

Charles E. Sieving	2/13/2020	2/15/2021	17,012
		2/15/2022	17,016
		2/15/2023	17,016

	2/14/2019	2/15/2021	22,368

		2/15/2022	22,368

	2/15/2018	2/15/2021	22,528

(2)

Mr. Robo was granted 191,572 shares in 2006 as a deferred retirement award. Of such grants, 50% of Mr. Robo’s shares (112,724 shares, including reinvested dividends) vested on 3/15/2011, and the remainder vested on 3/15/2016. Mr. Robo was also granted 152,924 shares in 2012 as a deferred retirement award. Of those shares, 50% (90,040 shares, including reinvested dividends) vested on 7/1/2017 and the remainder will vest on 7/1/2022. Receipt of the shares will continue to be deferred following vesting in most circumstances. Shares representing the Company’s obligation to Mr. Robo related to the award granted in 2006 are held in a grantor (rabbi) trust. Dividends are reinvested. In 2020, the trustee of the grantor trust acquired 6,568 shares (100% of which are vested) in respect of Mr. Robo’s 2006 award. In addition, in 2020, 4,251 deferred shares were added with respect to Mr. Robo’s 2012 award upon the reinvestment of dividend equivalents.

(3)

Market value of the unvested deferred retirement awards, performance shares and performance-based restricted stock is based on the closing price of NextEra Energy common stock on December 31, 2020 of $77.15. Market value of the unvested performance-based restricted NEP common units is based on the closing price of NEP common units on December 31, 2020 of $67.05.

(4)

Performance shares generally vest on the last day of the applicable performance period, with payouts determined by the Compensation Committee at its first regular meeting after the end of the year. Because the end of the performance period for the performance shares granted to each of the NEOs in 2018 was December 31, 2020, these performance shares are not included in Table 3: 2020 Outstanding Equity Awards at Fiscal Year End and are included in Table 4: 2020 Option Exercises and Stock Vested under columns (d) and (e), “Stock Awards—Number of Shares Acquired on Vesting” and “Stock Awards—Value Realized on Vesting,” and discussed in footnote (2) to that table.

(5)

Mr. Robo’s outstanding performance shares at maximum payout level totaled 642,793 shares with a market value on December 31, 2020 of $49,264,997. Of such shares, 176,528 performance shares at target were granted on February 14, 2019 (performance period beginning 1/1/2019 and ending 12/31/2021) and 122,236 performance shares were granted on February 13, 2020 (performance period beginning 1/1/2020 and ending 12/31/2022). The amount shown also includes 12,940 shares of performance-based restricted stock with a market value of $998,321 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/13/2020	2/15/2021	1,756
		2/15/2022	1,756
		2/15/2023	1,756
performance-based restricted stock	2/14/2019	2/15/2021	2,476
		2/15/2022	2,476
performance-based restricted stock	2/15/2018	2/15/2021	2,720

The amount shown also includes 32,325 shares of performance-based restricted NEP common units with a market value of $2,167,391 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted NEP common units	2/18/2020	2/15/2021	4,611
		2/15/2022	4,611
		2/15/2023	4,611
performance-based restricted NEP common units	2/19/2019	2/15/2021	6,191
		2/15/2022	6,191
performance-based restricted NEP common units	2/20/2018	2/15/2021	6,110

(6)

Mrs. Kujawa’s outstanding performance shares at maximum payout level totaled 91,647 shares with a market value on December 31, 2020 of $7,032,641. Of such shares, 20,228 performance shares at target were granted on February 14, 2019 (performance period beginning 1/1/2019 and ending 12/31/2021) and 17,004 performance shares were granted on February 13, 2020 (performance period beginning 1/1/2020 and ending 12/31/2022). The amount shown also includes 13,428 shares of performance-based restricted stock with a market value of $1,035,970 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/13/2020	2/15/2021	1,144
		2/15/2022	1,148
		2/15/2023	1,148
performance-based restricted stock	2/14/2019	2/15/2021	1,332
		2/15/2022	1,332
performance-based restricted stock	2/15/2018	2/15/2021	852
	2/15/2018	2/15/2021	6,472

The amount shown also includes 3,755 shares of performance-based restricted NEP common units with a market value of $251,773 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted NEP common units	2/18/2020	2/15/2021	695
		2/15/2022	695
		2/15/2023	695
performance-based restricted NEP common units	2/19/2019	2/15/2021	768
		2/15/2022	768
performance-based restricted NEP common units	2/20/2018	2/15/2021	134

(7)

Mr. Ketchum’s outstanding performance shares at maximum payout level totaled 157,406 shares with a market value on December 31, 2020 of $12,065,517. Of such shares, 38,368 performance shares at target were granted on February 14, 2019 (performance period beginning 1/1/2019 and ending 12/31/2021) and 29,772 performance shares were granted on February 13, 2020 (performance period beginning 1/1/2020 and ending 12/31/2022). The amount shown also includes 13,368 shares of performance-based restricted stock with a market value of $1,031,341 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/13/2020	2/15/2021	2,008
		2/15/2022	2,008
		2/15/2023	2,008
performance-based restricted stock	2/14/2019	2/15/2021	2,524
		2/15/2022	2,524
performance-based restricted stock	2/15/2018	2/15/2021	2,296

The amount shown also includes 7,758 shares of performance-based restricted NEP common units with a market value of $520,174 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted NEP common units	2/18/2020	2/15/2021	1,216
		2/15/2022	1,217
		2/15/2023	1,217
performance-based restricted NEP common units	2/19/2019	2/15/2021	1,458
		2/15/2022	1,458
performance-based restricted NEP common units	2/20/2018	2/15/2021	1,192

(8)

Mr. Silagy’s outstanding performance shares at maximum payout level totaled 197,628 shares with a market value on December 31, 2020 of $15,247,000. Of such shares, 49,580 performance shares at target were granted on February 14, 2019 (performance period beginning 1/1/2019 and ending 12/31/2021) and 36,228 performance shares were granted on February 13, 2020 (performance period beginning 1/1/2020 and ending 12/31/2022). The amount shown also includes 26,012 shares of performance-based restricted stock with a market value of $2,006,826 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/13/2020	2/15/2021	3,760
		2/15/2022	3,760
		2/15/2023	3,760
performance-based restricted stock	2/14/2019	2/15/2021	5,020
		2/15/2022	5,020
performance-based restricted stock	2/15/2018	2/15/2021	4,692

(9)

Mr. Sieving’s outstanding performance shares at maximum payout level totaled 95,258 shares with a market value on December 31, 2020 of $7,300,735. Of such shares, 24,184 performance shares at target were granted on February 14, 2019 (performance period beginning 1/1/2019 and ending 12/31/2021) and 16,892 performance shares were granted on February 13, 2020 (performance period beginning 1/1/2020 and ending 12/31/2022). The amount shown also includes 8,312 shares of performance-based restricted stock with a market value of $641,271 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/13/2020	2/15/2021	1,136
		2/15/2022	1,140
		2/15/2023	1,140
performance-based restricted stock	2/14/2019	2/15/2021	1,592
		2/15/2022	1,592
performance-based restricted stock	2/15/2018	2/15/2021	1,712

The amount shown also includes 4,794 shares of performance-based restricted NEP common units with a market value of $321,438 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares

performance-based restricted NEP common units	2/18/2020	2/15/2021 2/15/2022	690 690
		2/15/2023	690

performance-based restricted NEP common units	2/19/2019	2/15/2021	919
		2/15/2022	918

performance-based restricted NEP common units	2/20/2018	2/15/2021	887

Table 4: 2020 Option Exercises and Stock Vested

The following table provides information about the NEOs’ stock awards which vested in 2020. It is important to keep in mind the following when reviewing the table:

•

The “Number of Shares Acquired on Vesting” (column (d)) represents performance shares granted in 2018 for the performance period which ended in 2020, as well as performance-based restricted stock vesting in 2020 from grants made in prior years. The Compensation Committee looks at the value of these grants as of the date of grant, rather than as of the date of vesting, when making compensation determinations.

•	The “Value Realized on Vesting” (column (e)) represents the aggregate payout value of the vested performance shares and vested performance-based restricted stock.

	Option Awards			Stock Awards

Name(a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)		Number of Shares Acquired on Vesting(2)(#) (d)	Value Realized on Vesting(2)($) (e)

James L. Robo	739,472	$36,529,116	(1)	418,012	$34,591,551

Rebecca J. Kujawa	0	0		10,524	$816,061

John W. Ketchum	0	0		81,162	$6,635,345

Eric E. Silagy	0	0		107,592	$8,826,255

Charles E. Sieving	173,676	6,937,380	(1)	60,410	$4,940,171

(1)

The aggregate dollar amount realized upon the exercise of stock options is calculated based on the difference between the market price of the Company’s common stock upon exercise and the exercise price of the stock options.

(2)

Includes: for Mr. Robo, 27,740 shares of performance-based restricted stock ($1,828,216) and 390,272 performance shares ($32,763,334); for Mrs. Kujawa, 4,179 shares of performance-based restricted stock ($283,399) and 6,345 performance shares ($532,663); Mr. Ketchum, 10,890 shares of performance-based restricted stock ($736,011) and 70,272 performance shares ($5,899,334); for Mr. Silagy, 14,392 shares of performance-based restricted stock ($1,002,115) and 93,200 performance shares ($7,824,140); for Mr. Sieving, 8,106 shares of performance-based restricted stock ($549,250) and 52,304 performance shares ($4,390,921).

Table 5: Pension Benefits

The table and description below provide information about the NEOs’ pension benefits. It is important to keep in mind that the “Present Value of Accumulated Benefit” (column (d)) listed for the SERP includes the present value of such benefits in the defined benefit portion of the SERP only, and that disclosure of information related to the defined contribution portion of the SERP can be found in the next table, Table 6: Nonqualified Deferred Compensation.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
James L. Robo(2)	NextEra Energy, Inc. Employee Pension Plan	19	$362,339	$0
	SERP(1)	19	6,984,062	0
Rebecca J. Kujawa(2)	NextEra Energy, Inc. Employee Pension Plan	14	215,074	0
	SERP(1)	14	303,065	0
John W. Ketchum(2)	NextEra Energy, Inc. Employee Pension Plan	18	328,069	0
	SERP(1)	18	1,194,403	0
Eric E. Silagy(2)	NextEra Energy, Inc. Employee Pension Plan	18	334,342	0
	SERP(1)	18	2,053,906	0
Charles E. Sieving(2)	NextEra Energy, Inc. Employee Pension Plan	12	206,884	0
	SERP(1)	12	1,897,999	0

(1)

NextEra Energy’s nonqualified SERP provides both defined benefit and defined contribution benefits. See Additional Disclosure Related to Pension Benefits Table, below. The defined benefit portion of the SERP is shown in this table, while amounts attributable to the defined contribution portion of the SERP are included in Table 1a: 2020 Summary Compensation Table under column (i), “All Other Compensation” (amounts for which are detailed in Table 1b: 2020 Supplemental All Other Compensation), and also are reported in Table 6: Nonqualified Deferred Compensation under columns (c), (d) and (f).

(2)

For Mrs. Kujawa and Messrs. Robo, Ketchum, Silagy, and Sieving, the amounts shown are their respective accrued pension benefits as of December 31, 2020, which are equal to their respective cash balance account values in the tax qualified employee pension plan and in the SERP at December 31, 2020. Mrs. Kujawa and Messrs. Robo, Ketchum, Silagy, and Sieving are fully vested in both plans. Each NEO is entitled to his fully vested accrued account balances upon termination of employment.

Additional Disclosure Related to Pension Benefits Table

NextEra Energy maintains two non-contributory defined benefit retirement plans: a tax-qualified employee pension plan and a non-qualified SERP.

Employee Pension Plan

NextEra Energy’s tax-qualified employee pension plan is a cash balance plan in which credits to each active, full-time employee’s account are determined as a percentage of his or her monthly covered earnings, with “basic crediting” of 4.5% until the fifth anniversary of employment and 6% thereafter. Covered earnings for each NEO are limited to base salary and do not include annual incentive compensation, long-term incentive compensation or any other compensation included in Table 1a: 2020 Summary Compensation Table. Each employee’s cash balance account is also credited quarterly with interest at an annual rate that is equal to the average rates of interest paid on one-year Treasury Constant Maturities for the month of August of the preceding calendar year. The interest crediting rate is subject to a 3% minimum for account balances earned after 2014 and a 4% minimum for account balances earned prior to 2015 and to a 14% maximum. For 2020, the interest crediting rate was 4% for account balances earned prior to 2015 and 3% for account balances earned after 2014. Benefits under the cash balance formula are not reduced for employer contributions to Social Security or other offset amounts.

Under the qualified employee pension plan, benefits are cliff-vested after three full years of service and employees may become fully vested if they are participants in the qualified plan at a time when the

Company decides to transfer a portion of pension plan assets to fund retiree medical benefits. All NEOs are fully vested. All vested participants are eligible for lump sum payment of benefits following termination of employment, and certain annuity forms of payment also are available to all employees, including the NEOs.

SERP

For the reasons described in Compensation Discussion & Analysis, NextEra Energy maintains an unfunded SERP for its executive officers, including the NEOs. The SERP’s defined benefit formula for NEOs provides two times the normal cash balance crediting rate of the qualified employee pension plan (“double basic credits”). The normal cash balance crediting rate is 4.5% of base salary prior to five years of service and

6% of base salary thereafter. Double the basic crediting rate is therefore 9% and 12% of base salary, respectively. Benefits for all NEOs are calculated in this manner.

SERP benefits are cliff-vested after five full years of service and all NEOs were fully vested as of December 31, 2020. All vested participants are eligible for lump sum payment of benefits following termination of employment (subject to timing restrictions imposed by section 409A of the Code) or may elect certain annuity forms of payment.

Table 6: Nonqualified Deferred Compensation

The table and description below provide information about the NEOs’ nonqualified deferred compensation. It is important to keep in mind the following when reviewing the table:

•

The amounts shown under the heading “Aggregate Earnings in Last FY” (column (d)) represent earnings in the Deferred Compensation Plan, in the defined contribution portion of the SERP and, for Mr. Robo, on the vested portion of deferred retirement awards under the LTIP.

•

The amounts shown under the heading “Aggregate Balance at Last FYE” (column (f)) represent balances in the Deferred Compensation Plan and in the defined contribution portion of the SERP and, for Mr. Robo, the vested balance of deferred retirement awards.

Name(a)	Executive Contributions in Last FY(1)($) (b)	Registrant Contributions in Last FY(2)($) (c)	Aggregate Earnings in Last FY(3)($) (d)	Aggregate Withdrawals/ Distributions($) (e)	Aggregate Balance at Last FYE(4)($) (f)

James L. Robo	0	$274,743	$9,565,224	$0	$110,568,591

Rebecca J. Kujawa	0	53,577	42,714	0	213,486

John W. Ketchum	0	106,773	249,328	0	1,141,294

Eric E. Silagy	0	123,812	480,861	0	2,160,341

Charles E. Sieving	0	93,492	444,335	0	1,985,453

(1)	The Deferred Compensation Plan permits deferral of salary (up to 100%), annual incentive (up to 100%) and performance shares (up to 100%).

(2)

The SERP includes a defined contribution component which provides a match on NEOs’ base and annual incentive earnings above the IRS limit, which was $285,000 for 2020. The 4.75% match is the same as the match opportunity provided to participants in the Company’s 401(k) plan. As with the 401(k) plan, crediting of matching contributions under the defined contribution component of the SERP is in the form of phantom NextEra Energy common stock. All amounts shown in this column also are included in Table 1a: 2020 Summary Compensation Table in column (i), “All Other Compensation” (amounts for which are detailed in Table 1b: 2020 Supplemental All Other Compensation).

(3)

Earnings include the sum of each participant’s annual earnings (which includes, among other things, stock price appreciation on stock-based deferred compensation) in the Deferred Compensation Plan and in the defined contribution portion of the SERP and, for Mr. Robo, on deferred retirement awards. Mrs. Kujawa and Messrs. Robo, Ketchum, Silagy and Sieving have not deferred any compensation under this plan. Earnings for the defined contribution component of the SERP were as follows: Mr. Robo $2,277,985, Mrs. Kujawa $42,714, Mr. Ketchum $249,328, Mr. Silagy $480,861, and Mr. Sieving $444,335. Earnings for the deferred retirement awards for Mr. Robo were $7,287,239, comprised of reinvested dividends and the increase in value of the underlying stock. None of these amounts are included in Table 1a: 2020 Summary Compensation Table since no above- market interest was credited in 2020.

(4)

Deferred Compensation Plan accounts include fully vested and earned compensation plus earnings. The Company views deferred compensation as a vehicle for retirement planning rather than as a means of providing additional compensation. As of December 31, 2020, Mr. Robo had a Deferred Compensation Plan balance of $69,525,435 (of which $15,858,686 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2020). Mrs. Kujawa and Messrs. Ketchum, Silagy, and Sieving have not deferred any cash compensation or performance shares and therefore have no balances in the Deferred Compensation Plan. Balances for the defined contribution component of the SERP were as follows: Mr. Robo $10,074,606 (of which $2,105,899 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2020), Mrs. Kujawa $213,486 (of which $27,476 was previously reported as compensation in prior Summary Compensation Tables for the years prior to 2020), Mr. Ketchum $1,141,294 (of which $248,842 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2020), Mr. Silagy $2,160,341 (of which $412,834 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2020), and Mr. Sieving $1,985,453 (of which $83,562 was previously reported in prior Summary Compensation Tables for years prior to 2020). The balances of the vested portion of the deferred retirement awards for Mr. Robo were $30,968,550.

Additional Disclosure Related to Nonqualified Deferred Compensation Table

Cash deferral elections under the Deferred Compensation Plan must be made prior to the period in which the cash is earned and can range, in whole percentages, from 1% to 100% of a participant’s base salary and/or annual incentive award. Equity deferral elections must be made by December 31 of the year preceding the beginning of the applicable performance period, and participants electing to defer performance shares may defer all or a portion of the payout amount. Deferred Compensation Plan earnings are not guaranteed by the Company.

The Company’s contributions to the SERP for each NEO also are considered deferred compensation. The contributions and earnings in Table 6: Nonqualified Deferred Compensation include those from the nonqualified defined contribution portion of the SERP. Distributions are in the form of lump sum payments, which may be subject to a six-month delay following termination of employment in compliance with Code Section 409A.

Earnings in 2020 from previous deferrals of cash compensation came from phantom investments in the investment vehicles, which mirror the funds available to participants in the Company’s 401(k) plan and include mutual funds, index funds and similar investment alternatives offered to participants under the Company’s 401(k) plan. The Company does not provide a guaranteed rate of return on these funds.

Potential Payments Upon Termination or Change in Control

For the reasons discussed in Compensation Discussion & Analysis, NextEra Energy has entered into the Retention Agreements, which commit the Company to make payments to NEOs under special circumstances. Generally, these are changes in corporate control of the Company and termination of the NEO’s employment.

In accordance with SEC instructions, these quantitative disclosures assume that a change in control took place on December 31, 2020. In fact, no change in control of the Company occurred on that date and no NEO’s employment terminated on that date. If such an event were to occur in the future, actual payments would likely be different from those presented here based on various factors, including the NextEra Energy common stock price at such time.

Consistent with SEC instructions, the amounts shown in the tables that follow exclude obligations due from the Company to the NEO following a triggering event for: (1) any earned but unpaid base salary, annual incentive compensation and long-term incentive compensation through the date of termination; (2) vested benefits under the Company’s employee pension and 401(k) plans and all other benefit plans in accordance with their terms and conditions; (3) accrued vacation pay; (4) reimbursement of reasonable business expenses incurred prior to the date of termination; and (5) any other compensation or benefits to which the NEO may be entitled under and in accordance with the Company’s generally applicable non-discriminatory plans or employee benefit programs, including the retiree medical plan. Furthermore, all payments shown in the tables exclude the obligations of the Company to the NEO for vested benefits under the SERP, the Deferred Compensation Plan and the vested portions of Mr. Robo’s deferred retirement awards. See Table 5: Pension Benefits and Table 6: Nonqualified Deferred Compensation for the values of accumulated SERP and Deferred Compensation Plan benefits, and Mr. Robo’s vested deferred retirement awards, at December 31, 2020.

Potential Payments Under Retention Agreements

Each NEO is a party to a Retention Agreement with the Company. These agreements are all substantially equivalent and generally provide for certain protections and benefits to the NEO in the event of a change in control of the Company in exchange for the NEO’s continued full-time commitment to the interests of the Company during a transition period of three years following a change in control. The NEOs also undertake confidentiality commitments requiring them to hold in a fiduciary capacity all secret or confidential information relating to the Company and, under most circumstances, not to divulge any such information either during or after the period of employment.

Each Retention Agreement provides for a mutual commitment to the NEO’s continued employment for a period of three years following a change in control of the Company. If a change in control occurs, the NEO generally will receive an accelerated payout or vesting of previously granted equity-based awards that the NEO would otherwise have received in the normal course of business had the change in control not occurred and had the NEO’s employment continued over the remaining vesting periods. This immediate payment of equity awards is not limited to the NEOs, but generally will also occur for all officers and employees who hold such equity awards.

Tables 7a and 7b and the accompanying discussion of the Retention Agreements set forth the details of the estimated payments that would have been made to the NEOs (on December 31, 2020 and December 31, 2021, respectively) had a change in control actually occurred at the close of business on December 31, 2020, assuming each of the NEOs continued in employment throughout 2020.

Table 7a: Potential Compensation to Named Executives Upon Change in Control

	James L. Robo	Rebecca J. Kujawa	John W. Ketchum	Eric E. Silagy	Charles E. Sieving

Long-Term Incentive Awards:

1st 50% of Performance Share Awards(1)	$23,049,640	$2,556,480	$5,099,290	$6,620,090	$3,169,010

Restricted Stock and NEP Common Unit Awards(2)	3,165,710	1,287,740	1,551,520	2,006,830	962,710

Stock Option Awards(3)	22,866,950	1,604,160	4,146,270	5,341,670	2,700,060

Total:	$49,082,300	$5,448,380	$10,797,080	$13,968,590	$6,831,780

(1)

Upon a change in control, 50% of all outstanding performance share awards vest and are payable at the greater of target or the average of the actual performance factors used to determine payout of performance share awards which vested over the three years prior to the year in which the change in control occurred. Amounts shown are based on a closing NextEra Energy common stock price on December 31, 2020 of $77.15 and performance factors are calculated based on actual performance for the three completed three-year performance periods preceding the year in which the change in control is assumed to have occurred. Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2021 and December 31, 2022. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2023.

(2)

Upon a change in control, all outstanding performance-based restricted stock and NEP common unit awards vest. Amounts shown are based on a closing NextEra Energy common stock price on December 31, 2020 of $77.15 and a NEP common unit price on December 31, 2020 of $67.05. The award agreement pursuant to which Mr. Robo was awarded a deferred retirement award contains change in control provisions which supersede the provisions of the Retention Agreement for that award only. Upon a change in control, absent termination of employment, the deferred retirement award does not vest.

(3)

Upon a change in control, all outstanding stock option awards vest. Amounts shown reflect the in-the-money values of accelerated stock options based on the difference between the option exercise price and the closing NextEra Energy common stock price on December 31, 2020 of $77.15.

Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in

Control(1)

	James L. Robo	Rebecca J. Kujawa	John W. Ketchum	Eric E. Silagy	Charles E. Sieving

2nd 50% of Performance Share Awards(2)	$23,049,640	$2,556,480	$5,099,290	$6,620,090	$3,169,010

(1)	All amounts in the table assume the same $77.15 stock price on the one-year anniversary of the assumed change in control.

(2)

Each NEO is entitled to receive the remaining 50% of their outstanding performance share awards on the first anniversary of the change in control if the NEO has remained employed by the Company or an affiliate through such date, or upon an earlier termination of employment by the Company (except for death, disability or cause (which generally means repeated willful violations of the NEO’s duties under their Retention Agreement or a felony conviction involving an act at the Company’s expense)) or by the NEO for “good reason” (which generally includes the assignment of duties and responsibilities that are materially inconsistent with those in effect during the 90-day period immediately preceding the change in control, material decreases in compensation or benefits after the change in control, or change in job location of more than 20 miles). Amounts shown are based on performance factors calculated based on actual performance for the three completed three-year performance periods preceding the year in which the change in control occurred. Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2021 and December 31, 2022. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2023. Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control.

The amounts shown in Tables 7a and 7b represent the accelerated payment of compensation that the NEOs would otherwise have received over time absent a change in control, assuming continued employment. The employment protection amounts represent additional payments and are intended both to compensate the NEO for the lost opportunity of continued employment and to encourage the new leadership of the post-change-in-control entity to evaluate carefully the desirability of terminating the NEO’s employment as opposed to seeking an appropriate role for the NEO in the new entity.

The Retention Agreements are designed to provide the NEOs with economic value in the event of termination equivalent to three years’ worth of foregone base salary, annual incentive compensation and incremental retirement contributions. In addition, if termination by the Company for reasons other than death, disability or cause, or by the NEO for good reason, were to occur prior to the first anniversary of the change in control, the acceleration of the then-outstanding performance shares, as shown in Table 7b, would also occur. Because of this intent, the Retention Agreements in effect as of December 31, 2020 for Messrs. Robo and Sieving provide for the additional payment by the Company of any excise tax imposed by section 4999 of the Code. However, if the total value of all payments due (calculated as required under section 280G of the Code) does not exceed 110% of the “safe harbor amount” under section 280G, or 2.99 times the NEO’s five-year average W-2 earnings, then no gross-up payment will be made to the NEO and the amounts payable under the Retention Agreement will be reduced to the “safe harbor amount.” In accordance with the Company’s Excise Tax Gross-Up Policy, which generally precludes the inclusion of excise tax gross-up provisions in Retention Agreements entered into, or materially modified, after December 2009, Mrs. Kujawa’s and Messrs. Ketchum’s and Silagy’s Retention Agreements do not include excise tax gross-up provisions. The NEO remains responsible for normal federal, state and local tax liability on the underlying economic value transferred.

If a change in control had occurred on December 31, 2020 and if any or all of the NEOs had been terminated on that date, the Company estimates that the amounts shown in Table 8 would have become payable, in addition to the payments set forth above in Table 7a: Potential Compensation to Named Executives Upon Change in Control and in Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control.

Table 8: Potential Post-Employment Compensation to Named Executives Upon Termination

Without Cause or for Good Reason Following Change in Control(1)

	James L. Robo	Rebecca J. Kujawa	John W. Ketchum	Eric E. Silagy	Charles E. Sieving

Cash Severance(2)	$18,810,000	$4,229,360	$8,823,410	$9,350,400	$6,950,290

Deferred Retirement Awards(3)	7,561,930	0	0	0	0

Incremental Increase in Nonqualified SERP(4)	4,741,540	978,700	1,905,260	2,095,080	1,167,840

Continued Participation in Active Employee Welfare Benefits(5)	232,579	97,725	176,291	205,561	131,976

Continued Participation in Certain Perquisites Programs(6)	156,990	152,400	162,000	170,910	155,100

Certain Limited Outplacement and Relocation Allowances(7)	48,750	48,750	48,750	48,750	48,750

Code Section 280G Gross-up (Cutback)(8)	0	0	0	0	0

Total:	$31,551,790	$5,506,940	$10,615,530	$11,870,700	$8,453,960

(1)

Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control and Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control. Cause and good reason are defined in footnote 2 to Table 7b.

(2)

The amount shown represents the value of a cash lump sum payment due within 45 days of termination (subject to the requirements of section 409A of the Code) equal to three times the sum of the NEO’s annual base salary plus his annual incentive. The annual incentive is equal to the higher of target annual incentive in the year of termination or the average percentage of the NEO’s annual incentive divided by his base salary for each of the three years prior to the year in which the change in control occurred. Since all annual incentive compensation for 2020 was earned on December 31, 2020, no prorated amounts of 2020 annual incentive compensation are included.

(3)

Under Mr. Robo’s deferred retirement award, if Mr. Robo was discharged without cause or resigned for good reason upon or after a change in control, then a portion of his outstanding unvested deferred retirement award (including reinvested dividends) would vest according to the schedule contained in the award agreement. If such termination had occurred on December 31, 2020 under these circumstances, the vesting percentage would have been 100% of the total deferred retirement award granted to Mr. Robo in 2012. Amounts shown are based on the closing NextEra Energy common stock price on December 31, 2020 of $77.15.

(4)

The amount shown represents the value of a cash lump sum payment due within 45 days of termination (subject to the requirements of Code section 409A) equal to the incremental increase in value of the NEO’s nonqualified SERP benefits under the defined benefit and defined contribution formulas if the NEO had continued employment for three years from the date of termination, and assuming the NEO received the annual compensation increases required under the Retention Agreement for the three-year or two-year employment period.

(5)

The Retention Agreements provide for continued coverage under all employee benefit plans for three years. Plans include the broad-based employee medical plan, the broad-based employee dental plan, short-term and long- term disability insurance and the broad-based employee life insurance plan. Amounts shown represent three-year employer costs based on December 31, 2020 rates (plus, for employee medical and dental coverage, projected average annual cost increase of 4.0% and increase of 0.05%, respectively). For long-term disability, the estimated total actuarial liability is equal to the approximate cost of insuring the liability for the severance period. These amounts assume no offsets for benefits provided by a subsequent employer. The amount set forth on this line is also payable to the NEO or his beneficiaries if the NEO dies or becomes disabled during the employment period following a change in control.

(6)

The Retention Agreements provide for continued participation in certain other benefits and perquisites for three years. Amounts shown include: social club memberships; participation in the executive vehicle program (or, for Mrs. Kujawa, annual perquisite allowance in lieu of executive vehicle program); personal financial planning, accounting and legal services; personal communication and computer equipment; home security, including monitoring and maintenance; and personal excess liability insurance. The Retention Agreements do not provide for use of Company-owned aircraft. The amount shown for each NEO represents the Company’s approximate three-year costs for providing such perquisites to the NEO, based on 2020 and prior years’ actual costs.

(7)

Includes an aggregate cost per NEO of $23,750 for outplacement services, fees for legal or accounting advice related to tax treatment of certain payments under the Retention Agreements and reimbursement for miscellaneous relocation expenses incurred by the NEO in pursuing other business opportunities which are not reimbursed by another employer. Such reimbursements are required under the Retention Agreements.

(8)

For Messrs. Robo and Sieving, the aggregate payment due (calculated as required under section 280G of the Code) does not exceed 110% of the “safe harbor amount” under section 280G, or 2.99 times their five-year average W-2 earnings and, therefore, no gross-up payment will be made to either and the amounts payable under the Retention Agreement will be reduced to the “safe harbor amount.” Mrs. Kujawa’s and Messrs. Ketchum’s and Silagy’s Retention Agreements do not provide for excise tax gross-ups. The aggregate payment due to each of Mrs. Kujawa and Messrs. Ketchum and Silagy does not exceed such NEO’s “safe harbor amount.” With the exception of a portion of accelerated stock option awards, the aggregate change in control-related compensation and benefit amount in excess of the NEO’s “base amount” is considered an “excess parachute payment” and is subject to an excise tax under section 4999 of the Code. In circumstances where the NEO is entitled to receive from the Company a lump sum cash gross-up payment, the payment would be in an amount such that the net gross-up payment (after federal, state, and local income and excise taxes and any penalties and interest are paid) is equal to the Code section 4999 excise tax. The 2020 annual incentive award and the performance share award for the performance period ended December 31, 2020 (payout values for which are included in Table 1a: 2020 Summary Compensation Table and in Table 4: 2020 Option Exercises and Stock Vested, respectively) were fully earned as of the assumed change in control date and are therefore not part of the “excess parachute payment” amount or the estimated gross-up amount.

Each Retention Agreement provides that a change in control occurs upon any of the following events:

(1)

the acquisition by any individual, entity or group of 20% or more of either NextEra Energy’s common stock or the combined voting power of NextEra Energy, other than directly from NextEra Energy or pursuant to a merger or other business combination which does not itself constitute a change in control;

(2)

the incumbent directors of NextEra Energy ceasing, for any reason, to constitute a majority of the Board, unless each director who was not an incumbent director was elected, or nominated for election, by a majority of the incumbent directors and directors subsequently so elected or appointed (excluding those elected as a result of an actual or threatened election contest or other solicitation of proxies);

(3)

there is consummated a merger, sale of assets, reorganization or other business combination of NextEra Energy or any subsidiary with respect to which (a) the voting securities of NextEra Energy outstanding immediately prior to the transaction do not, immediately following the transaction, represent more than 55% (60% for Mr. Robo) of the common stock and the voting power of all voting securities of the resulting ultimate parent entity or (b) members of the Board constitute less than a majority of the members of the board of directors of the resulting ultimate parent entity; or

(4)	the shareholders approve the liquidation or dissolution of NextEra Energy.

In addition, the Retention Agreements extend the NEOs’ protection to certain potential change in control situations, which are:

(1)	the announcement of an intention to take or consider taking actions which, if consummated or approved by shareholders, would constitute a change in control; or

(2)

the acquisition by any individual, entity or group of 15% or more of either NextEra Energy’s common stock or the combined voting power of NextEra Energy, other than directly from NextEra Energy or pursuant to a merger or other business combination which does not itself constitute a change in control.

No accelerated or incremental payments are triggered by a potential change in control, but the NEO is protected for a three-year employment period. In addition, if an agreement is entered into providing for the merger, sale of assets, reorganization or other business combination of NextEra Energy as set forth above, and such merger, sale of assets, reorganization or other business combination is approved by the shareholders of NextEra Energy but thereafter does not become effective, Mr. Robo will be entitled to a cash retention payment in an amount equal to one-half of the sum of his then-current annual base salary plus his annual incentive compensation under the Annual Incentive Plan, payable within 30 days after termination of the transaction.

Potential Payments Under the Severance Plan

The Severance Plan provides for the payment of severance benefits to the NEOs and to certain other senior executives if their employment is involuntarily terminated other than for Cause, defined below (and other than in a termination governed by the terms of the Retention Agreements). See Compensation Discussion & Analysis for a discussion of the purpose of the Severance Plan.

The Severance Plan provides severance benefits following involuntary termination other than for Cause in exchange for entry into a release of claims against the Company and an agreement (the “Non-Competition Agreement”) to adhere to certain non-competition and related covenants protective of the Company. Following a covered involuntary termination and the execution of the release and the Non-Competition Agreement, the NEO would receive a cash payment equal to two times his annual base salary plus two times his target annual incentive compensation for the year of termination, payable in two equal annual installments. In addition, the NEO’s outstanding equity and equity-based awards would vest pro rata and become payable at the end of any applicable performance periods, subject to the attainment by the Company of the specified performance objectives. The NEO also would receive certain ancillary benefits, including outplacement assistance or payment in an amount equal to the value of the outplacement assistance. Amounts payable under the Severance Plan are subject to a cap equal to six times the average of the NEO’s last three years’ base salary plus annual incentive.

If the employment of Mrs. Kujawa or Messrs. Robo, Ketchum, Silagy, or Sieving, or any of them, had been involuntarily terminated on December 31, 2020 in circumstances triggering the Company’s obligations under the Severance Plan, the Company estimates that the amounts shown in Table 9 below would have become payable.

Table 9: Potential Post-Employment Compensation Upon Termination Qualifying for Payments

Under the Severance Plan

	James L. Robo	Rebecca J. Kujawa	John W. Ketchum	Eric E. Silagy	Charles E. Sieving

Cash Severance(1)	$7,800,00	$2,338,180	$4,014,040	$4,433,940	$3,680,840

Long-Term Incentive Awards:

Performance Share Awards(2)	12,222,870	1,477,650	2,738,980	3,481,700	1,678,170

Restricted Stock Awards(3)	2,482,300	1,006,990	1,082,010	1,418,090	686,180

Stock Option Awards(4)	18,320,080	1,148,760	3,262,610	4,224,120	2,159,150

Deferred Retirement Awards(5)	6,461,470	0	0	0	0

Certain Limited Outplacement and Other Perquisites(6)	35,000	35,000	35,000	35,000	35,000

Cutback Under Plan Benefit Cap(7)	12,180,920	859,580	0	0	0

Total:	$35,140,800	$5,147,000	$11,132,640	$13,592,850	$8,239,340

(1)	The amount shown represents the value of a cash lump sum payment equal to two times the sum of the NEO’s annual base salary plus his target annual incentive in effect on December 31, 2020.

(2)

Upon a qualifying involuntary termination, a pro rata portion of outstanding performance share awards would continue to vest and would be paid based on the Company’s actual level of achievement of the performance objectives at the conclusion of the performance period. Amounts shown include the value of the performance shares awarded for the three-year performance periods ending December 31, 2021 and December 31, 2022, respectively, based on the closing NextEra Energy common stock price on December 31, 2020 of $77.15. As the actual level of achievement of the performance objectives at the conclusion of the performance periods ending December 31, 2021 and December 31, 2022, respectively, would not have been known upon a hypothetical qualifying involuntary termination on December 31, 2020, amounts shown assume target, or 100%, performance. Actual payouts would be between 0% and 200% of target.

(3)

Upon a qualifying involuntary termination, a pro rata portion of outstanding performance-based restricted stock and common unit awards would continue to vest, subject to the attainment of the applicable performance objective. Amounts shown assume the attainment of the performance objective and are based on the closing NextEra Energy common stock price on December 31, 2020 of $77.15 and NEP common unit price on December 31, 2020 of $67.05.

(4)

Upon a qualifying involuntary termination, outstanding stock option awards would vest on a pro rata basis. Amounts shown reflect the in-the-money values of the stock options that would vest based on the difference between the option exercise price and the closing NextEra Energy common stock price on December 31, 2020 of $77.15.

(5)

Upon a qualifying involuntary termination, the outstanding unvested deferred retirement award granted to Mr. Robo would vest on a pro rata basis. Amounts shown are based on the closing NextEra Energy common stock price on December 31, 2020 of $77.15.

(6)	Includes a maximum cost per NEO of $25,000 for providing outplacement services, plus the cost of financial planning, legal or accounting services.

(7)

The total value of severance paid to each NEO is subject to a cap equal to six times the average of such NEO’s last three years’ base salary plus annual incentive. Based on a qualifying involuntary termination on December 31, 2020, the estimated total severance that would have been payable to Mr. Robo would be reduced to the amount indicated, which is the maximum capped amount.

Under the Severance Plan, an involuntary termination is defined as any of the following:

(1)	the participant’s termination by the Company or an affiliate without Cause (as described further below) and other than as a result of death or disability; or

(2)	the participant’s resignation after the occurrence of one or more of the following without the participant’s consent:

(i)

the Company’s material breach of a material provision of the Severance Plan or the Company’s or an affiliate’s material breach of a material provision of any other agreement between the participant and the Company or such affiliate;

(ii)	a relocation of participant’s principal place of employment by more than 90 miles; or

(iii)

a material, adverse change in the participant’s title, authority, duties or responsibilities with the Company or an affiliate, or any reduction in the participant’s annual base salary or annual target cash incentive opportunity.

Cause is generally defined under the Severance Plan as any of the following:

(1)

repeated violations by the participant of the participant’s obligations to the Company or an affiliate that are willful and deliberate, which are committed in bad faith or without reasonable belief that the violations are in the Company’s or an affiliate’s best interests and that are not remedied within a reasonable period of time after the participant’s receipt of written notice; or

(2)	the participant’s conviction of a felony.

The NEOs are required to comply with certain protective covenants, including two-year non-compete and non-solicitation provisions, in order to receive payments under the Severance Plan. Any severance payments would be subject to repayment and/or forfeiture if any of the protective covenants are violated.

Other Potential Post-Employment Payments to NEOs

Potential Payments Under Equity Award Agreements

The award agreements for each long term equity incentive award (except Mr. Robo’s deferred retirement award, the terms of which are described below) outstanding during 2020 contain provisions which govern treatment of the award in the event of the NEO’s termination of employment due to death, disability, retirement at or after age 55 (“normal retirement”), or retirement after age 50 meeting terms and conditions set by, and acceptable to, the Compensation Committee (an “approved early retirement”). Under the terms of the equity award agreements (other than the deferred retirement awards), each outstanding unvested equity award vests on a pro rata basis for service through the date of death or disability or normal retirement (for performance share, stock option, performance-based restricted stock and performance-based restricted NEP common unit awards based on days of service completed during the vesting period). The pro rata portion of each stock option, performance-based restricted stock and performance-based restricted NEP common unit award is vested upon death or disability. In the case of normal retirement, stock option awards vest upon retirement and performance-based restricted stock and NEP common units generally vest upon their normal vesting date following satisfaction of applicable performance criteria. The pro rata portion of each performance share award is paid after the end of the performance period, subject to satisfaction of applicable performance criteria. See Table 3: 2020 Outstanding Equity Awards at Fiscal Year End for information for each NEO as of December 31, 2020 about outstanding unvested equity awards which would vest as determined in the manner set forth above upon death, disability or normal retirement.

If a NEO was eligible for, and retired in accordance with, an approved early retirement, all outstanding and unvested equity awards (except the deferred retirement awards, as described below) would vest in full, and would be paid out either on the vesting schedule set forth in each award agreement or upon retirement, generally subject to satisfaction of applicable performance criteria.

The value of the prorated outstanding long-term incentive awards at December 31, 2020 for each of the NEOs would have been approximately: Mr. Robo, $33,025,250; Mrs. Kujawa, $3,633,400; Mr. Ketchum, $7,083,600; Mr. Silagy, $9,123,910; and Mr. Sieving, $4,523,500. As of December 31, 2020, each of Messrs. Robo and Silagy were of an age which would have made them eligible for consideration by the Compensation Committee for an approved early retirement. If the Compensation Committee had approved an early retirement for any of Messrs. Robo or Silagy on that date (which the Compensation Committee did not do), the value on December 31, 2020 of the outstanding long-term incentive awards that would have continued to vest on their original terms (performance shares and performance-based restricted stock and NEP common units) or vested (options) would have been approximately: Mr. Robo, $49,082,909; and Mr. Silagy, $13,968,730.

The award agreement governing Mr. Robo’s deferred retirement award provides for partial accelerated vesting of the stock and accrued dividends upon death or disability, according to a schedule contained in the award agreement, but the award agreement does not provide for accelerated vesting upon retirement. If Mr. Robo had terminated employment on December 31, 2020 due to death or disability, 90% of his total deferred retirement award granted in 2012 would have vested. The value of the unvested shares vesting solely due to death or disability would have been approximately $6,049,790. This amount is based on the closing price of the Company’s common stock on December 31, 2020 of $77.15. All equity award agreements (including the agreements governing deferred retirement awards) include non-solicitation and non-competition provisions (effective during employment and for a two-year period after termination), as well as non-disparagement provisions. The terms of these protective covenants survive the termination of the award agreement and termination of employment.

Director Compensation

2020 Compensation of Non-Employee Directors

Name (a)	Fees Earned or Paid in Cash(2) ($) (b)	Stock Awards(3)(4) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation (5) ($) (g)	Total ($) (h)

Sherry S. Barrat	$155,379	$170,791	$0	$0	$0	$0	$326,170

James L. Camaren	135,000	170,791	0	0	0	0	305,791

Kenneth B. Dunn	147,000	170,791	0	0	0	0	317,791

Naren K. Gursahaney	143,000	170,791	0	0	0	0	313,791

Kirk S. Hachigian	155,000	170,791	0	0	0	0	325,791

Toni Jennings	143,000	170,791	0	0	0	0	313,791

Amy B. Lane	154,000	170,791	0	0	0	0	324,791

David L. Porges(1)	131,000	170,791	0	0	0	0	301,791

Rudy E. Schupp	159,500	170,791	0	0	0	0	330,291

John L. Skolds	165,000	170,791	0	0	0	0	335,791

William H. Swanson	172,000	170,791	0	0	0	0	342,791

Hansel Tookes(2)	60,500	170,791	0	0	0	5,000	236,291

Darryl L. Wilson	143,000	170,791	0	0	0	2,500	316,291

(1)	Mr. Porges was appointed to the Board on February 13, 2020.

(2)	Mr. Tookes retired as a director immediately prior to the 2020 Annual Meeting of Shareholders on May 21, 2020.

(3)	In 2020, Ms. Jennings elected to defer $15,000 each quarter of her annual retainer and Mr. Porges elected to defer 100% of his annual retainer.

(4)

Non-employee directors of NextEra Energy received shares of NextEra Energy common stock in an amount determined by dividing $170,000 by the closing price of the common stock on the date of grant, rounded up to the nearest ten shares. On February 13, 2020, each non-employee director then in office received a split-adjusted grant of 2,480 shares of stock valued at $68.87 per share, which Ms. Lane and Messrs. Porges and Tookes elected to defer. Dividends are paid on the shares in cash. Dividends on deferred shares are credited to the participant’s account under the Deferred Compensation Plan. The amounts in this column represent the aggregate grant date fair value of equity-based compensation awards granted during 2020 to each non-employee director valued in accordance with applicable SEC and accounting rules. For the February 2020 equity compensation award, the grant date fair value was $170,791 per director.

(5)

In accordance with applicable SEC rules, perquisites and personal benefits with an aggregate value of less than $10,000 are omitted. Includes matching contributions to educational institutions on behalf of Mr. Wilson made under the NextEra Energy Foundation’s matching gift program, which is available to all employees and directors.

Additional Information About Director Compensation

NextEra Energy directors who are salaried employees of NextEra Energy or any of its subsidiaries do not receive any additional compensation for serving as a director or committee member. Mr. Robo is the only such director currently serving on the Board. Effective January 1, 2021, non-employee directors of NextEra Energy received an annual cash retainer of $105,000 plus a number of shares of NextEra Energy common stock determined by dividing $180,000 by the closing price of NextEra Energy common stock on the grant date, rounded up to the nearest ten shares. The grant date for the annual retainers paid for 2021 was February 11, 2021, at which time the non-employee directors of NextEra Energy were each granted 2,150 shares of NextEra Energy common stock. These shares are generally not transferable until the director meets the Company’s stock ownership guidelines. When joining the Board, newly-elected non-employee directors are awarded a grant of NextEra Energy common stock that is approximately equal to the annual common stock retainer awarded to existing non-employee directors, prorated based on the new Director’s date of election to the Board. These shares are not transferable until the director meets the Company’s stock ownership guidelines.

Non-employee Board committee chairpersons receive an additional annual retainer of $25,000 for chairing the Audit Committee, $20,000 for chairing the Compensation and Nuclear Committees and $15,000 for chairing the other committees. The Lead Director receives an annual retainer of $30,000, except that a Lead Director who also serves as a Chair of any Board committee is only entitled to receive a single annual retainer in an amount equal to the Lead Director annual retainer. A fee of $2,000 is paid to non-employee directors for each Board and committee meeting attended, whether in person or by telephone. Directors may defer all or a portion of their cash compensation and all or a portion of their equity compensation in the Deferred Compensation Plan and may participate in the Company’s matching gift program, which matches gifts to educational institutions up to a maximum of $10,000 per donor per year. Board members may travel on Company aircraft while on Company business and in limited circumstances for non-business reasons if the Company would incur little, if any, incremental cost, space is available and the aircraft is in use for another authorized purpose. Board members may be accompanied by their immediate family members if space is available. Travel expenses to attend Board or committee meetings or while on Board business are reimbursed.

Director Stock Ownership Policy

Pursuant to the Governance Guidelines, to more closely align the interests of directors and shareholders, directors are required to own NextEra Energy common stock in an amount equal to seven times the annual cash retainer within five years after their initial election to the Board. All directors other than Mr. Wilson, who joined the Board in October 2018, and Mrs. Utter, who joined the Board in February 2021 currently meet this stock ownership guideline. See Common Stock Ownership of Certain Beneficial Owners and Management for information about director ownership of NextEra Energy common stock as of March 23, 2020.

Questions and Answers About the Annual Meeting

Why did I only receive a Notice of Internet Availability of Proxy Materials directing me to the internet instead of the proxy statement and annual report?

Under SEC rules, NextEra Energy is furnishing proxy materials to many of its shareholders on the internet, rather than mailing paper copies of the materials to each shareholder.

On or about March 31, 2021, NextEra Energy mailed to many of its shareholders of record a Notice (the “Notice”) containing instructions on how to access and review the proxy materials, including the proxy statement and annual report to shareholders, on the internet. The Notice also instructs shareholders on how to access their proxy card to be able to submit their proxies on the internet. Brokerage firms and other nominees who hold NextEra Energy shares on behalf of beneficial owners will be sending their own similar notice. Other shareholders, in accordance with their prior requests, have received an e-mail notification of how to access the proxy materials and submit their proxies on the internet. On or about March 31, 2021, NextEra Energy also began mailing a full set of proxy materials to certain shareholders, including shareholders who have previously requested a paper copy of the proxy materials.

Internet distribution of the proxy materials is designed to expedite receipt by shareholders, lower the cost of the annual meeting and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive NextEra Energy’s proxy materials electronically, you will continue to receive the materials via e-mail unless you elect otherwise.

How do I access the proxy materials if I received a Notice of Internet Availability of Proxy Materials?

The Notice provides instructions regarding how to view NextEra Energy’s proxy materials for the 2021 annual meeting on the internet. As explained in greater detail in the Notice, to view the proxy materials and submit your proxy, you will need to follow the instructions in your Notice and have available your 16-digit control number(s) contained in your Notice.

How do I request paper copies of the proxy materials?

Whether you hold NextEra Energy shares through a brokerage firm, bank or other nominee (in “street name”), or hold NextEra Energy shares directly in your name, as a shareholder of record, through NextEra Energy’s transfer agent, Computershare Trust Company, N.A. (“Computershare”) you may request paper copies of the 2020 annual meeting proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters identified in the accompanying notice of annual meeting of shareholders. These matters include the election as directors of the nominees specified in this proxy statement; ratification of appointment of Deloitte & Touche as NextEra Energy’s independent registered public accounting firm for 2021; approval, by non-binding advisory vote, of NextEra Energy’s compensation of its NEOs as disclosed in this proxy statement; approval of the NextEra Energy, Inc. 2021 Long Term Incentive Plan; and, if properly presented at the meeting, consideration of one shareholder proposal.

Who may attend the annual meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Since seating is limited, admission to the meeting will be on a first-come, first- served basis. Registration and seating will begin at 7:30 a.m., Central time. If you plan to attend, please note that you will be required to present valid picture identification, such as a driver’s license or passport.

Invited representatives of the media and financial community may also attend the annual meeting. You will need proof of ownership of NextEra Energy common stock on the record date to attend the annual meeting:

•	If you hold shares directly in your name as a shareholder of record or if you are a participant in NextEra Energy’s Employee Retirement Savings Plan:

•	If you received the Notice and you plan to attend the annual meeting, you may request an admission ticket by calling NextEra Energy Shareholder Services at 800-222-4511.

•

If you received the proxy materials by mail, an admission ticket is attached to your proxy/confidential voting instruction card. If you plan to attend the annual meeting, please submit your proxy but keep the admission ticket and bring it with you to the annual meeting.

•

If your shares are held in “street name,” you will need to bring proof that you were the beneficial owner of those “street name” shares of NextEra Energy common stock as of the record date, such as a legal proxy or a copy of a bank or brokerage statement, and check in at the registration desk at the annual meeting.

For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Cameras, cell phones, recording devices and other electronic devices are not permitted at the annual meeting.

Will the annual meeting be webcast?

The annual meeting will be webcast (audio, listen only) on May 20, 2021. If you do not attend the annual meeting, you are invited to visit www.nexteraenergy.com at 8:00 a.m., Central time, on Thursday, May 20, 2021 to access the webcast of the annual meeting. You will not be able to vote your shares via the webcast. A replay of the webcast also will be available on NextEra Energy’s website for 90 days after the annual meeting.

Who is entitled to vote at the annual meeting?

Only NextEra Energy shareholders at the close of business on March 23, 2021, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the NextEra Energy shares that you held on that date at the annual meeting or any adjournment or postponement of the annual meeting.

What are the voting rights of the holders of the Company’s common stock?

Each outstanding share of NextEra Energy common stock will be entitled to one vote on each matter properly brought before the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares outstanding as of the record date will constitute a quorum, permitting the business of the meeting to be conducted.

In determining the presence of a quorum at the annual meeting, abstentions in person, proxies received but marked as abstentions as to any or all matters to be voted on that permit abstentions and proxies received with broker non-votes on some but not all matters to be voted on will be counted as present.

What is a broker “non-vote”?

A broker “non-vote” occurs when a broker, bank or other holder of record that holds shares for a beneficial owner (“broker”) does not vote on a particular proposal because the broker has not received voting instructions from the beneficial owner and does not have discretionary voting power for that particular proposal. Brokers may vote on ratification of the appointment of NextEra Energy’s independent registered public accounting firm even if they have not received voting instructions from the beneficial owners whose shares they hold. However, brokers may not vote on any of the other matters submitted to shareholders at the 2021 annual meeting, including the election of directors, advisory vote on approval of executive compensation, the NextEra Energy, Inc. 2021 Long Term Incentive Plan or the shareholder proposal, unless they have received voting instructions from the beneficial owner.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with NextEra Energy’s transfer agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.” The Notice or, for some shareholders of record, a full set of the proxy materials has been sent directly to you by or on behalf of NextEra Energy.

If your shares are held in “street name,” you are considered the “beneficial owner” of the shares. The Notice or, for some beneficial owners, a full set of the proxy materials has been forwarded to you by or on behalf of your broker, who is considered, with respect to those shares, the shareholder of record.

How do I submit my proxy or voting instructions?

On the internet or by telephone or, if you received the proxy materials by mail, also by mail

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On the Internet—You may submit your proxy or voting instructions on the internet 24 hours a day and up until 11:59 p.m., Eastern time, on Wednesday, May 19, 2021 by going to www.proxyvote.com and following the instructions on your screen. Please have your Notice or proxy/confidential voting instruction card available when you access the web page. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding how to submit your proxy or voting instructions on the internet.

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By Telephone—You may submit your proxy or voting instructions by telephone by calling the toll-free telephone number (800-690-6903) found on your proxy/confidential voting instruction card or in your internet instructions, 24 hours a day and up until 11:59 p.m., Eastern time, on Wednesday, May 19, 2021 and following the prerecorded instructions. Please have your proxy/confidential voting instruction card or Notice and instructions provided on the internet available when you call. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding how to submit your proxy or voting instructions by telephone.

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By Mail—If you received the proxy materials by mail, you may submit your proxy by mail by marking the enclosed proxy/confidential voting instruction card, dating, signing and returning it in the postage-paid envelope provided to NextEra Energy, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy/confidential voting instruction card must be received no later than Wednesday, May 19, 2021. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by mail.

Please see the Notice, your proxy/confidential voting instruction card or the information your broker provided to you for more information on your options. NextEra Energy’s proxy tabulator, Broadridge Investor Communications Solutions, Inc. (“Broadridge”), must receive any proxy/confidential voting instruction card that will not be delivered in person at the annual meeting, or any vote on the internet or by telephone, no later than 11:59 p.m., Eastern time, on Wednesday, May 19, 2021.

If you are a shareholder of record and you return your signed proxy/confidential voting instruction card or submit your proxy on the internet or by telephone, but do not indicate your voting preferences, the persons named as proxies in the proxy/confidential voting instruction card will vote the shares represented by that proxy as recommended by the Board on all proposals.

In person at the annual meeting

All shareholders may vote in person at the annual meeting. However, if you are a beneficial owner of shares, you must obtain a legal proxy from your broker and present it to the inspector of election with your ballot to be able to vote in person at the annual meeting. See the response to Who may attend the annual meeting? for additional information on how to attend the annual meeting.

May I change my vote after I submit my proxy or voting instructions on the internet or by telephone or after I return my proxy/confidential voting instruction card or voting instructions?

Yes. If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	providing written notice of the revocation to the Corporate Secretary of the Company at the Company’s offices at P.O. Box 14000, 700 Universe Blvd., Juno Beach, Florida 33408-0420;

•

making timely delivery of later-dated voting instructions on the internet or by telephone or, if you received the proxy materials by mail, also by making timely delivery of a valid, later-dated proxy/ confidential voting instruction card; or

•	voting by ballot at the annual meeting, although please note that attendance at the meeting will not by itself revoke a previously granted proxy.

You may change your proxy by using any one of these methods regardless of the method you previously used to submit your proxy. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question. All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting.

How do I vote my Employee Retirement Savings Plan (401(k)) shares?

If you participate in the NextEra Energy, Inc. Employee Retirement Savings Plan (the “plan”), you may give voting instructions to Fidelity Management Trust Company, as trustee of the plan (“Trustee”). If you are a non-bargaining NextEra Energy employee, or a bargaining unit employee outside the state of Florida, you may give your voting instructions to the Trustee by following the instructions you received in an e-mail from NEXTERA ENERGY, INC. [id@ProxyVote.com] sent to your work e-mail address (unless you opted to receive a paper copy of the proxy materials). If you are a FPL bargaining unit employee in Florida, a participant in the plan who is not a current employee of NextEra Energy or its subsidiaries or if you opted out of e-mail delivery, you may give your voting instructions to the Trustee on the internet or by telephone by following the instructions on your proxy/confidential voting instruction card, or you may give your voting instructions to the Trustee by mail by completing and returning the proxy/confidential voting instruction card accompanying this proxy statement.

Your instructions will tell the Trustee how to vote the number of shares of NextEra Energy common stock in the plan reflecting your proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund. You have this right because the plan deems you to be a “named fiduciary” of the shares of common stock allocated to your account for voting purposes. Your instructions will also determine the vote of a proportionate number of shares of common stock in the NextEra Energy Leveraged ESOP Fund which are not yet allocated to participants. If you do not give the Trustee voting instructions, the number of shares reflecting your proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund will be voted by the Trustee in the same manner as it votes proportionate interests for which it receives voting instructions and your proportionate share of the unallocated NextEra Energy Leveraged ESOP Fund shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received. The Trustee will vote your shares in accordance with your duly executed instructions received by 11:59 p.m., Eastern time, on Monday, May 17, 2021.

You may also revoke previously given voting instructions by 11:59 p.m., Eastern time, on Monday, May 17, 2021, by filing written notice of revocation with the Trustee or by giving new voting instructions in any of the ways described above. The Trustee will follow the last timely voting instructions which it receives from you. Your voting instructions will be kept confidential by the Trustee.

What is “householding” and how does it affect me?

NextEra Energy has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one package containing individual copies of the Notice or proxy materials in paper form for each shareholder of record at the address. This procedure will reduce the volume of duplicate materials shareholders receive, conserve natural resources and reduce NextEra Energy’s postage costs. Shareholders who participate in householding and to whom a full set of proxy materials has been mailed will continue to receive separate proxy cards.

If you are a shareholder of record and are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple packages containing copies of the Notice or proxy materials in paper form, or if you hold shares in more than one account, and in either case you wish to receive only a single package for your household in the future, please contact Computershare in writing at Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078 or by calling 888-218-4392. You may contact Computershare at the same mailing address or telephone number if you wish to revoke your consent to future householding mailings.

If your household receives only a single package containing a copy of the Notice or the proxy materials, and you wish to receive a separate copy for each shareholder of record, please contact Broadridge toll-free at 866-540-7095, or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, and separate copies will be provided promptly.

Beneficial owners may request information about householding from their banks, brokers or other holders of record.

What vote is required to approve the matters proposed?

A nominee for director will be elected to the Board if the votes cast for such nominee’s election by shareholders present in person or represented by proxy at the meeting and entitled to vote on the matter exceed the votes cast by such shareholders against such nominee’s election. See the Director Resignation Policy described in Proposal 1 for information about NextEra Energy’s policy if a nominee for director fails to receive the required vote. All other voting items will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Discretionary voting by brokers is only permitted for the ratification of the appointment of Deloitte & Touche as NextEra Energy’s independent registered public accounting firm for 2021. Broker non-votes and abstentions will not affect the outcome or be counted as a vote cast in favor or against any of the other voting items presented.

Unless you give other instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this proxy statement.

Who pays for the solicitation of proxies?

NextEra Energy is soliciting proxies and it will bear the expense of solicitation. Proxies will be solicited principally by mail and by electronic media, although directors, officers and employees of NextEra Energy or its subsidiaries may solicit proxies personally, by telephone or by electronic means, but without compensation other than their regular compensation. NextEra Energy has retained D.F. King & Co., Inc. to assist it in the solicitation of proxies, for which D.F. King & Co., Inc. will be paid a fee of $12,500 plus reimbursement of out-of-pocket expenses. NextEra Energy will reimburse custodians, nominees and other persons for their out-of-pocket expenses in sending the Notice and/or proxy materials to beneficial owners.

Could other matters be decided at the annual meeting?

At the date of printing of this proxy statement, the Board did not know of any matters to be submitted for action at the annual meeting other than those referred to in this proxy statement and does not intend to bring before the meeting any matter other than the proposals described in this proxy statement. If, however, other matters are properly brought before the annual meeting, or any adjourned or postponed meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their discretion, including voting to adjourn or postpone the annual meeting one or more times to solicit additional proxies with respect to any proposal or for any other reason.

How can I submit a shareholder proposal for the 2022 annual meeting of shareholders?

Proposals on matters appropriate for shareholder consideration consistent with Rule 14a-8 under the Exchange Act submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2022 annual meeting of shareholders must be received by the Corporate Secretary at the Company’s principal executive offices not later than December 1, 2021. The submission of such proposals by shareholders is subject to regulation by the SEC pursuant to Rule 14a-8.

Under the Bylaws, a shareholder proposal submitted for consideration at the 2022 annual meeting of shareholders, but not for inclusion in NextEra Energy’s proxy statement and form of proxy, must be received by the Corporate Secretary no earlier than January 20, 2022 and no later than February 19, 2022. Proposals received before January 20, 2022 or after February 19, 2022 will be considered untimely and not properly presented. Notice of such proposals must contain the information specified in the Bylaws, available at www.investor.nexteraenergy.com/corporate-governance. These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in NextEra Energy’s proxy statement and form of proxy under SEC regulations.

Shareholder proposals must be sent to the attention of the Corporate Secretary by mail (U.S. certified mail in the case of proposals required to comply with the advance notice provisions of the Bylaws), by personal delivery to NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420 or by facsimile to 561-691-7702.

No Incorporation by Reference

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC rules, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement will not be deemed to be “soliciting material” or “filed” with the SEC, except to the extent that the Company specifically requests that the information be treated as soliciting material or the Company specifically incorporates such information by reference into a document filed with the SEC. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on, or accessible through, these websites is not part of this proxy statement.

Shareholder Account Maintenance

NextEra Energy’s transfer agent is Computershare. All communications concerning accounts of NextEra Energy shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues, can be handled by calling Computershare at 888-218-4392 or by calling NextEra Energy Shareholder Services at 800-222-4511. For other information about NextEra Energy, shareholders can visit NextEra Energy’s website at www.nexteraenergy.com.

Regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, the Company requests that you review the proxy materials and submit your proxy or voting instructions on the internet or by telephone at your earliest convenience by following the instructions on your Notice of Internet Availability of Proxy Materials. Alternatively, if you received your annual meeting proxy materials by mail, you may submit your proxy or voting instructions on the internet, by telephone or by marking, dating, signing and returning the accompanying proxy/confidential voting instruction card.

By order of the Board of Directors,

W. Scott Seeley

Vice President, Compliance & Corporate Secretary

March 31, 2021

Appendix A

NEXTERA ENERGY, INC.

2021 LONG TERM INCENTIVE PLAN

NextEra Energy, Inc., a Florida corporation (the “Company”), sets forth herein the terms of its 2021 Long Term Incentive Plan, as follows:

1.    PURPOSE

The Plan is intended to (a) provide eligible persons with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability to benefit its shareholders and other important stakeholders, including its employees and customers, and (b) provide a means of obtaining, rewarding and retaining key personnel. To this end, the Plan provides for the grant of awards of stock options, stock appreciation rights, restricted stock, deferred stock units, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, and other equity-based awards. Any of these awards may, but need not, be made as performance incentives to reward the holders of such awards for the achievement of performance goals in accordance with the terms of the Plan. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein.

2.    DEFINITIONS

For purposes of interpreting the Plan documents (including the Plan and Award Agreements), the following definitions shall apply:

2.1    “Affiliate” means any company or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary. For purposes of grants of Options or Stock Appreciation Rights, an entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity within the meaning of Treasury Regulation Section 1.414(c)-2(b)(2)(i), provided that (a) except as specified in clause (b) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i) and (b) where the grant of Options or Stock Appreciation Rights is based upon a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).

2.2    “Applicable Laws” means the legal requirements relating to the Plan and the Awards under (a) applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders of any jurisdiction applicable to Awards granted to residents therein and (b) the rules of any Stock Exchange on which the Stock is listed.

2.3    “Award” means a grant under the Plan of an Option, a Stock Appreciation Right, Restricted Stock, a Deferred Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, a Performance Share or other Performance-Based Award, or an Other Equity-Based Award.

2.4    “Award Agreement” means the agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.5    “Award Stock” shall have the meaning set forth in Section 17.3(a)(ii).

2.6    “Benefit Arrangement” shall have the meaning set forth in Section 15.

2.7    “Board” means the Board of Directors of the Company.

2.8    “Cause” means, with respect to any Grantee, as determined by the Committee and unless otherwise provided in an applicable agreement between such Grantee and the Company or an Affiliate, (a) repeated violations by such Grantee of such Grantee’s obligations to the Company or such Affiliate (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on such Grantee’s part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company or such Affiliate and which are not remedied within a reasonable period of time after such Grantee’s receipt of written notice from the Company specifying such violations, (b) the conviction of such Grantee of a felony involving an act of dishonesty intended to result in substantial personal enrichment of such Grantee at the expense of the Company or an Affiliate, or (c) prior to a Change in Control, such other events as shall be determined by the Committee in its sole discretion. Any determination by the Committee whether an event constituting Cause shall have occurred shall be final, binding and conclusive.

2.9    “Change in Control” means:

(1)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that the following acquisitions (collectively, the “Excluded Acquisitions”) shall not constitute a Change in Control (it being understood that shares acquired in an Excluded Acquisition may nevertheless be considered in determining whether any subsequent acquisition by such individual, entity or group (other than an Excluded Acquisition) constitutes a Change in Control): (i) any acquisition directly from the Company or any Subsidiary; (ii) any acquisition by the Company or any Subsidiary; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (iv) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities; (v) any acquisition in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, the individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided further that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and/or Outstanding Company Voting Securities beneficially owned by it on such date; or (vi) any acquisition in connection with a Business Combination (as hereinafter defined) which, pursuant to subparagraph (3) below, does not constitute a Change in Control; or

(2)    Individuals who as of February 12, 2021 constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board; or

(3)    Consummation of a reorganization, merger, consolidation or other business combination (any of the foregoing, a “Business Combination”) of the Company or any Subsidiary with any other corporation, in any case with respect to which:

(a)    the Outstanding Company Voting Securities outstanding immediately prior to such Business Combination do not, immediately following such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any ultimate parent thereof) more than fifty-five percent (55%) of the outstanding common stock and of the then outstanding voting securities entitled to vote generally in the election of directors of the resulting or surviving entity (or any ultimate parent thereof); or

(b)    less than a majority of the members of the board of directors of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination (the “New Board”) consists of individuals (“Continuing Directors”) who were members of the Incumbent Board (as defined in subparagraph (2) above) immediately prior to consummation of such Business Combination (excluding from Continuing Directors for this purpose, however, any individual whose election or appointment to the Board was at the request, directly or indirectly, of the entity which entered into the definitive agreement with the Company or any Subsidiary providing for such Business Combination); or

(4)  (a)    Consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, following such sale or other disposition, more than fifty-five percent (55%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(b)    shareholder approval of a complete liquidation or dissolution of the Company.

The term sale or other disposition of all or substantially all of the assets of the Company” shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any Subsidiary (including the stock of any Subsidiary) in which the value of the assets (including such stock) being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). The “fair market value of the Company” shall be the aggregate market value of the then Outstanding Company Common Stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities. The aggregate market value of the shares of Outstanding Company Common Stock shall be determined by multiplying the number of shares of Outstanding Company Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the average closing price of the shares of Outstanding Company Common Stock as reported on the principal Stock Exchange on which the Stock is then listed, as determined by the Board (or, if the Stock is not so listed, on a publicly traded or other established securities market on which the Stock is then traded, as designated by the Board) for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Company Common Stock or by such other method as the Board shall determine is appropriate.

2.10    “Code” means the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto.

2.11    “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1.2 and Section 3.1.3 (or, if no Committee has been so designated, the Board). The Delegated Officer shall be deemed to constitute a Committee, and references in the Plan to “Committee” shall mean the Delegated Officer to the extent consistent with the powers and authorities given to the Delegated Officer pursuant to Section 3.1.3.

2.12    “Company” means NextEra Energy, Inc., a Florida corporation.

2.13    “Deferred Stock Unit” means a bookkeeping entry representing the equivalent of one (1) share of Stock awarded to a Grantee pursuant to Section 10 that (a) is not subject to vesting or (b) is subject to time-based vesting and/or performance-based vesting.

2.14    “Delegated Officer” shall have the meaning set forth in Section 3.1.3.

2.15    “Determination Date” means the Grant Date or such other date as of which the Fair Market Value of a share of Stock is required to be established for purposes of the Plan.

2.16    “Disability” means any condition as a result of which a Grantee is determined to be totally disabled for purposes of (a) the Company’s executive long-term disability plan, for Grantees who participate in such plan, or (b) the Company’s long-term disability plan, for Grantees who do not participate in the Company’s executive long-term disability plan.

2.17    “Dividend Equivalent Right” means a right, granted to a Grantee pursuant to Section 13, to receive cash, Stock, other Awards or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of Stock.

2.18    “Effective Date” means [                    ] 2021, the date on which the Plan was approved by the Company’s shareholders.

2.19    “Employee” means, as of any date of determination, an employee (including an officer) of the Company or an Affiliate.

2.20    “Exchange Act” means the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended.

2.21    “Fair Market Value” means the fair market value of a share of Stock for purposes of the Plan, which shall be determined as of any Determination Date as follows:

(a)    If on such Determination Date the shares of Stock are listed on a Stock Exchange, or are publicly traded on another established securities market (a “Securities Market”), the Fair Market Value of a share of Stock shall be the closing price of the Stock on such Determination Date as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such Determination Date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the immediately preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.

(b)    If on such Determination Date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock on such Determination Date as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

Notwithstanding this Section 2.21 or Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 18.3, for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date).

2.22    “Grant Date” means, as determined by the Committee, (a) the date as of which the Committee completes the corporate action constituting the Award or (b) such date subsequent to the date specified in clause (a) above as may be specified by the Committee.

2.23    “Grantee” means a person who receives or holds an Award under the Plan.

2.24    “Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.25    “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.26    “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.27    “Option Price” means the exercise price for each share of Stock subject to an Option.

2.28    “Other Agreement” shall have the meaning set forth in Section 15.

2.29    “Outside Director” means a member of the Board who is not an Employee.

2.30    “Other Equity-Based Award” means an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, other than an Option, a Stock Appreciation Right, Restricted Stock, a Deferred Stock Unit, Unrestricted Stock, a Dividend Equivalent Right or a Performance Share.

2.31    “Parachute Payment” shall have the meaning set forth in Section 15.

2.32    “Performance-Based Award” means an Award of Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock Units, Performance Shares or Other Equity-Based Awards made subject to the achievement of performance goals (as provided in Section 14) over a Performance Period specified by the Committee.

2.33    “Performance Measures” means measures as described in Section 14 on which the performance goals under Performance-Based Awards are based.

2.34    “Performance Period” means the period of time during which the performance goals under Performance-Based Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance-Based Awards.

2.35    “Performance Shares” means a Performance-Based Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, made subject to the achievement of performance goals (as provided in Section 14) over a Performance Period of up to ten (10) years.

2.36    “Plan” means this NextEra Energy, Inc. 2021 Long Term Incentive Plan, as amended from time to time.

2.37    “Prior Plan” means the NextEra Energy, Inc. 2011 Amended and Restated Long Term Incentive Plan.

2.38    “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act, or any successor provision.

2.39    “Restricted Period” shall have the meaning set forth in Section 10.2.

2.40    “Restricted Stock” means shares of Stock awarded to a Grantee pursuant to Section 10.

2.41    “SAR Price” shall have the meaning set forth in Section 9.1.

2.42    “Securities Act” means the Securities Act of 1933, as amended, as now in effect or as hereafter amended.

2.43    “Service” means service of a Grantee as an Employee or, following termination of such Grantee’s service as an Employee, service of such Grantee as a member of the Board or of the board of directors or similar governing body of any Affiliate. Unless otherwise provided in the applicable Award Agreement, in another agreement with the Grantee or otherwise in writing, such Grantee’s change in position or duties with the Company or any Affiliate shall not result in interrupted or terminated Service, so long as the

Grantee continues to be an Employee or, if such Grantee ceases to be an Employee, continues to serve as a member of the Board or of the board of directors or similar governing body of any Affiliate. Any determination by the Committee whether a termination of Service shall have occurred for purposes of the Plan shall be final, binding and conclusive.

2.44    “Stock” means the common stock, par value $0.01 per share, of the Company, or any security which shares of Stock may be changed into or for which shares of Stock may be exchanged as provided in Section 17.1.

2.45    “Stock Appreciation Right” or “SAR” means a right granted to a Grantee pursuant to Section 9.

2.46    “Stock Exchange” means the New York Stock Exchange or another established national or regional stock exchange.

2.47    “Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock, membership interests or other ownership interests of any class or kind ordinarily having the power to vote for the directors, managers or other voting members of the governing body of such corporation or non-corporate entity. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America, and (b) in the case of an Award of Options or Stock Appreciation Rights, such Award would be considered to be granted in respect of “service recipient stock” under Code Section 409A.

2.48    “Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan by a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

2.49    “Ten Percent Shareholder” means a natural person who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding voting securities of the Company, the Company’s parent (if any) or any of the Company’s Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

2.50    “Unrestricted Stock” shall have the meaning set forth in Section 11.

Unless the context otherwise requires, all references in the Plan to “including” shall mean “including without limitation.”

References in the Plan to any Code Section shall be deemed to include, as applicable, regulations promulgated under such Code Section.

3.    ADMINISTRATION OF THE PLAN

3.1    Committee.

3.1.1    Powers and Authorities.

The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s restated articles of incorporation and bylaws and Applicable Laws. Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan which the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be made by (a) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or

(b) the unanimous consent of the members of the Committee executed in writing in accordance with the Company’s restated articles of incorporation and bylaws and Applicable Laws. Unless otherwise expressly determined by the Board, the Committee shall have the authority to interpret and construe all provisions of the Plan, any Award and any Award Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Committee shall be final, binding and conclusive whether or not expressly provided for in any provision of the Plan, such Award or such Award Agreement.

In the event that the Plan, any Award or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee (including the Delegated Officer) constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to such Committee (including the Delegated Officer).

3.1.2    Composition of Committee.

The Committee shall be a committee composed of not fewer than two directors of the Company designated by the Board to administer the Plan. Each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and, for so long as the Stock is listed on the New York Stock Exchange, an “independent director” within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual (or, in each case, any successor term or provision); provided, that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1.2 or otherwise provided in any charter of the Committee. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.

3.1.3    Other Committees.

The Board also may appoint one or more committees of the Board, each composed of two or more directors of the Company who need not be Outside Directors, which may administer the Plan with respect to Employees who are not “officers” as defined in Rule 16a-1(f) under the Exchange Act or directors of the Company, may grant Awards under the Plan to such Employees, and may determine all terms of such Awards, subject to the requirements of Rule 16b-3 under the Exchange Act and, for so long as the Stock is listed on the New York Stock Exchange, the rules of the New York Stock Exchange. The Board also may appoint (a) a committee, composed of two or more directors of the Company or (b) a senior executive officer of the Company (the “Delegated Officer”) (as contemplated by Florida Statutes section 607.0825(1)(e) or any successor statute thereto), which may administer the Plan with respect to Employees who are not subject to either the reporting requirements of Section 16(a) of the Exchange Act or the short-swing trading provisions of Section 16(b) of the Exchange Act, including making grants of Awards under the Plan to such Employees and determining all terms of such Awards.

3.2    Board.

The Board from time to time may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s restated articles of incorporation and bylaws and Applicable Laws.

3.3    Terms of Awards.

3.3.1    Committee Authority.

Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(a)    designate Grantees;

(b)    determine the type or types of Awards to be made to a Grantee;

(c)    determine the number of shares of Stock to be subject to an Award;

(d)    establish the terms and conditions of each Award (including the Option Price of any Option), the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a Change in Control (subject to applicable agreements), and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options;

(e)    prescribe the form of each Award Agreement evidencing an Award; and

(f)    subject to the limitation on repricing in Section 3.4, amend, modify or supplement the terms of any outstanding Award, which authority shall include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural persons who are foreign nationals or are natural persons who are employed outside the United States to reflect differences in local law, tax policy or custom, provided that, notwithstanding the foregoing, no amendment, modification or supplement of the terms of any outstanding Award shall, without the consent of the Grantee thereof, materially impair the Grantee’s rights under such Award.

The Committee shall have the right, in its discretion, to make Awards in substitution or exchange for any award granted under another compensatory plan of the Company, any Affiliate, or any business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

3.3.2    Forfeiture; Recoupment.

The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of or in conflict with any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of Employees or clients of the Company or any Affiliate, (d) confidentiality obligation with respect to the Company or any Affiliate, (e) Company policy or procedure (including the Code of Business Conduct & Ethics and the Code of Ethics for Senior Executive & Financial Officers), (f) other agreement or (g) any other obligation of such Grantee to the Company or any Affiliate, as and to the extent specified in such Award Agreement. The Committee may annul an outstanding Award if the Grantee thereof is an Employee and is terminated for Cause as defined in the Plan or the applicable Award Agreement or for “cause” as defined in any other agreement between the Company or such Affiliate and such Grantee, as applicable.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise, or (b) any law, rule or regulation which imposes mandatory recoupment under circumstances set forth in such law, rule or regulation.

3.4    No Repricing.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Stock or other securities or similar transaction), the Company may not, without obtaining shareholder approval: (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (c) cancel outstanding Options or SARs with an exercise price above the current Stock price in exchange for cash or other securities.

3.5    Deferral Arrangement.

The Committee may permit or require the deferral of any payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into Deferred Stock Units and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV), provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Any such deferrals shall be made in a manner that complies with Code Section 409A.

3.6    No Liability.

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.7    Registration; Share Certificates.

Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates.

4.    STOCK SUBJECT TO THE PLAN

4.1    Number of Shares of Stock Available for Awards.

(a)    Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 17, the maximum number of shares of Stock available for issuance under the Plan shall be equal to 65 million shares, plus the number of shares of Stock subject to awards outstanding under the Prior Plan as of the Effective Date which thereafter terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares.

(b)    The maximum number of shares of Stock available for issuance pursuant to Incentive Stock Options shall be the same as the maximum number of shares available for issuance under the Plan pursuant to Section 4.1(a).

(c)    Shares of Stock to be issued under the Plan shall be authorized but unissued shares, or, to the extent permitted by Applicable Laws, shares of treasury stock or issued shares that have been reacquired by the Company.

4.2    Adjustments in Authorized Shares of Stock.

In connection with mergers, reorganizations, separations or other transactions to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan by another business entity that is a party to such transaction and to substitute Awards under the Plan for such awards. The number of shares of Stock available for issuance under the Plan pursuant to Section 4.1(a) shall be increased by the number of shares of Stock subject to any such assumed awards and substitute Awards. Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange on which the Stock is listed.

4.3    Share Usage.

(a)    Shares of Stock subject to an Award shall be counted as used as of the Grant Date.

(b)    Any shares of Stock that are subject to Awards, including shares of Stock acquired through dividend reinvestment pursuant to Section 10.4, shall be counted against the share issuance limit set forth in Section 4.1(a) as one (1) share of Stock for every one (1) share of Stock subject to an Award. With respect to SARs, the number of shares subject to an Award of SARs shall be counted against the aggregate number of shares of Stock available for issuance under the Plan regardless of the number of shares actually issued to settle the SAR upon exercise. The target number of shares issuable under a Performance Share grant shall be counted against the share issuance limit set forth in Section 4.1(a) as of the Grant Date, but such number shall be adjusted to equal the actual number of shares issued upon settlement of the Performance Shares to the extent different from such target number of shares.

(c)    Notwithstanding anything to the contrary in Section 4.3(a) or Section 4.3(b), any shares of Stock subject to Awards under the Plan which thereafter terminate by expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, shall be available again for issuance under the Plan.

(d)    Notwithstanding anything to the contrary in this Section 4, the number of shares of Stock (i) tendered or withheld or subject to an Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option as provided in Section 12.2, (ii) deducted or delivered from payment of an Award in connection with the Company’s tax withholding obligations as provided in Section 18.3, (iii) purchased by the Company with proceeds from Option exercises or (iv) subject to an SAR but not issued in connection with the Stock settlement of such SAR will not increase the number of shares available for issuance under the Plan.

5.    EFFECTIVE DATE; TERM; AMENDMENT AND TERMINATION

5.1    Effective Date.

The Plan shall be effective as of the Effective Date. Following the Effective Date, no awards shall be made under the Prior Plan. Notwithstanding the foregoing, shares of Stock reserved under the Prior Plan to settle awards, including performance-based awards, which are made under the Prior Plan prior to the Effective Date may be issued and delivered following the Effective Date to settle such awards.

5.2    Term.

The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3.

5.3    Amendment and Termination.

The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Stock as to which Awards have not been made. The effectiveness of any amendment to the Plan shall be contingent on approval of such amendment by the Company’s shareholders to the extent provided by the Board or required by Applicable Laws (including the rules of any Stock Exchange on which the Stock is then listed), provided that no amendment shall be made to the no-repricing provisions of Section 3.4 or the Option pricing provisions of Section 8.1 without the approval of the Company’s shareholders. No amendment, suspension or termination of the Plan shall impair rights or obligations under any Award theretofore made under the Plan without the consent of the Grantee thereof.

6.    AWARD ELIGIBILITY AND LIMITATIONS

6.1    Eligible Employees.

Subject to this Section 6, Awards may be made under the Plan to any Employee, as the Committee shall determine and designate from time to time.

6.2    Stand-Alone, Additional, Tandem and Substitute Awards.

Subject to Section 3.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, any Affiliate, or any business entity that has been a party to a transaction with the Company or any Affiliate, or (c) any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, or for an award granted under another plan of the Company, any Affiliate, or any business entity that has been a party to a transaction with the Company or any Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such substitute or exchange Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or any Affiliate. Notwithstanding Section 8.1 and Section 9.1, but subject to Section 3.4, the Option Price of an Option or the grant price of an SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original Grant Date; provided that the Option Price or grant price is determined in accordance with the principles of Code Section 424 for any Incentive Stock Option and consistent with Code Section 409A for any other Option or SAR.

6.3    Minimum Vesting Requirement.

Notwithstanding any other provision of the Plan to the contrary, any Award granted under the Plan shall vest no earlier than the first anniversary of the Grant Date of such Award; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: (a) Substitute Awards; (b) shares of Stock delivered in lieu of fully vested cash obligations; and (c) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the shares of Stock authorized for issuance under the Plan pursuant to Section 4.1 (subject to adjustment pursuant to Section 17); and, provided further that the foregoing restriction shall not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, Disability or a Change in Control, pursuant to the terms of the applicable Award Agreement, or otherwise. For purposes of this Section 6.3, “accelerated exercisability or vesting” shall mean the immediate and permanent vesting of an Award without further conditions or restrictions, and shall not include the continued vesting of an unvested Award.

7.    AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, which shall be in such form or forms as the Committee shall from time to time determine. Award Agreements employed under the Plan from time to time or at the same time need not contain similar provisions, but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and, in the absence of such specification, such Options shall be deemed to constitute Non-qualified Stock Options.

8.    TERMS AND CONDITIONS OF OPTIONS

8.1    Option Price.

The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of one (1) share of Stock on the Grant Date; provided that in the event that a Grantee is a Ten Percent Shareholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of one (1) share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2    Vesting.

Subject to Sections 6.3, 8.3 and 17, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement, in another agreement with the Grantee or otherwise in writing.

8.3    Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided, that in the event that the Grantee is a Ten Percent Shareholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five (5) years from its Grant Date.

8.4    Termination of Service.

Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee thereof, if at all, shall have the right to exercise such Option following termination of such Grantee’s Service.

8.5    Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 17 which results in the termination of such Option.

8.6    Method of Exercise.

Subject to the terms of Section 12 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which such Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which such Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option. The Committee may provide for the automatic exercise pursuant to a cashless exercise as described in Section 12.3 of an Option that remains outstanding and unexercised immediately prior to its expiration.

8.7    Rights of Holders of Options.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other person holding or exercising an Option shall have none of the rights of a shareholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option, to direct the voting of the shares of Stock subject to such Option, or to receive notice of any meeting of the Company’s shareholders) until the shares of Stock subject thereto are fully paid and issued to such Grantee or other person. Except as provided in Section 17, no adjustment shall be made for dividends, distributions or other rights with respect to any shares of Stock subject to an Option for which the record date is prior to the date of issuance of such shares of Stock.

8.8    Delivery of Stock.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive such evidence of such Grantee’s ownership of the shares of Stock subject to such Option as shall be consistent with Section 3.7.

8.9    Transferability of Options.

During the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option. No Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10    Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (a) if the Grantee of such Option is an Employee of the Company or any corporate Subsidiary, (b) to the extent specifically provided in the related Award Agreement and (c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000. Except to the extent provided in the regulations under Code Section 422, this limitation shall be applied by taking Options into account in the order in which they were granted.

8.11    Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances provided in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

9.    TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1    Right to Payment and Grant Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (x) the Fair Market Value of one (1) share of Stock on the date of exercise over (y) the per share exercise price of such SAR (the “SAR Price”) as determined by the Committee. The Award Agreement for a SAR shall specify the SAR Price, which, except in the case of Substitute Awards, shall be no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR.

9.2    Other Terms.

Subject to Sections 6.3, 9.3 and 17, the Committee shall determine, on the Grant Date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR. The Committee may provide for the automatic exercise of a SAR that remains outstanding and unexercised immediately prior to its expiration.

9.3    Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such SAR or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR.

9.4    Transferability of SARS.

During the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such SAR. No SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

10.    TERMS AND CONDITIONS OF RESTRICTED STOCK AND DEFERRED STOCK UNITS

10.1    Grant of Restricted Stock or Deferred Stock Units.

Awards of Restricted Stock and Deferred Stock Units may be made for consideration or for no consideration, other than the par value of the shares of Stock, which shall be deemed paid by past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate or other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

10.2    Restrictions.

At the time a grant of Restricted Stock or Deferred Stock Units is made, subject to Sections 6.3 and 17 the Committee may, in its sole discretion, (a) establish a period of time (a “Restricted Period”) applicable to such Restricted Stock or Deferred Stock Units and (b) prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance goals, which may be applicable to all or any portion of such Restricted Stock or Deferred Stock Units as provided in Section 14. Awards of Restricted Stock and Deferred Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.

10.3    Registration; Restricted Share Certificates.

Pursuant to Section 3.7, to the extent that ownership of Restricted Stock is evidenced by a book-entry registration or direct registration (including transaction advices), such registration shall be notated to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement. Subject to Section 3.7 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, share certificates representing the total number of shares of Restricted Stock granted to the Grantee. The Committee may provide in an Award Agreement that either (a) the Secretary of the Company shall hold such certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each certificate, or (b) such certificates shall be delivered to such Grantee, provided that such certificates shall bear legends that comply with applicable securities laws and regulations and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement.

10.4    Rights of Holders of Restricted Stock.

Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividends declared or paid with respect to such shares of Restricted Stock. The Committee may provide that any dividends paid on

Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions as the vesting conditions and restrictions applicable to such Restricted Stock. Dividends paid on Restricted Stock which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such Restricted Stock are achieved, and if such performance goals are not achieved, the Grantee of such Restricted Stock shall promptly forfeit and repay to the Company such dividend payments. All stock distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the vesting conditions and restrictions applicable to such Restricted Stock.

10.5     Rights of Holders of Deferred Stock Units.

10.5.1    Voting and Dividend Rights.

Holders of Deferred Stock Units shall have no rights as shareholders of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Deferred Stock Units, to direct the voting of the shares of Stock subject to such Deferred Stock Units, or to receive notice of any meeting of the Company’s shareholders). The Committee may provide in an Award Agreement evidencing a grant of Deferred Stock Units that the holder of such Deferred Stock Units may be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding shares of Stock, a cash payment for each such Deferred Stock Unit which is equal to the per-share dividend paid on such shares of Stock. Such Award Agreement also may provide that such cash payment shall be deemed reinvested in additional Deferred Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such cash dividend is paid. Such cash payments paid in connection with Deferred Stock Units which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such Deferred Stock Units are achieved, and if such performance goals are not achieved, the Grantee of such Deferred Stock Units shall promptly forfeit and repay to the Company such cash payments. Notwithstanding the foregoing, if a grantor trust is established in connection with the Awards of Deferred Stock Units and shares of Stock are held in the grantor trust for purposes of satisfying the Company’s obligation to deliver shares of Stock in connection with such Deferred Stock Units, the Award Agreement for such Deferred Stock Units may provide that such cash payment shall be deemed reinvested in additional Deferred Stock Units at a price per unit equal to the actual price paid for each share of Stock by the trustee of the grantor trust upon such trustee’s reinvestment of the cash dividend received.

10.5.2    Creditor’s Rights.

A holder of Deferred Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Deferred Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6    Termination of Service.

Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee or otherwise in writing after such Award Agreement is entered into, but prior to termination of Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Stock or Deferred Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of such Restricted Stock or Deferred Stock Units, the Grantee thereof shall have no further rights with respect thereto, including any right to vote such Restricted Stock or any right to receive dividends with respect to such Restricted Stock or Deferred Stock Units.

10.7     Delivery of Shares of Stock.

Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to Restricted Stock or Deferred Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration (including transaction advices) or a share certificate evidencing ownership of such shares of Stock shall, consistent with Section 3.7, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Deferred Stock Unit once the shares of Stock represented by such Deferred Stock Unit have been delivered in accordance with this Section 10.7.

11.    TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY-BASED AWARDS

11.1    Unrestricted Stock Awards.

The Committee may, in its sole discretion, grant an Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan, subject to the limitations set forth in Section 6.3. Unrestricted Stock Awards may be granted or sold to any Grantee as provided in the immediately preceding sentence in respect of past or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate or other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

11.2    Other Equity-Based Awards.

The Committee may, in its sole discretion, grant Awards in the form of Other Equity-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this Section 11.2 may be granted with vesting, value and/or payment contingent upon the achievement of one or more performance goals. The Committee shall determine the terms and conditions of Other Equity-Based Awards at the Grant Date or thereafter. Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, upon the termination of a Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of any Other Equity-Based Award, the Grantee thereof shall have no further rights with respect to such Other Equity-Based Award.

12.    FORM OF PAYMENT FOR OPTIONS

12.1    General Rule.

Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option shall be made in cash or in cash equivalents acceptable to the Company.

12.2    Surrender of Shares of Stock.

To the extent that the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which such Option Price has been paid thereby, at their Fair Market Value on the date of exercise.

12.3    Cashless Exercise.

To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price and any withholding taxes described in Section 18.3, or, with the consent of the Company, by issuing the number of shares of Stock equal in value to the difference between such Option Price and the Fair Market Value of the shares of Stock subject to the portion of such Option being exercised.

13.    TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1    Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient thereof to receive credits based on cash distributions that would have been paid on the shares of Stock specified in such Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) if such shares of Stock had been issued to and held by the recipient of such Dividend Equivalent Right as of the record date. A Dividend Equivalent Right may be granted hereunder to any Grantee; provided that no Dividend Equivalent Right may be granted in connection with, or related to, an Award of Options or SARs. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement therefor. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional Dividend Equivalent Rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment shall be at the Fair Market Value thereof on the date of such reinvestment. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award also may contain terms and conditions which are different from the terms and conditions of such other Award, provided that Dividend Equivalent Rights credited pursuant to a Dividend Equivalent Right granted as a component of another Award which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such underlying Award are achieved, and if such performance goals are not achieved, the Grantee of such Dividend Equivalent Rights shall promptly forfeit and repay to the Company payments made in connection with such Dividend Equivalent Rights.

13.2    Termination of Service.

Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.    TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS

14.1    Grant of Performance-Based Awards.

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance-Based Awards to a Plan participant in such amounts and upon such terms as the Committee shall determine.

14.2    Value of Performance-Based Awards.

Each grant of a Performance-Based Award shall have an initial value or target number of shares of Stock that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the value and/or number of shares subject to a Performance-Based Award that will be paid out to the Grantee thereof.

14.3    Earning of Performance-Based Awards.

Subject to the terms of the Plan, after the applicable Performance Period has ended, the Grantee of Performance-Based Awards shall be entitled to receive a payout on the value or number of the Performance-Based Awards earned by such Grantee over such Performance Period.

14.4    Form and Timing of Payment of Performance-Based Awards.

Payment of earned Performance-Based Awards shall be as determined by the Committee and as evidenced in the applicable Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance-Based Awards in shares of Stock and shall pay the Awards that have been earned at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals have been achieved; provided that, unless specifically provided in the Award Agreement for such Awards, such payment shall occur no later than the 15th day of the third month following the end of the calendar year in which such Performance Period ends. Any shares of Stock paid out under such Awards may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement for the Awards.

14.5    Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Performance-Based Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

14.6    Performance Measures.

The performance goals upon which the payment or vesting of a Performance-Based Award may be conditioned may include without limitation the following Performance Measures, with or without adjustment:

(a)    adjusted earnings;

(b)    return on equity (which includes adjusted return on equity);

(c)    earnings per share growth (which includes adjusted earnings per share growth);

(d)    basic earnings per common share;

(e)    diluted earnings per common share;

(f)    adjusted earnings per common share;

(g)    net income;

(h)    adjusted earnings before interest and taxes;

(i)    earnings before interest, taxes, depreciation and amortization;

(j)    operating cash flow;

(k)    operations and maintenance expense;

(l)    total shareholder return;

(m)    operating income;

(n)    strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, new growth opportunities, market penetration, and goals relating to the acquisitions or divestitures, or goals relating to capital-raising and capital management;

(o)    customer satisfaction, as measured by, among other things, one or more of service cost, service levels, responsiveness, business value, and residential value;

(p)    environmental measures, including, among other things, one or more of improvement in, or attainment of, emissions levels, project completion milestones, and prevention of significant environmental violations;

(q)    common share price;

(r)    production measures, consisting of, among other things, one or more of capacity utilization, generating equivalent availability, production cost, fossil generation activity, generating capacity factor, Institute of Nuclear Power Operations (INPO) Index performance, and World Association of Nuclear Power Operators (WANO) Index performance;

(s)    bad debt expense;

(t)    service reliability;

(u)    service quality;

(v)    improvement in, or attainment of, expense levels, including, among other things, one or more of operations and maintenance expense, capital expenditures and total expenditures;

(w)    budget achievement;

(x)    health and safety, as measured by, among other things, one or more of recordable case rate and severity rate;

(y)    reliability, as measured by, among other things, one or more of outage frequency, outage duration, frequency of momentary interruptions, average frequency of customer interruptions, and average number of momentary interruptions per customer;

(z)    ethics and compliance with applicable laws, regulations and professional standards;

(aa)    risk management;

(bb)    workforce quality, as measured by, among other things, one or more of diversity measures, talent and leadership development, workforce hiring, and employee satisfaction;

(cc)    cost recovery; and

(dd)    any combination of the foregoing.

Performance under any of the foregoing or other Performance Measures (a) may be used to measure the performance of (i) the Company and its Subsidiaries and other Affiliates as a whole, (ii) the Company, any Subsidiary, and/or any other Affiliate or any combination thereof, or (iii) any one or more business units of the Company, any Subsidiary, and/or any other Affiliate, as the Committee, in its sole discretion, deems appropriate and (b) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate. In addition, the Committee, in its sole discretion, may select performance under Performance Measure clause (q) above (common share price) for comparison to performance under one or more stock market indices designated or approved by the Committee. The Committee also shall have the authority to provide for accelerated vesting of any Performance-Based Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14.

14.6.1 Evaluation of Performance.

The Committee may provide in any Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period or such other events which the Committee may determine are appropriate from time to time: (a) a Change in Control; (b) a declaration and distribution of stock dividends or stock splits; (c) mergers, consolidations or reorganizations; (d) acquisitions or dispositions of material business units; (e) extraordinary, non-core, non-operating or non-recurring items; and (f) infrequently occurring or extraordinary gains or losses.

15.    PARACHUTE LIMITATIONS

If any Grantee is a “disqualified individual,” as defined in Code Section 280G(c), then, notwithstanding any other provision of the Plan or of any other agreement, contract or understanding heretofore or hereafter entered into by such Grantee with the Company or an Affiliate, except an agreement, contract or understanding that expressly addresses Code Section 280G or Code Section 4999 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), any right of the Grantee to any exercise, vesting, payment or benefit under the Plan shall be reduced or eliminated:

(a)    to the extent that such right to exercise, vesting, payment or benefit, taking into account all other rights, payments or benefits to or for the Grantee under the Plan, all Other Agreements and all Benefit Arrangements, would cause any exercise, vesting, payment or benefit to the Grantee under the Plan to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”); and

(b)    if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under the Plan, all Other Agreements and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.

Except as otherwise provided in an agreement with a Grantee, the Company shall accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance-Based Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock or Deferred Stock Units, then by reducing or eliminating any other remaining Parachute Payments.

16.    REQUIREMENTS OF LAW

16.1    General.

The Company shall not be required to offer, sell or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option or SAR or otherwise, if the offer, sale or issuance of such shares of Stock would constitute a violation by the Grantee, the Company or an Affiliate, or any other person, of any provision of Applicable Laws, including any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares of Stock subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, issuance, sale or purchase of shares of Stock in connection with any Award, no shares of Stock may be offered, issued or sold to the Grantee or any other person under such Award, whether pursuant to the exercise of an Option or SAR or otherwise, unless such listing, registration or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award. Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell or issue such shares of Stock unless the Committee shall have received evidence satisfactory to it that the Grantee or any other person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2    Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of such Rule 16b-3, such provision or action shall be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that such Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.

17.    EFFECT OF CHANGES IN CAPITALIZATION

17.1    Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares of stock for which grants of Options and other Awards may be made under the Plan, including the share limit set forth in Section 4.1, shall be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of shares of stock for which Awards are outstanding and any applicable performance goals shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee constituted pursuant to Section 3.1.2 shall, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of shares of stock subject to outstanding Awards, (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding Stock Appreciation Rights as required to reflect such distribution, and/or (c) any applicable performance goals.

17.2    Transaction in Which the Company Is the Surviving Entity Which Does not Constitute a Change in Control.

Subject to Section 17.3, if the Company shall be the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the per share Option Price or SAR Price so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Stock remaining subject to the Option or SAR as in effect immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement or in another agreement with the Grantee, or otherwise set forth in writing, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of such reorganization, merger or consolidation. In the event of any reorganization, merger or consolidation of the Company referred to in this Section 17.2, Performance-Based Awards shall be adjusted (including any adjustment to the Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of shares of Stock subject to the Performance-Based Awards would have been entitled to receive immediately following such reorganization, merger or consolidation.

17.3    Change in Control in which Awards are not Assumed or Continued.

Except as otherwise provided in the applicable Award Agreement or in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Options, SARs, Restricted Stock, Deferred Stock Units, Dividend Equivalent Rights or Other Equity-Based Awards are not being assumed or continued, the following provisions shall apply to such Awards, to the extent not assumed or continued:

(a)    in each case with the exception of Performance-Based Awards,

(i)    all outstanding Restricted Stock shall be deemed to have vested, all Deferred Stock Units that are not Performance-Based Awards shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, and all Dividend Equivalent Rights shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, immediately prior to the occurrence of such Change in Control, and fifteen (15) days prior to the scheduled consummation of such Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days; or

(ii)    the Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, Deferred Stock Units, Dividend Equivalent Rights and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock, Deferred Stock Units and Dividend Equivalent Rights (for shares of Stock subject thereto) equal to the formula or fixed price per share payable to holders of shares of Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to such Options or SARs (the “Award Stock”) multiplied by the amount, if any, by which (x) the formula or fixed price per share payable to holders of shares of Stock pursuant to such transaction exceeds (y) the Option Price or SAR Price applicable to such Award Stock.

(b)    For Performance-Based Awards denominated in Stock such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares at the greater of target performance or actual performance to date (or into Unrestricted Stock if no further restrictions apply). If actual performance is not determinable, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares assuming target performance has been achieved, based on the discretion of the Committee (or into Unrestricted Stock if no further restrictions apply).

(c)    Other Equity-Based Awards shall be governed by the terms of the applicable Award Agreement.

With respect to the Company’s establishment of an exercise window, (A) any exercise of an Option or SAR during the fifteen (15)-day period referred to above shall be conditioned upon the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof, and (B) upon consummation of any Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Committee shall give notice of an event that shall result in such a termination to all holders of Options and SARs not later than the time at which the Company gives notice thereof to its shareholders.

17.4    Change in Control in which Awards are Assumed or Continued.

Except as otherwise provided in the applicable Award Agreement or in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Options, SARs, Restricted Stock, Deferred Stock Units, Dividend Equivalent Rights or Other Equity-Based Awards are being assumed or continued, the following provisions shall apply to such Award, to the extent assumed or continued:

The Plan and the Options, SARs, Restricted Stock, Deferred Stock Units, Dividend Equivalent Rights and Other Equity-Based Awards granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Options, SARs, Restricted Stock, Deferred Stock Units, Dividend Equivalent Rights and Other Equity-Based Awards, or for the substitution for such Options, SARs, Restricted Stock, Deferred Stock Units, Dividend Equivalent Rights and Other Equity-Based Awards of new common stock options, stock appreciation rights, restricted stock, common stock units, dividend equivalent rights and other equity-based awards relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation rights exercise prices.

17.5    Adjustments.

Adjustments under this Section 17 related to shares of Stock or other securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee may provide in the applicable Award Agreement at the time of grant, in another agreement with the Grantee, or otherwise in writing at any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those provided in Sections 17.1, 17.2, 17.3 and 17.4. This Section 17 shall not limit the Committee’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of a change in control event that is not a Change in Control.

17.6    No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate), or to engage in any other transaction or activity.

18.    GENERAL PROVISIONS

18.1    Disclaimer of Rights.

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or Service of the Company or an Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any natural person or entity at any time, or to terminate any employment or other relationship between any natural person or entity and the Company or an Affiliate. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee thereof, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein. The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2    Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable.

18.3    Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to any other Award. At the time of such vesting, lapse or exercise, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided that if there is a same-day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day on which such same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or such Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (b) by delivering to the Company or such Affiliate shares of Stock already owned by the Grantee. The shares of Stock so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy such Grantee’s withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting or lapse of restrictions applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares of Stock. Notwithstanding the immediately prior sentence, the Committee, subject to its having considered the applicable accounting impact of any such determination, may allow Grantees to satisfy, in whole or in part, any additional income, employment and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold upon the exercise, vesting or lapse of restrictions applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, shares of Stock having an aggregate Fair Market Value that is greater than the applicable minimum statutory amount (but such withholding may in no event be in excess of the maximum statutory withholding amounts in relevant tax jurisdictions). Notwithstanding Section 2.22 or this Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to this Section 18.3, for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date), so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.

18.4    Captions.

The use of captions in the Plan or any Award Agreement is for convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5    Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

18.6    Number and Gender.

With respect to words used in the Plan, the singular form shall include the plural form and the masculine gender shall include the feminine gender, as the context requires.

18.7    Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8    Governing Law.

The validity and construction of the Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

19.    Section 409A of the Code.

The Company intends to comply with Code Section 409A, or an exemption to Code Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Code Section 409A. To the extent that the Company determines that a Grantee would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.

* * *

Appendix B

Reconciliations of Non-GAAP to GAAP Financial Measures

The tables below present reconciliations of each non-GAAP financial measure to the most comparable GAAP financial measure for the years ended December 31, 2020 and December 31, 2019. See page 35 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for the reasons the Company uses adjusted earnings.

Reconciliation of Net Income Attributable to NextEra Energy, Inc. to Adjusted Earnings

	2019	2020

	(millions)

Net Income Attributable to NextEra Energy, Inc.	$3,769	$2,919

Adjustments:

Net losses associated with non-qualifying hedges	546	877

Change in unrealized gains on equity securities held in NEER’s nuclear decommissioning funds and OTTI-net	(249)	(180)

Differential membership interests-related	120	117

NEP investment gains-net	(124)	123

Gain on disposal of a business	—	(273)

Operating income of Spain solar projects	(8)	—

Acquisition-related	54	—

Impairment charge related to investment in Mountain Valley Pipeline	—	1,524

Less related income tax benefit	(46)	(555)

Adjusted Earnings	$4,062	$4,552

Reconciliation of Earnings Per Share Attributable to NextEra Energy, Inc. to Adjusted Earnings Per Share

	2019(1)	2020

	(millions)

Earnings Per Share Attributable to NextEra Energy, Inc. (assuming dilution)	$1.94	$1.48

Adjustments:

Net losses associated with non-qualifying hedges	0.28	0.45

Change in unrealized gains on equity securities held in NEER’s nuclear decommissioning funds and OTTI-net	(0.13)	(0.09)

Differential membership interests-related	0.06	0.06

NEP investment gains-net	(0.06)	0.06

Gain on disposal of a business	—	(0.14)

Operating income of Spain solar projects	—	—

Acquisition-related	0.03	—

Impairment charge related to investment in Mountain Valley Pipeline	—	0.77

Less related income tax benefit	(0.03)	(0.28)

Adjusted Earnings Per Share (assuming dilution)	$2.09	$2.31

[1]	Per Share amounts have been adjusted to reflect the four-for-one stock split effective October 26, 2020.

B-1

NextEra Energy 2021 Annual Meeting

•	From North:

Merge onto Interstate 45. Merge onto I-45 S via the ramp on the left. Take the TX-99/Grand Parkway exit, EXIT 71A. Keep left at the fork in the ramp. Merge onto Grand Pkwy/TX-99. Take the Boudreaux Rd exit toward Rocky Rd. Turn left onto Boudreaux Rd. Turn left onto State Highway 249/TX-249. Merge onto TX-249 S. Merge onto State Highway 249/TX-249 toward Cypresswood Park Dr/Chasewood Park Dr. Gexa Energy, 20455 TX-249 is on the right.

•	From South:

Follow I-45 N towards Dallas. Merge onto N Sam Houston Tollway/TX-8 Beltway W via EXIT 60C. Merge onto TX-249 N toward Tomball. Merge onto State Highway 249/TX-249 toward Jones Rd/Louetta Rd. Make a U-turn onto State Highway 249/TX-249. Gexa Energy, 20455 TX-249 is on the right.

•	From East:

Merge onto I-10 W. Take the TX-8 N/Sam Houston Pkwy exit, EXIT 781A. Merge onto TX-8 Beltway N. Merge onto TX-249 N toward Tomball. Merge onto State Highway 249/TX-249 toward Jones Rd/Louetta Rd. Make a U-turn onto State Highway 249/TX-249. Gexa Energy, 20455 TX-249 is on the right.

•	From West:

Merge onto I-10 E toward Houston. Take the TX-99 N exit, EXIT 743B, toward Grand Pkwy. Merge onto Grand Pkwy/TX-99. Take the Boudreaux Rd exit toward TX-249/Rocky Rd. Stay straight to go onto Grand Pkwy. Turn right onto State Highway 249/TX-249. Merge onto TX-249 S. Merge onto State Highway 249/TX-249 toward Cypresswood Park Dr/Chasewood Park Dr. Gexa Energy, 20455 TX-249 is on the right.

          700 UNIVERSE BOULEVARD

          JUNO BEACH, FL 33408

VOTE BY INTERNET - www.proxyvote.com/NEE or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern time on May 19, 2021 for shares held directly and by 11:59 p.m. Eastern time on May 17, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern time on May 19, 2021 for shares held directly and by 11:59 p.m. Eastern time on May 17, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy/confidential voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D42195-P52029-Z79375	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/CONFIDENTIAL VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEXTERA ENERGY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED:

1. Election as Directors of the nominees specified in the proxy statement
	For	Against	Abstain
Nominees:

1a. Sherry S. Barrat	☐	☐	☐

1b. James L. Camaren	☐	☐	☐

1c. Kenneth B. Dunn	☐	☐	☐

1d. Naren K. Gursahaney	☐	☐	☐

1e. Kirk S. Hachigian	☐	☐	☐

1f. Amy B. Lane	☐	☐	☐

1g. David L. Porges	☐	☐	☐

1h. James L. Robo	☐	☐	☐

1i. Rudy E. Schupp	☐	☐	☐

1j. John L. Skolds	☐	☐	☐

1k. Lynn M. Utter	☐	☐	☐

1l. Darryl L. Wilson	☐	☐	☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 2, 3 AND 4:	For	Against	Abstain

2. Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2021	☐	☐	☐

3. Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in the proxy statement	☐	☐	☐

5. Approval of the NextEra Energy, Inc. 2021 Long Term Incentive Plan	☐	☐	☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 5:	For	Against	Abstain

4. A proposal entitled “Right to Act by Written Consent” to request action by written consent of shareholders	☐	☐	☐

The proxies are also authorized to vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.

The shares represented by this proxy/confidential voting instruction card when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy/confidential voting instruction card will be voted FOR all nominees listed in proposal 1, FOR proposals 2, 3 and 4 and AGAINST proposal 5. If any other matters properly come before the meeting or any adjournment(s) or postponement(s) thereof, the persons named in this proxy/the trustee will vote in their/its discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting Admission Ticket

Admission: This ticket, along with a form of picture

identification, admits the named shareholder(s).

Security: For the safety of attendees, all boxes,

handbags and briefcases are subject to inspection.

NextEra Energy, Inc.’s 2021 Annual Meeting of Shareholders will be held at 8:00 a.m. Central time on May 20, 2021, at 20455 State Highway 249,

Suite 200, Houston, TX.

If you plan to attend the Annual Meeting of Shareholders, please bring this Admission Ticket. If you require special assistance, call

NextEra Energy Shareholder Services at 800-222-4511.

Note:

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the 2021 annual meeting may be held virtually over the internet. If we decide to hold a virtual annual meeting, we will announce the decision to do so in advance and details on how to participate will be issued by press release, posted on our website and filed with the SEC as additional proxy material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2021:

The proxy statement and annual report to security holders are available at www.proxyvote.com/NEE

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D42196-P52029-Z79375

NEXTERA ENERGY, INC. PROXY AND CONFIDENTIAL VOTING INSTRUCTION Annual Meeting of Shareholders-May 20, 2021

This proxy is solicited on behalf of the Board of Directors. The shareholder(s) signing on the reverse side hereby appoint(s) W. Scott Seeley and Charles E. Sieving, and each of them, proxies, with full power of substitution, and hereby authorize(s) them to represent and to vote all shares of Common Stock, par value $.01 per share, of NextEra Energy, Inc. (“Common Stock”) that such shareholder(s) would be entitled to vote at the Annual Meeting of Shareholders of NextEra Energy, Inc. to be held May 20, 2021, and any adjournment(s) or postponement(s) thereof, upon the matters referred to on this proxy and, in their discretion, upon any other business that may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.

This confidential voting instruction card is solicited on behalf of the Trustee (as hereinafter defined) of the Plan (as hereinafter defined). The participant or beneficiary in the NextEra Energy, Inc. Employee Retirement Savings Plan (“Plan”) signing on the reverse side, acting as a named fiduciary, hereby provides the voting instructions specified to the trustee of the Plan (the “Trustee”), which instructions shall be kept confidential and shall be taken into account by the Trustee in voting, in person, by limited or general power of attorney, or by proxy, the shares and fractional shares of Common Stock that are held by the Trustee, in its capacity as Trustee of the Plan, as of March 23, 2021, at the Annual Meeting of Shareholders of NextEra Energy, Inc. to be held on May 20, 2021, and at any adjournment(s) or postponement(s) thereof. As a named fiduciary, the participant has the right to direct the Trustee how to vote the shares allocated to the participant in the NextEra Energy Stock Fund and NextEra Energy Leveraged ESOP Fund. The Trustee must follow the participant’s directions, except in limited circumstances. As a named fiduciary, the participant, and not the Trustee, will be responsible for the consequences of the voting directions given. As to the proposals listed on the reverse side, which are more particularly described in the Proxy Statement, the voting instructions on this confidential voting instruction card will instruct the Trustee how to vote the number of shares of Common Stock reflecting the participant’s proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund. The instructions will also determine the vote on a proportionate number of shares of Common Stock in the NextEra Energy Leveraged ESOP Fund which are not yet allocated to participants. If the participant does not give the Trustee voting instructions, the number of shares reflecting the participant’s proportionate interest in the NextEra Energy Stock Fund and NextEra Energy Leveraged ESOP Fund will be voted by the Trustee in the same manner as it votes proportionate interests for which it receives voting instructions and a proportionate share of the unallocated NextEra Energy Leveraged ESOP Fund shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received.